Exhibit 10.1

Execution Version

Dated 12 June 2024

BRISTOW LEASING LIMITED

as Borrower

and

BRISTOW GROUP INC., BRISTOW HELICOPTERS LIMITED AND

BRISTOW AVIATION HOLDINGS LIMITED

as Guarantors

and

NATIONAL WESTMINSTER BANK PLC

as Agent

and

NATIONAL WESTMINSTER BANK PLC

as Mandated Lead Arranger and Structuring Bank

and

NATIONAL WESTMINSTER BANK PLC

as Original Lender

and

NATIONAL WESTMINSTER BANK PLC

as Security Agent

FACILITIES AGREEMENT NO. Bristow Group Inc / UK / EDG / Bristow

Helicopters Limited / 0020018170

EUR 80,000,000.00 UKEF Facility and EUR 20,000,000.00 Commercial

Facility facilities agreement for Bristow Leasing Limited

(i)

CONTENTS

CLAUSE	PAGE

SECTION 1 INTERPRETATION

1.	Definitions and interpretation	3
SECTION 2 THE FACILITIES

2.	The Facilities	58
3.	Purpose	60
4.	Conditions of utilisation	60

SECTION 3 UTILISATION

5.	Utilisation	66

SECTION 4 REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment	69
7.	Prepayment and cancellation	69

SECTION 5 COSTS OF UTILISATION

8.	Interest	82
9.	Changes to the calculation of interest	84
10.	Fees	86

SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS

11.	Tax gross up and indemnities	88
12.	Increased costs	98
13.	Other indemnities	100
14.	Mitigation by the Lenders	104
15.	Costs and expenses	104

SECTION 7 GUARANTEE

16.	Guarantee and indemnity	107

SECTION 8 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	Representations	112
18.	Information undertakings	123
19.	Financial covenants	132
20.	Step-in Rights and Restricted Remedies	134
21.	General undertakings	135
22.	Engines and Parts	178
23.	Insurance	183
24.	Events of Default	189

SECTION 9 CHANGES TO PARTIES

25.	Changes to the Lenders	201
26.	Changes to the Obligors	207

SECTION 10 THE FINANCE PARTIES

27.	Role of the Agent, the Security Agent and the Mandated Lead Arranger	208
28.	Application of Proceeds	227
29.	Conduct of business by the Finance Parties	229
30.	Sharing among the Finance Parties	230

SECTION 11 ADMINISTRATION

31.	Payment mechanics	232
32.	Set-off	238
33.	Notices	238
34.	Calculations and certificates	241
35.	Partial invalidity	241
36.	Remedies and waivers	241
37.	Amendments and waivers	242
38.	Confidential Information	244
39.	Confidentiality of funding rates	251
40.	Counterparts	253
41.	Contractual Recognition of Bail-In	253

SECTION 12 GOVERNING LAW AND ENFORCEMENT

42.	Governing law	256
43.	Jurisdiction	256
44.	Service of process	256

THE SCHEDULES
SCHEDULE	PAGE

SCHEDULE 1 Aircraft Description	258
SCHEDULE 2 Conditions precedent	260
Part I	260
Part II	264
Part III	269
SCHEDULE 3 Utilisation Request
SCHEDULE 4 Repayment Schedule	272
SCHEDULE 5 Form of Transfer Certificate
SCHEDULE 6 Form of Assignment Agreement
SCHEDULE 7 Form of Compliance Certificate
SCHEDULE 8 Form of Ringfencing Compliance Report
SCHEDULE 9 Existing Financial Indebtedness
SCHEDULE 10 Timetables	273
SCHEDULE 11 Insurance Requirements

EXECUTION
EXECUTION	PAGE

Signatories	274

THIS AGREEMENT is dated 12 June 2024 and made between:

(1)

BRISTOW LEASING LIMITED, a company incorporated in England and Wales with registered number 15353355 whose registered office is at Redhill Aerodrome, Kings Mill Lane, Redhill, Surrey, England, RH1 5JZ as borrower (the “Borrower”);

(2)	BRISTOW GROUP INC., a corporation incorporated in Delaware whose registered address is 1209 Orange St, Wilmington, DE 19801, USA as guarantor (the “Parent Guarantor”);

(3)

BRISTOW HELICOPTERS LIMITED, a company incorporated in England and Wales with registered number 00551102 whose registered office is at Redhill Aerodrome, Kings Mill Lane, Redhill, Surrey, RH1 5JZ, England (“BHL”);

(4)

BRISTOW AVIATION HOLDINGS LIMITED, a company incorporated in England and Wales with registered number 03234500 whose registered office is at Redhill Aerodrome, Kings Mill Lane, Redhill, RH1 5JZ as guarantor (“BAHL”) (the Parent Guarantor, BHL and BAHL together the “Guarantors”, and each a “Guarantor”);

(5)

NATIONAL WESTMINSTER BANK PLC, a company incorporated in England and Wales with registered number 00929027 whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA as agent of the other Finance Parties (the “Agent”);

(6)

NATIONAL WESTMINSTER BANK PLC, a company incorporated in England and Wales with registered number 00929027 whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA as security agent of the Secured Parties (the “Security Agent”);

(7)

NATIONAL WESTMINSTER BANK PLC, a company incorporated in England and Wales with registered number 00929027 whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA as mandated lead arranger and structuring bank (the “Mandated Lead Arranger”);

(8)	NATIONAL WESTMINSTER BANK PLC as original UKEF Facility Lender (the “Original UKEF Facility Lender”); and

(9)	NATIONAL WESTMINSTER BANK PLC as original Commercial Facility Lender (the “Original Commercial Facility Lender”, and together with the Original UKEF Facility Lender, the “Original Lender”).

Whereas:

(A)

the UKEF Facility Lenders have agreed to advance to the Borrower the sum of EUR 80,000,000.00 and the Commercial Facility Lenders have agreed to advance to the Borrower the sum of EUR 20,000,000.00, in each case, for its general corporate purposes, on the terms and conditions of this Agreement; and

(B)

His Britannic Majesty’s Secretary of State acting through the Export Credits Guarantee Department (operating as UK Export Finance) (“UK Export Finance”) has agreed to give a guarantee to the UKEF Facility Lenders relating to certain obligations of the Borrower in respect of the UKEF Facility.

OPERATIVE PROVISIONS

It is agreed as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa2 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency;

“Acceptance Certificate” means, with respect to an Aircraft, the acceptance certificate delivered or to be delivered by the Borrower to the Manufacturer upon delivery of the Aircraft under the terms of the Aircraft Purchase Agreement;

“Account Charge” means the account charge in respect of the Insurances Account, the Collateral Account and the Borrower Segregated Account between the Borrower and the Security Agent;

“Accounts” means the Collection Accounts, the Collateral Account, the BHL Segregated Account and the Borrower Segregated Account;

“Accounting Principles” means generally accepted accounting principles in the US, UK and Ireland including, in respect of:

(a)	the Borrower, FRS102;

(b)	BAHL, FRS102;

(c)	the Parent Guarantor, USGAAP;

(d)	BIL, FRS102; and

(e)	BHL, FRS102;

“Account Bank” means National Westminster Bank plc;

“Additional Aircraft Collateral” has the meaning given to the term in Clause 19.1 (LTV Test);

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company; notwithstanding the foregoing, in relation to any member of the NatWest Group, the term Affiliate shall not include (i) the UK government or any member or instrumentality thereof, including His Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including His Majesty’s Treasury and UK Financial Investments Limited) and which are not part of NatWest Group plc and its subsidiaries or subsidiary undertakings, and for the purposes of this definition, NatWest Group means NatWest Group plc and its subsidiaries and subsidiary undertakings;

“AIHA Window” has the meaning given to it in Clause 21.26 (Aircraft Interest Holder Agreement);

“Aircraft” means, collectively, the aircraft specified in Schedule 1 (Aircraft Description) and, in each case, comprising of the airframe, each Engine, the rotor blades, APU, rotor components and the Records associated therewith, provided that any such aircraft shall only constitute an “Aircraft” for the purposes of the definition of LTV Ratio if, at the relevant date, it has been delivered to the Borrower pursuant to the Aircraft Purchase Agreement and is subject to a Mortgage;

“Aircraft Interest Holder Agreement” means, in respect of an Aircraft, an agreed form assignment of the rights and benefits under the manufacturer PBH Agreement in respect of such Aircraft’s airframe or Engines in favour of the Security Agent, in form and substance satisfactory to the Agent;

“Aircraft Purchase Agreement” means each of:

(a)	the purchase contract between BHL and the Manufacturer dated 19 June 2013 (ref. Protocol AW-13-063) for the purchase of the Aircraft with manufacturer’s serial numbers 89023 and 89024;

(b)	the individual purchase contract dated 31 October 2023 between BHL and the Manufacturer in respect of the Aircraft with manufacturer’s serial number 89025;

(c)	the individual purchase contract dated 31 October 2023 between BHL and the Manufacturer in respect of the Aircraft with manufacturer’s serial number 89026; and

(d)	the individual purchase contract dated 31 October 2023 between BHL and the Manufacturer in respect of the Aircraft with manufacturer’s serial number 89027,

in each case, as amended, supplemented, modified, novated, assigned and/or assumed, from time to time, including pursuant to the Aircraft Purchase Agreement Assignment;

“Aircraft Purchase Agreement Assignment” means, in respect of an Aircraft Purchase Agreement, the assignment and assumption agreement entered into, or to be entered into between BHL as assignor, the Manufacturer as seller and the Borrower as assignee;

“Aircraft Related Activity” means the purchase, manufacture, ownership, possession, parting with possession, import, export, registration, non-registration, performance, transportation, management, disposal, control, design, condition, testing, inspection, delivery, non-delivery, leasing, sub-leasing, maintenance, repair, refurbishment, insurance, reinsurance, lack of insurance, service, modification, overhaul, replacement, storage, loss, damage, removal, redelivery, use or operation of an Aircraft, any Engine or any part thereof by any person (whether in the air or on the ground);

“Airframe Warranties” means, in respect of an Aircraft, the remaining warranties as set out in the Enclosure 5 Warranty of the relevant Aircraft Purchase Agreement inclusive of all of the Borrower and BIL’s respective rights, in so far as the same relate to the Aircraft.

“Airframe Warranties Agreement” means the airframe warranties assignment notice in respect of each Aircraft, entered into or to be entered into between the Borrower, BIL, the Security Agent and acknowledged by the Manufacturer in the form prescribed by the Manufacturer, and in form and substance satisfactory to the Agent;

“Anti-Corruption Laws” means the Bribery Act 2010 and any applicable similar laws or regulations in any jurisdiction relating to bribery, corruption or any similar practices;

“Anti-Money Laundering Laws” means any laws, rules and regulations applicable from time to time to any of the Finance Parties and Transaction Obligors or any of their Subsidiaries relating to money laundering or terrorist financing;

“Applicable Law” means:

(a)

any law, statute, decree, constitution, regulation, rule, by-law, order, authorisation, judgment, injunction or other directive of any Government Entity or otherwise which is applicable in the United Kingdom, Ireland and the US;

(b)	any treaty, pact or other binding agreement to which any Government Entity is a signatory or party; or

(c)	any judicial or administrative interpretation with binding characteristics or application of those described in paragraph (a) or (b) above,

and in each case, which is applicable to a Transaction Obligor, a Transaction Obligor’s assets or the Finance Documents;

“Applicable Standards” means:

(a)	Requirements of Law; and

(b)	with respect to the airframe, the Engines or any Part, all compliance requirements set forth in or under:

(i)

all manuals and instructions initially furnished by the manufacturers of the Engines, airframe, equipment, accessories or any part thereof with respect thereto, including any subsequent amendments or supplements to such manuals issued by the manufacturer or supplier thereof from time to time;

(ii)	all mandatory service bulletins issued, supplied, or available by or through the applicable manufacturer with respect thereto;

(iii)	all applicable airworthiness directives issued by the aviation regulatory agency having jurisdictional authority;

(iv)	all conditions to the enforcement of any warranties pertaining thereto; and

(v)	any Maintenance Program then in effect in respect of any Aircraft;

“Appraisal” means, in respect of an Aircraft, an appraisal from an Appraiser setting out that Appraiser’s Appraised Value for that Aircraft, assuming that Aircraft is in a “half-life”, “maintenance adjusted” or “full life” condition (as applicable) which is submitted by the Borrower (or any member of the Parent Guarantor’s Group on behalf of the Borrower) to the Agent;

“Appraised Value” means, at any time prior to (and excluding) the first LTV Test Date to occur, in respect of any Aircraft, Full Life Appraised Value, and at all other times:

(a)	in respect of:

(i)	any Aircraft in relation to which an AIHA Window then applies in accordance with Clause 21.26 (Aircraft Interest Holder Agreement), and

(ii)

any Aircraft that is then (A) enrolled on PBH Agreements in respect of both its airframe and Engines, each of which is then also subject to an Aircraft Interest Holder Agreements in respect of both its airframe and Engines, or (B) in an AIHA Window,

Full Life Appraised Value; and

(b)

in respect of an Aircraft which is not then enrolled on PBH Agreements in respect of both its airframe and Engines and/or such PBH Agreements are not both then subject to Aircraft Interest Holder Agreements, Half Life Appraised Value or Maintenance Adjusted Appraised Value,

based on:

(i)	for the purposes of testing LTV Ratio, the values in the most recent Appraisal provided by the Appraiser dated no earlier than thirty (30) days before the relevant test date; and

(ii)	for the purposes of calculating the Release Amount, the values in the most recent Appraisal for that Aircraft,

in each case, converted into EUR at the rate of exchange administered by Refinitiv WMR, as of 4 p.m. London time for the purposes of testing LTV Ratio, on the applicable test date;

“Appraiser” means each of Cirium, HeliValue$, IBA Group Limited or such other reputable aircraft appraiser acceptable to the Agent from time to time;

“Approved State of Registration” means the Republic of Ireland;

“APU” means, in respect of an Aircraft, an auxiliary power unit from time to time installed on that Aircraft;

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee in form and substance satisfactory to the Agent;

“Associated Rights” means “associated rights” as defined in the Cape Town Convention;

“Authorisation” means an authorisation, consent, permit, approval, resolution, licence, exemption, filing, notarisation or registration;

“Availability Period” means the period from and including the date of this Agreement to and including the earlier of:

(a)	the date falling two (2) years from the date of this Agreement, or such other date as agreed in writing between the Agent, the Borrower and UK Export Finance; and

(b)	the date on which each Facility has been fully utilised or cancelled;

“Available Commercial Facility Commitment” means a Commercial Facility Lender’s Commitment under the Commercial Facility minus:

(a)	the amount of its participation in any outstanding Commercial Facility Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Commercial Facility Loans that are due to be made on or before the proposed Utilisation Date;

“Available Commitment” means the Available UKEF Facility Commitment or the Available Commercial Facility Commitment, as the case may be;

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility;

“Available UKEF Facility Commitment” means a UKEF Facility Lender’s Commitment under the UKEF Facility minus:

(a)	the amount of its participation in any outstanding UKEF Facility Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any UKEF Facility Loans that are due to be made on or before the proposed Utilisation Date;

“Aviation Authority” means each authority or Government Entity which, under the laws of the State of Registration and/or the Habitual Base from time to time;

(a)	has control or supervision of civil aviation in that state; or

(b)	has jurisdiction over the registration, airworthiness or operation of, or other matters relating to, an Aircraft;

“Bank Levy” means any amount payable by any Finance Party or any of its Affiliates on the basis of, or in relation to:

(a)

its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof (including the United Kingdom bank levy as set out in the Finance Act 2011 (as amended)); or

(b)

any financial activities taxes (or other taxes) contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by EU Regulation 806/2014 of 15 July 2014;

“Banking Services” means each and any of the following bank services provided to any Obligor in the ordinary course of its business by any lender:

(a)	credit cards for commercial customers (including “commercial credit cards” and purchasing cards);

(b)	stored value cards;

(c)	merchant processing services; and

(d)

treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services);

“Banking Services Obligations” means any and all obligations of the Obligors, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services;

“BHGL” means Bristow Helicopter Group Limited, a company incorporated in England and Wales with registered number 02641653 whose registered office is at Redhill Aerodrome, Kings Mill Lane, Redhill, RH1 5JZ;

“BHL Account Charge” means the account charge in respect of the BHL Segregated Account between BHL and the Security Agent;

“BHL Intercompany Loan Agreement” means the intercompany loan agreement dated on or about the date of this Agreement between BHL and the Borrower in relation to milestone payments paid by BHL under the Aircraft Purchase Agreement and milestone payments to be paid by the Borrower under the Modification Contract;

“BHL Segregated Account” means a euro denominated account of BHL with the Account Bank specified as such in the BHL Account Charge;

“BIL” means Bristow Ireland Limited, a private company limited by shares with registration number 676189 whose registered office is at 8th Floor, Block E, Iveagh Court, Harcourt Road, Dublin 2, Ireland;

“BIL Account Charge” means the account charge in respect of the Proceeds Account between BIL and the Security Agent;

“BIL Assignment” means, in respect of each Aircraft, the agreed form security assignment entered or to be entered into between BIL and the Security Agent, under which BIL assigns, inter alia, the ISAR Contract Compensation Proceeds received by BIL, the Insurances, the Requisition Proceeds, the Airframe Warranties, the Initial Intercompany Sublease and any other Permitted Third Party Agreement to which it is a party as lessor;

“Borrower Assignment” means, in respect of each Aircraft, the agreed form security assignment entered or to be entered into between the Borrower and the Security Agent, under which the Borrower assigns, inter alia, certain of its rights in respect of the Insurances, the Requisition Proceeds, the Airframe Warranties and any Permitted Third Party Agreement;

“Borrower Segregated Account” means a euro denominated account of the Borrower with the Account Bank specified as such in the Account Charge;

“Borrower’s Signatory” means the person(s) authorised to sign on behalf of the Borrower regarding whom evidence has been provided to the Agent in respect of the Borrower in accordance with paragraph 1(b)(i)(C) of Part I (Conditions precedent to Initial Utilisation) of Schedule 2 (Conditions precedent), or, subject to the prior written approval of the Agent, such other person whose name and specimen of whose signature have been supplied to the Agent and certified by a director or officer of the Borrower in a form acceptable to the Agent;

“Break Costs” means the amount (if any) by which:

(a)

the interest, excluding the Margin, which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Business Day” means:

(a)	a day (other than a Saturday or Sunday) on which banks are open for general interbank business (other than operation only of payments, purchases and rate fixing in euros) in:

(i)	London;

(ii)	New York; and

(iii)	in relation to a payment, purchase or rate fixing in or other matter relating to a currency (other than euros), the principal financial centre of the country of that currency; and

(b)	in relation to a payment or rate fixing in euros, any TARGET Day;

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank or any other bank or financial institution approved by the Agent;

(b)

any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)

commercial paper not convertible or exchangeable to any other security: (i) for which a recognised trading market exists; (ii) issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State; (iii) which matures within one year after the relevant date of calculation; and (iv) which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)

any investment in money market funds which: (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited; and (ii) invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above to the extent that investment can be turned into cash on not more than 30 days’ notice; or

(f)	any other debt security approved by the Majority Lenders (calculated by reference to the aggregate of the Total Commitments),

in each case, to which any Obligor is alone (or together with other Obligors) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents);

“Cape Town Convention” means the Convention on International Interests in Mobile Equipment (the “Convention”) and the Protocol to the Convention on Matters Specific to Aircraft Equipment (the “Aircraft Protocol”), both signed in Cape Town, South Africa on 16 November 2001, together with any regulations made in connection with them, and references to any Articles of the Cape Town Convention refer to the English language version of the Consolidated Text of the Cape Town Convention and the Aircraft Protocol attached to Resolution No. 1 of the final Act of the Diplomatic Conference to adopt the Convention and the Aircraft Protocol (as amended, the “Consolidated Text”);

“Charged Property” means all of the assets of each Obligor and any Permitted Third Party User which, from time to time, are or are expressed to be the subject of the Transaction Security;

“Cirium” means ASCEND by Cirium;

“Code” means the US Internal Revenue Code of 1986;

“Collateral Account” means a euro denominated account of the Borrower with the Account Bank specified as such in the Account Charge;

“Collection Accounts” the Proceeds Account and the Insurances Account (and “Collection Account” means either one of them);

“Commercial Facility” means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities);

“Commercial Facility Commitment” means:

(a)	in relation to the Original Lender, EUR 20,000,000 and the amount of any other Commercial Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commercial Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

“Commercial Facility Lender” means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in respect of the Commercial Facility in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement;

“Commercial Facility Loan” means a loan made or to be made under the Commercial Facility or the principal amount for the time being of that Loan;

“Commitment” means a UKEF Facility Commitment or a Commercial Facility Commitment;

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate);

“Confidential Information” means all information relating to any Transaction Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(A)	information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(B)	any Funding Rate;

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form published by the LMA for the secondary trading of loans or in any other form agreed between the Borrower and the Agent;

“CP Satisfaction Notice” has the meaning given to it in paragraph (a)(ii) of Clause 4.1 (Initial conditions precedent);

“CTC Consensual Interest” means an International Interest, a Prospective International Interest, an assignment of Associated Rights relating to any of the foregoing which is registrable under the Cape Town Convention, or a “sale” or “prospective sale” (each as defined in the Cape Town Convention);

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Default Interest Rate” means the rate of interest payable by the Borrower in accordance with paragraph (a) of Clause 8.3 (Default interest);

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent;

“Deregistration Power of Attorney” means, in relation to an Aircraft, an agreed form irrevocable power of attorney granted by the relevant Permitted Third Party User and/or the Borrower, as the case may be, in respect of the deregistration and export of such Aircraft from the State of Registration;

“Delivery” means, with respect to an Aircraft, the delivery of such Aircraft to the Borrower under the Aircraft Purchase Agreement and the simultaneous delivery of such Aircraft by the Borrower to BIL or another Permitted Third Party User under the Intercompany Lease;

“Delivery Date” means, with respect to an Aircraft, the date on which Delivery takes place;

“Department” means the Maritime & Coastguard Agency, an Executive Agency of the Department of Transport, acting on behalf of the Secretary of State of Transport of the United Kingdom;

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with a Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents, or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

“Enforcement Action” means:

(a)	in relation to any Intra-Group Liabilities:

(i)	the acceleration of any Intra-Group Liabilities or the making of any declaration that any Intra-Group Liabilities are prematurely due and payable;

(ii)	the making of any declaration that any Intra-Group Liabilities are payable on demand;

(iii)

the making of a demand in relation to an Intra-Group Liability that is payable on demand (other than a demand made by an Intra-Group Lender in relation to any Intra-Group Liabilities which are on-demand Intra-Group Liabilities to the extent (A) that the demand is made in the ordinary course of dealings between the relevant Obligor and the relevant member of the Parent Guarantor’s Group and (B) that any resulting Payment would be a permitted pursuant to Clause 21.30(c) (Subordination of Intra-Group Liabilities));

(iv)

the exercise of any right to require any Obligor to acquire any Intra-Group Liability (including exercising any put or call option against any Obligor for the redemption or purchase of any Intra-Group Liability);

(v)	the exercise of any right of set-off, account combination or payment netting against any Obligor in respect of any Intra-Group Liabilities; and

(vi)	the suing for, commencing or joining of any legal or arbitration proceedings against any Obligor to recover any Intra-Group Liabilities;

(b)

the entering into of any composition, compromise, assignment or arrangement with any Obligor which owes any Intra-Group Liabilities, or has given any Security, guarantee or indemnity or other assurance against loss in respect of the Intra-Group Liabilities; or

(c)

the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer) in relation to, the winding up, dissolution, administration or reorganisation of any Obligor which owes any Intra-Group Liabilities, or has given any Security, guarantee, indemnity or other assurance against loss in respect of any of the Intra-Group Liabilities, or any of such Obligor’s assets or any suspension of payments or moratorium of any indebtedness of any such Obligor, or any analogous procedure or step in any jurisdiction, except that the taking of any action falling within paragraphs (a)(vi) or (c) above which is necessary (but only to the extent necessary) to preserve the validity, existence or priority of claims in respect of Intra-Group Liabilities, including the registration of such claims before any court or governmental authority and the bringing, supporting or joining of proceedings to prevent any loss of the right to bring, support or join proceedings by reason of applicable limitation periods shall not constitute Enforcement Action;

“Engine Manufacturer” means the General Electric Company;

“Engine Mortgage Supplement” means any engine mortgage supplement executed or to be executed by the Borrower and the Security Agent pursuant to the terms of the applicable Mortgage;

“Engines” means:

(a)

the engines attached to an Aircraft at Delivery and fully described in the Mortgage, whether or not any of such engines may from time to time be installed on the airframe, of the Aircraft or any other airframe; and

(b)	any Replacement Engine;

“Environmental Information Regulations” means the Environmental Information Regulations 2004 together with any guidance and/or codes of practice issued by the Information Commissioner or relevant government department in the UK in relation to such regulations;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute;

“ERISA Affiliate” means any trade or business (whether or not incorporated), which, together with an Obligor, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code;

“ERISA Event” means (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of liability with respect to the withdrawal or partial withdrawal from any Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA;

“EU ETS Authority” means the Environmental Protection Agency in Ireland or any government entity of a member state of the European Union with jurisdiction for the application and administration of EU ETS Laws in relation to the Permitted Third Party User;

“EU ETS Authority Letter” means, in respect of an Aircraft, an agreed form letter to be provided to the Agent in a form satisfactory to the Agent, addressed to the EU ETS Authority and signed by each Permitted Third Party User of such Aircraft;

“EU ETS Authority Revocation Letter” means, in respect of an Aircraft, a letter signed by the Security Agent and addressed to the EU ETS Authority in respect of the EU ETS Authority Letter for such Aircraft;

“EU ETS Directive” means Directive 2003/87/EC of the European Parliament and of the Council of 13 October 2003 establishing a scheme for greenhouse gas emissions allowance trading and amending Council Directive 96/61/EC, as the same may be amended, supplemented, superseded or re-adopted from time to time (whether with or without modifications);

“EU ETS Laws” means:

(a)	the EU ETS Directive; and

(b)	any Applicable Law of a member state of the European Union implementing the EU ETS Directive.

“EURIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 9.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero;

“Eurocontrol” means the European Organisation for the Safety of Air Navigation;

“Eurocontrol Letter” means, in respect of an Aircraft, an agreed form letter addressed to Eurocontrol in a form satisfactory to the Agent and signed by the Permitted Third Party User of such Aircraft;

“Eurocontrol Revocation Letter” means, in respect of an Aircraft, a letter addressed to Eurocontrol to signed by the Security Agent in respect of the Eurocontrol Letter for such Aircraft;

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default);

“Event of Loss” means, with respect to any Charged Property, any of the following events:

(a)	actual, constructive, compromised, arranged or agreed total loss of such property or the use thereof;

(b)	destruction, damage beyond repair or rendition of such property permanently unfit for normal use for any reason whatsoever;

(c)	any damage to such property that results in an insurance settlement with respect to such property on the basis of a total loss or constructive total loss;

(d)

the theft, hi-jacking, disappearance, detention, deprivation condemnation, confiscation or seizure of, or requisition of use of, such property by the act of any government (foreign or domestic) or of any state or local authority or any instrumentality or agency of the foregoing (“Requisition of Use”) which in the case of a Requisition of Use extends for a period of one hundred and eighty (180) consecutive days (other than where such requisition of use occurs solely as a result of the MfT’s exercise of its Step-in Rights in accordance with clause 9 (step-in-rights) of the ISAR Contract);

(e)	its requisition of title or other compulsory acquisition by any Government Entity (whether de jure or de facto), but excluding requisition for use or hire not involving requisition of title;

(f)

as a result of any rule, regulation, order or other action by any foreign or domestic or Governmental Entity (including, without limitation, the Aviation Authority) having jurisdiction over the aircraft and its operation:

(i)	the use of such property shall have been prohibited, or such property shall have been declared unfit for use, for a period of thirty (30) days; or

(ii)	the Borrower shall be required to divest itself of its rights, title or interest in such property,

and an Event of Loss of an Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the airframe.

The date of such Event of Loss shall be the date of such total loss, theft, disappearance, destruction, damage, Requisition of Use, requisition of title, prohibition, or unfitness for use for the stated period;

“Event of Loss Proceeds” means the proceeds received and retained by the Security Agent of any insurance (other than the liability insurance referred to in paragraph 3 of Schedule 11 (Insurance requirements)), or compensation, damages or similar payment, arising in respect of an Event of Loss;

“Existing Financing” means each financing listed in Schedule 9 (Existing Financial Indebtedness);

“Exporter Agreement” means the exporter agreement with number 0020018170 dated on or about the date of this Agreement between the Borrower, BAHL and UK Export Finance;

“Facility” means the UKEF Facility or the Commercial Facility;

“Facility Currency” means euro;

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;

“Fee Letter” means any letter or letters between the Mandated Lead Arranger and the Borrower (or the Agent and the Borrower or the Security Agent and the Borrower) setting out any of the fees referred to in Clause 10 (Fees);

“Final Repayment Date” means the date falling five years from the end of the Availability Period;

“Finance Document” means this Agreement, any Utilisation Request, any Subordination Agreement, each Eurocontrol Letter, each EU ETS Authority Letter, each UK ETS Authority Letter, each Transaction Security Document, any Fee Letter and any other document designated as such by the Agent and the Borrower;

“Finance Party” means the Agent, the Security Agent, the Mandated Lead Arranger or a Lender;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with the Accounting Principles in force prior to 1 January 2019 have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meeting any requirement for de-recognition under the Accounting Principles);

(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)

any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Loans are repaid in full or are otherwise classified as borrowings under the Accounting Principles);

(j)

any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than sixty (60) days after the date of supply;

(k)

any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; or

(l)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above;

“First Repayment Date” means the first Semi-Annual Date falling after the end of the Availability Period;

“Fiscal Quarter” means, with respect to any person, any fiscal quarter of such person;

“Fiscal Year” means, with respect to any person, any fiscal year of such person;

“FOIA” means the Freedom of Information Act 2000 and any subordinate legislation made under such Act from time to time together with any guidance and/or codes of practice issued by the Information Commissioner or relevant government department in the UK in relation to such legislation;

“FRS102” means the financial reporting standard applicable in the UK and Republic of Ireland to the extent applicable to the relevant financial statements;

“Full Life Appraised Value” means, in respect of an Aircraft, the appraised current value based on full life condition;

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 9.3 (Cost of funds);

“General Working Capital Purposes” means any purpose or activity that is not a Prohibited Activity and that is related to the general corporate operations of the Parent Guarantor’s Group;

“Government Entity” means:

(a)	any national government or political subdivision of a national government;

(b)	any banking or monetary authority of a national government or of a political subdivision of a national government;

(c)	any local jurisdiction of a national government or of a political subdivision of a national government;

(d)	the European Central Bank or the Council of Ministers of the European Union;

(e)	any instrumentality, commission, board commission, authority, department, division, organ, court or agency of any of the foregoing, however constituted; or

(f)

any association, organisation or institution of which any of the entities listed in the preceding paragraphs is a member (including, without limitation, any European supranational body) or to whose jurisdiction any of them is subject or in whose activities any of them is a participant;

“Group” means in relation to an Obligor, that Obligor and its Subsidiaries for the time being;

“Guarantor’s Signatory” means, in relation to each Guarantor, the person(s) authorised to sign on behalf of that Guarantor regarding whom evidence has been provided to the Agent in respect of that Guarantor in accordance with paragraph 1(b)(i)(C) of Part I (Conditions precedent to Initial Utilisation) of Schedule 2 (Conditions precedent), or, subject to the prior written approval of the Agent, such other person whose name and specimen of whose signature have been supplied to the Agent and certified by a director or officer of that Guarantor in a form acceptable to the Agent;

“Habitual Base” means the State of Registration or any other country in which an Aircraft is based from time to time in accordance with the provisions of this Agreement;

“Half Life Appraised Value” means, in respect of an Aircraft, the appraised current value based on a half-life condition and without taking into account the Maintenance Base Adjustment;

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary;

“IDERA” means, in respect of any jurisdiction in which it is possible to register an International Interest, an irrevocable deregistration and export authorisation (in the form annexed to the Aircraft Protocol or in such other form as may be applicable in the State of Registration) in favour of the Security Agent (as applicable);

“IDERA Revocation Letter” means, in respect of an Aircraft, a letter of revocation in respect of the IDERA registered in the Initial State of Registration in favour of the Security Agent;

“IFRS” means UK adopted international accounting standards within the meaning of section 474(1) of the Companies Act 2006 to the extent applicable to the relevant financial statements;

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(ii)	payment is made within three (3) Business Days of its due date; or

(iii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question;

“Increased Costs” has the meaning given to it in paragraph (b) of Clause 12.1 (Increased costs);

“Indemnitee” means a Finance Party, UK Export Finance or their respective directors, officers, partners, employees, agents, contractors, Subsidiaries or Affiliates;

“Information” has the meaning given under section 84 of the Freedom of Information Act 2000;

“Information Legislation” means the FOIA, the Environmental Information Regulations and any other legislation from time to time governing the disclosure of information held by public bodies in the UK;

“Initial Intercompany Sublease” means, in respect of an Aircraft, the intercompany sublease agreement entered into or to be entered into between BIL as sublessor and BHL as sublessee;

“Initial State of Registration” means the United Kingdom;

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable law of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

“Insurances” means the contracts and policies of insurance and reinsurance in respect of each Aircraft required to be maintained by the Borrower under Clause 23 (Insurance) and Schedule 11 (Insurance requirements);

“Insurances Account” means a dollar denominated account of the Borrower with the Account Bank specified as such in the Account Charge;

“Intercompany Lease” means a lease with respect to any Aircraft by and between the Borrower as lessor, and BIL or any other Permitted Third Party User as lessee, or between BIL, or any other Permitted Third Party User, as sublessor, and any other Permitted Third Party User, as sublessee (including the Initial Intercompany Sublease); provided, that with regard to such lease, such lease shall be in the form agreed by the Agent prior to Delivery of such Aircraft, or such other form acceptable to the Agent and UK Export Finance and provided further that a copy of such lease shall be provided to UK Export Finance, each Lender and the Security Agent;

“Intercompany Loan” means:

(a)	any loan made by BHL to the Borrower pursuant to the BHL Intercompany Loan Agreement;

(b)

any loan made by any Transaction Obligor to the Borrower pursuant to an intercompany loan agreement substantially in the same form as the BHL Intercompany Loan Agreement save for commercial terms and any ringfencing related provisions; and/or

(c)	any other intercompany loan made by a member of the Parent Guarantor’s Group to an Obligor (other than the Borrower),

in the case of paragraphs (b) and (c) that is (A) not being made or repaid using the proceeds of a Loan, (B) made at a time when no Event of Default has occurred and is continuing or would occur from the borrowing or making of such loan and (C) if made to the Borrower, used by the Borrower to pay any amount due to a Finance Party under the Finance Documents;

“Intercompany Note” means the global intercompany note dated 31 March 2021 between the Parent Guarantor and each member of the Parent Guarantor’s Group party thereto, as amended, restated and/or supplemented from time to time;

“Intercompany Note Addendums” means each of the Intercompany Note Addendum – Obligors and the Intercompany Note Addendum – Non-Obligors;

“Intercompany Note Addendum – Obligors” means a supplement to the Intercompany Note dated on or about the date of this agreement between each of the Obligors (except for the Borrower) subordinating all loans under the intercompany note to the Secured Liabilities;

“Intercompany Note Addendum – Non-Obligors” means an amendment to the Intercompany Note to be entered into between the Parent Guarantor and each member of the Parent Guarantor’s Group party to the Intercompany Note subordinating all loans under the intercompany note to the Secured Liabilities on the same terms as the Intercompany Note Addendum – Obligors;

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 8.5 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest);

“International Interest” means international interest as defined in the Cape Town Convention and shall include prospective international interest, as applicable to the Engines;

“International Registry” means the registry established pursuant to the Cape Town Convention;

“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period for which that Screen Rate is available which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the Facility Currency;

“Intra-Group Lending” means the loans, credit or other financial arrangements made available by any member of the Parent Guarantor’s Group to any Obligor;

“Intra-Group Liabilities” means all present and future liabilities and obligations at any time of each Obligor to any member of the Parent Guarantor’s Group that is a lender under an Intercompany Loan or under any other Intra-Group Lending, both actual and contingent and whether incurred solely or jointly or as principal or surety or in any other capacity;

“ISAR Contract” means the Irish Coast Guard Aviation Service contract dated 11 August 2023 between BIL and MfT, pursuant to which BIL has agreed to provide search and rescue services on a long-term basis on behalf of the MfT;

“ISAR Contract Compensation Proceeds” means the proceeds of any payments due to BIL from the MfT under the terms of the ISAR Contract upon the termination of the ISAR Contract or a Partial Termination (but excluding, for the avoidance of doubt, the proceeds of payments due to BIL from the MfT in the ordinary course of performance of the ISAR Contract);

“ITAR” means the United States International Traffic in Arms Regulations;

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity in which a member of the Parent Guarantor’s Group has an interest or shareholding which is 50% or less of the total interest or issued share capital of that entity;

“Lender” means a UKEF Facility Lender or a Commercial Facility Lender;

“LMA” means the Loan Market Association;

“Loan” means a UKEF Facility Loan or a Commercial Facility Loan;

“Losses” means any Taxes, liabilities, obligations, settlements, losses, actions, claims, charges, proceedings, indemnity payments, Break Costs, Increased Costs, damages, penalties, fines, fees, costs and expenses of whatsoever kind and nature at any relevant time incurred or paid by an Indemnitee including as described in Clause 15 (Costs and Expenses), excluding, except as otherwise provided in the Finance Documents, any management time expenses;

“LTV Additional Aircraft Collateral” has the meaning giving to the term in Clause 19.1 (LTV Test);

“LTV Ratio” means, at any given time, an amount (expressed as a percentage) which is equal to (A/B) x 100, where:

A = the aggregate outstanding amount of the Loans attributable to all Aircraft at such time; and

B = the aggregate of (i) the Appraised Value of all Aircraft and (ii) the value of any additional Charged Property provided pursuant to Clause 19.1 (LTV Test);

“LTV Test Date” means each of the dates listed in the column named “Test Dates” in the definition of Maximum LTV Ratio and, only in order to establish that an LTV Required Amount can be released from the Collateral Account, the date that the Borrower elects in accordance with paragraph (c) of Clause 19.1 (LTV Test);

“LTV Trigger Event” means that, on any LTV Test Date, the LTV Ratio is greater than the applicable Maximum LTV Ratio provided that for the purposes of the Finance Documents, such LTV Trigger Event will be deemed to be continuing until such time as on any subsequent LTV Test Date, the LTV Ratio is reduced to a percentage equal to or lower than the then applicable Maximum LTV Ratio;

“Maintenance Adjusted Appraised Value” means, in respect of an Aircraft, the appraised current value of that Aircraft as per the most recent Appraisal in respect of such Aircraft, based on half-life condition, increased or reduced by the amount of any Maintenance Base Adjustment;

“Maintenance Base Adjustment” means, in respect of an Aircraft, the amounts determined based on and taking into account the latest available technical data in respect of the relevant Aircraft as provided by or on behalf of the Borrower to the relevant Appraiser for the purposes of the relevant Appraisal including, inter alia:

(a) the utilisation of the relevant Aircraft since its last major check;

(b) time elapsed since the last full performance restoration of each Engine; and

(c) time elapsed since the last major overhaul of the landing gear and (if applicable) the APU;

“Maintenance Program” means, as it relates to any particular Aircraft:

(a)

the manufacturer’s airframe maintenance program to the extent it provides coverage for any existing applicable warranty, and thereafter, either the manufacturer’s service program or an agreement which provides for the maintenance and/or overhaul of the airframe and engines consistent with the maintenance programs that cover helicopters of similar model type in the Parent Guarantor’s helicopter fleet from time to time provided however, that if the entire fleet of the Parent Guarantor’s aircraft in search and rescue operations pursuant to contracts with any Government Entity of the same make and model are not covered by a manufacturer’s or other third party’s maintenance program, then the Maintenance Program shall mean the Borrower’s approved maintenance program administered by itself or its Affiliate with respect to such Aircraft; and

(b)	any PBH Agreement;

“Major Damage Threshold” means USD 500,000 (or its equivalent in any other currency or currencies);

“Majority Lenders” means, subject to Clause 2.4 (Voting under the Facilities):

(a)

in respect of the UKEF Facility, a UKEF Facility Lender or UKEF Facility Lenders whose UKEF Facility Commitments aggregate more than 66 2⁄3 per cent. of the Total UKEF Facility Commitments (or, if the Total UKEF Facility Commitments have been reduced to zero, aggregated more than 66 2⁄3 per cent. of the Total UKEF Facility Commitments immediately prior to the reduction);

(b)

in respect of the Commercial Facility, a Commercial Facility Lender or Commercial Facility Lenders whose Commercial Facility Commitments aggregate more than 66 2⁄3 per cent. of the Total Commercial Facility Commitments (or, if the Total Commercial Facility Commitments have been reduced to zero, aggregated more than 66 2⁄3 per cent. of the Total Commercial Facility Commitments immediately prior to the reduction); or

(c)

where consent is expressed to be required from the Majority Lenders “(calculated by reference to the aggregate of the Total Commitments)”, a Lender or Lenders whose Commitments aggregate more than 66 2⁄3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3 per cent. of the Total Commitments immediately prior to the reduction);

“Mandatory Prepayment Event” means any event or circumstance specified as such in Clause 7.5 (Mandatory Prepayment Events);

“Manufacturer” means Leonardo S.p.A.;

“Margin” means one point nine five per cent. (1.95%) per annum;

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, condition (financial or otherwise), property or operations of any Transaction Obligor;

(b)	the ability of the Transaction Obligors (taken as a whole) to perform any of their obligations under the Finance Documents;

(c)	the validity or enforceability of the Finance Documents or the rights and remedies of any Finance Party under any of the Finance Documents; or

(d)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Transaction Security Document or on the priority and ranking of any of that Security;

“Material Subsidiary” means, at any time:

(a)	an Obligor;

(b)	any member of the Parent Guarantor’s Group which owns shares in an Obligor; or

(c)	any Subsidiary of the Parent Guarantor which accounts for ten per cent (10%) or more of the gross assets and gross revenues of the Parent Guarantor’s Group, calculated on a consolidated basis,

provided that compliance with the conditions set out in paragraph (c) above shall be determined by reference to the most recent Compliance Certificate supplied by the Borrower and/or the latest audited financial statements of the Subsidiary (if available and if necessary for the calculation) and the latest audited consolidated financial statements of the Parent Guarantor. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Parent Guarantor’s Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary;

“Maximum LTV Ratio” means, in respect of any Test Date and the determination of the LTV Ratio or the Utilisation LTV Ratio, the percentage rate calculated by reference to the table below:

Test Date	Maximum LTV Ratio

31 December 2023	ninety per cent. (90%)

31 December 2024	ninety per cent. (90%)

31 December 2025	eighty five per cent. (85%)

31 December 2026	eighty per cent. (80%)

31 December 2027	seventy five per cent. (75%)

31 December 2028	seventy per cent. (70%)

31 December 2029	sixty five per cent. (65%)

31 December 2030	sixty per cent. (60%)

and in the case of testing the LTV Ratio in connection with Clause 19.1(c)(i)(A) or the Utilisation LTV Ratio on any date not referred to above, the then applicable Maximum LTV Ratio shall be the ratio which results from interpolating on a linear basis between the Maximum LTV Ratio applicable to the immediately preceding scheduled LTV Test Date and the Maximum LTV Ratio applicable to the immediately succeeding scheduled LTV Test Date;

“MfT” means the Minister for Transport in Ireland;

“Modification Contract” means the services agreement dated 10 November 2023 between BIL and Nova as amended, supplemented and modified from time to time, including pursuant to a side letter dated 24 May 2024 between BIL, Nova, and the Borrower;

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period;

“Mortgage” means, in relation to an Aircraft, an agreed form first priority deed of mortgage or other document creating Security in favour of the Security Agent for the benefit of the Lenders against that Aircraft securing payment of the Secured Liabilities and governed by the laws of England and Wales, and including any supplemental mortgage granted by the Borrower under the terms of the Finance Documents;

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA;

“Net Cash Proceeds” means any cash proceeds payable to any member of the Parent Guarantor’s Group in respect of an Aircraft, comprising or in connection with sales proceeds, insurance proceeds (other than the liability insurance referred to in paragraph 3 of Schedule 11 (Insurance requirements)), Requisition Proceeds, ISAR Contract Compensation Proceeds, Intercompany Lease proceeds and similar Charged Property proceeds (but excluding receivables payable in the ordinary course under either the ISAR Contract or any Intercompany Lease);

“Net Margin” means an amount equal to the Margin less the percentage per annum set out in the definition of “UKEF Support Fee”;

“New Lender” has the meaning given to it in Clause 25.1 (Assignments and transfers by the Lenders);

“Non-Consensual Right or Interest” means a “non-consensual right or interest” as defined in the Cape Town Convention;

“Nova” means Nova Systems (International) Limited;

“Obligor” means the Borrower or each Guarantor;

“Original Financial Statements” means:

(a)	in relation to the Parent Guarantor, the audited consolidated financial statements of its Group for the financial year ended 31 December 2023; and

(b)	in relation to the Parent Guarantor, its consolidated financial statements for the Fiscal Quarter ended 31 March 2024.

“Part” means, in respect of an Aircraft:

(a)	any component, furnishing, part, instrument, appliance, accessory or equipment (other than a complete Engine) furnished with such Aircraft at Delivery; and

(b)	any Replacement Part,

whether or not installed on such Aircraft;

“Partial Termination” means the partial termination of the ISAR Contract by way of agreement between the MfT and BIL, resulting in one or more of Aircraft no longer being used in service of the ISAR Contract;

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

“Payment” means, in respect of any Intra-Group Liabilities (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, defeasance or discharge of those Intra-Group Liabilities (or other liabilities or obligations);

“Party” means a party to this Agreement;

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions;

“PBH Agreement” means, such power-by-the-hour or maintenance agreement entered or to be entered into, as the context may require, by the Borrower in respect of any of the relevant Aircraft’s airframe or Engines, as the context may require;

“Permitted Holder” means each of (a) South Dakota Investment Council, Blackrock, Inc., Solus Alternative Asset Management, LP, The Vanguard Group, Inc. and or any of their Affiliates (other than any Affiliate that is an operating company) and (b) any funds or managed accounts advised or managed by any of the entities listed in the preceding clause (a);

“Permitted Maintenance Jurisdiction” means the United Kingdom, Ireland, the US, Canada, Norway, Switzerland and any member state of the European Union from time to time;

“Permitted Security Interest” has the meaning given to it in paragraph (e) of Clause 21.5 (Negative Pledge);

“Permitted Third Party Agreement” means each Intercompany Lease;

“Permitted Third Party Assignment” means, in respect of an Aircraft:

(a)	the BIL Assignment in respect of such Aircraft; and

(b)

any agreed form security assignment entered or to be entered into by any other Permitted Third Party User and the Security Agent in respect of such Aircraft, under which the Permitted Third Party User assigns, inter alia, certain of its rights in respect of the Insurances, the Requisition Proceeds and any Permitted Third Party Agreement to which it is a party as lessor;

“Permitted Third Party User” means BIL, the Parent Guarantor any Affiliate of the Parent Guarantor (other than the Borrower) or, with the consent of the Agent and UK Export Finance, any third party;

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA in respect to which any ERISA Affiliate is or has been in the preceding six plan years (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;

“PMA Part” means a replacement Part which has not been either (a) manufactured by the Manufacturer or the Engine Manufacturer, as appropriate or (b) approved and warranted in writing by the Manufacturer or the Engine Manufacturer, as appropriate;

“Proceeds Account” means a euro denominated account of BIL with the Account Bank specified as such in the BIL Account Charge;

“Prohibited Activity” means:

(a)	the extraction, production, transportation, refining or marketing of crude oil, natural gas or thermal coal;

(b)	any activities related to the construction, maintenance or operation of fossil-fuel fired power plants; and/or

(c)	any goods and services for the facilitation of any of the activities set out in paragraphs (a) and (b) above;

“Prospective International Interest” means a “prospective international interest” as defined in the Cape Town Convention;

“Protected Party” has the meaning given to it in paragraph (a) of Clause 11.1 (Tax definitions);

“Quarter Dates” means each of 31 March, 30 June, 30 September and 31 December of each year;

“Quasi-Security” has the meaning given to it in paragraph (a) of Clause 21.5 (Negative pledge);

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) TARGET Days before the first day of that period unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property;

“Recipient” has the meaning given to it in paragraph (b) of Clause 11.7 (VAT);

“Records” means, any and all logs, manuals, certificates and data and inspection, modification, maintenance, engineering, technical and overhaul records (whether in written or electronic form) with respect to the airframe, the Engines, the APU, or any other parts of an Aircraft, or any other Charged Property, including without limitation, all records (i) required to be maintained by any Government Entity and/or the Aviation Authority having jurisdiction, or by any manufacturer or supplier with respect to the enforcement of warranties or otherwise, (ii) evidencing the Borrower’s compliance with Applicable Standards, or (iii) with respect to any maintenance service program;

“Registration and Formalities Requirements” means the registrations and the formalities required to be completed pursuant to Clause 4.3 (Post Utilisation);

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

“Release Amount” means, in respect of an Aircraft, an amount equal to:

(a)

the aggregate principal amount then outstanding under the Loans on any date of determination multiplied by a fraction whose numerator is the most recent Appraised Value of such Aircraft, and the denominator is the most recent Appraised Value of all Aircraft against which a Utilisation has been made;

(b)	all accrued, but unpaid interest; and

(c)

any amounts due, owing or payable in respect of such Aircraft in accordance with this Agreement or other Finance Documents (other than contingent indemnification obligations and other contingent payment obligations in each case for which no claim has been made);

“Relevant Default” means:

(a)	a Default by the Borrower in respect of any payment obligation hereunder; or

(b)

an involuntary proceeding commenced or an involuntary petition filed seeking (A) liquidation, reorganization or other relief in respect of a Transaction Obligor or any of that Transaction Obligor’s debts, or any substantial part of its respective assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (B) the appointment of a custodian, trustee, receiver, liquidator or other similar official for a Transaction Obligor or for a substantial part of that Transaction Obligor’s assets;

“Relevant Jurisdiction” means, in relation to a Transaction Obligor:

(a)	its jurisdiction of incorporation at the date of this Agreement;

(b)	the jurisdiction of the Habitual Base;

(c)	the jurisdiction whose laws govern the perfection of any Transaction Security Documents; and

(d)	any jurisdiction where it conducts its business;

“Relevant Market” means the European interbank market;

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

“Relevant Party” has the meaning given to it in paragraph (b) of Clause 11.7 (VAT);

“Repayment Date” means the First Repayment Date, each subsequent Semi-Annual Date set out in the column headed “Semi-Annual Date following the end of the Availability Period” in Schedule 4 (Repayment Schedule), and the Final Repayment Date on which any amount is outstanding under the UKEF Facility Loan or Commercial Facility Loan;

“Repayment Instalment” means, in respect of a Repayment Date, the instalment of principal to be repaid on that date, as set out in the column in Schedule 4 (Repayment Schedule) headed:

(a)	“Repayment Instalment – UKEF Facility Loan”, in respect of the UKEF Facility Loan; or

(b)	“Repayment Instalment – Commercial Facility Loan”, in respect of the Commercial Facility Loan,

or, if less, the outstanding amount of the UKEF Facility Loan or the Commercial Facility Loan on that date, as the case may be;

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status) to Clause 17.12 (Pari passu ranking), Clause 17.14 (No breach of laws) to Clause 17.20 (Anti-corruption law), Clause 17.22 (Good title to assets), paragraphs (a) and (e) of Clause 17.23 (No other business), Clause 17.25 (Centre of main interests and establishments), Clause 17.26 (Insolvency) and Clause 17.27 (ERISA) to Clause 17.32 (BHL Intercompany Loan Agreement);

“Replacement Benchmark” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)

in the opinion of the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(c)	in the opinion of the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) and the Borrower, an appropriate successor to a Screen Rate;

“Replacement Engine” means an engine complying with Clause 22.3(a)(i) (Replacement of Engines and Parts);

“Replacement Part” means a part, component, instrument, appliance, accessory, furnishing or other equipment (other than a complete engine) complying with Clause 22.3(a)(ii) (Replacement of Engines and Parts);

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Required Insurance Value” means, in respect of an Aircraft, an amount in dollars which is equivalent to not less than one hundred and ten per cent (110%) of the amount of the Release Amount in respect of such Aircraft at the time of the most recent annual renewal of the Parent Guarantor’s global aviation placement;

“Responsible Officer” means any of the manager, managing member, president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the controller or a vice president or any other officer or legal personnel of the Parent Guarantor, or such other representative of the Parent Guarantor as may be designated in writing by the Parent Guarantor and the Agent, provided that the Parent Guarantor has provided evidence of the authority of the relevant signatory to sign on its behalf;

“Requirements of Law” for any person means:

(a)

the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject; and

(b)	any Applicable Law;

“Requisition Proceeds” means any proceeds of requisition (whether for title, use, hire or otherwise), confiscation, nationalisation, sequestration, detention, forfeiture or any compulsory acquisition whatsoever or seizure of an Aircraft, any Engine or Part;

“Ringfencing Compliance Report” means a report or certificate substantially in the form set out in Schedule 8 (Form of Ringfencing Compliance Report) or in such other form agreed by UK Export Finance in writing;

“Ringfencing Obligation” means the provisions of Clause 3.1 (Purpose), paragraphs (f), (g), (h) and (j) of Clause 5.2 (Completion of the Utilisation Request), Clause 18.5 (Ringfencing Compliance Report), Clause 18.6 (Ringfencing audit and information rights), Clause 21.28 (EDG proceeds) and Clause 21.29 (Intercompany Loan Agreements) and, in respect of the Borrower only, Clause 21.5 (Negative pledge), Clause 21.6 (Disposals), Clause 21.7 (Loans, credit and guarantees), Clause 21.9 (Financial Indebtedness), paragraph (b) of Clause 21.11 (Change of business), Clause 21.12 (Acquisitions);

“Ringfencing Representation” means any representation or statement made or deemed to be made in a Ringfencing Compliance Report, paragraphs (a) and (e) of Clause 17.23, Clause 17.31 (Loan proceeds) and Clause 17.32 (BHL Intercompany Loan Agreement);

“Sanctioned Country” means a country, region or territory that is, or whose government is, the subject or target of any Sanctions Laws and Regulations that broadly prohibit trade or investment with that country, region or territory;

“Sanctioned Person” means:

(a)

a person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at aspxhttps://home.treasury.gov/policy-issues/financial-sanctions/specially-designated-nationals-and-blocked-persons-
list-sdn-human-readable-lists, or as otherwise published from time to time;

(b)	a person named on the Sanctioned Entities List maintained by the U.S. Department of State available at http://www.state.gov, or as otherwise published from time to time;

(c)

a person named on the lists maintained by the United Nations Security Council available at https://www.un.org/securitycouncil/content/un-sc-consolidated-list, or as otherwise published from time to time;

(d)

a person named on the lists maintained by the European Union available at https://data.europa.eu/data/datasets/consolidated-list-of-persons-groups-and-entities-subject-to-eu-financial-sanctions?locale=en, or as otherwise published from time to time;

(e)

a person named on the lists maintained by the Treasury of the United Kingdom available at https://www.gov.uk/government/collections/financial-sanctions-regime-specific-consolidated-lists-and-releases, or as otherwise published from time to time;

(f)	any person physically located, organized or resident in a Sanctioned Country;

(g)	any person controlled by any such person listed in paragraphs (a) to (f) above, to the extent that applicable Sanctions Laws and Regulations prohibit transactions with such controlled person; or

(h)	any person otherwise a target of Sanctions Laws and Regulations;

“Sanctions Authority” means:

(a)	the US;

(b)	the United Nations Security Council;

(c)	the European Union;

(d)	any member state of the European Union; and

(e)	the UK; and

(f)	the respective Government Entities of any of the foregoing, including without limitation, OFAC, the US Department of State, the US Department of Commerce and His Majesty’s Treasury;

“Sanctions Laws and Regulations” means any economic, financial or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority from time to time;

“Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower;

“Screen Rate Replacement Event” means, in relation to a Screen Rate:

(a)

the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) and the Borrower materially changed;

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)

the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used;

(c)

the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)

the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) and the Borrower) temporary; or

(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than one month; or

(d)

in the opinion of the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) and the Borrower, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Secured Liabilities” means all present and future obligations and liabilities at any time due, owing or incurred by any Transaction Obligor or any other Permitted Third Party User under the Finance Documents, whether actual or contingent and whether incurred solely or jointly and as principal or surety or in any other capacity;

“Secured Party” means a Finance Party, UK Export Finance, a Receiver or any Delegate;

“Semi-Annual Date” means each of 30 June and 31 December of each year;

“Senior Bonds” means the bond programme setting out the terms of issuance by the Parent Guarantor of $400,000,000 of 6.875% senior secured notes due in 2028, and any other debt existing, issued or incurred by the Parent Guarantor in replacement or addition to such bond programme;

“Services” has the meaning given to it in the ISAR Contract;

“Specified Time” means a day or time determined in accordance with Schedule 10 (Timetables);

“State of Registration” means in respect of an Aircraft,

(a)	the Initial State of Registration; or

(b)	following the occurrence of a change in the State of Registration in accordance with Clause 21.17(b) (Change of State of Registration the Approved State of Registration), the Republic of Ireland;

“Step-in Period” means any period in which the Step-in Rights are exercised;

“Step-in Requirements” has the meaning given to it in Clause 24.22(b) (Acceleration);

“Step-in Rights” means the MfT’s rights under clause 9 (Step-in-rights) of the ISAR Contract to directly provide or procure that a third party provides, the Services (as defined in the ISAR Contract) that are otherwise to be provided by BIL thereunder;

“Subordination Agreement” means an agreed form subordination agreement executed or to be executed by a Permitted Third Party User with respect to an Aircraft to serve as Charged Property (which for the avoidance of doubt may comprise undertakings of such Permitted Third Party User contained in any other document);

“Subsidiary” means, in relation to a company, any other company:

(a)	which is controlled, directly or indirectly, by the first mentioned company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company;

“Supplier” has the meaning given to it in paragraph (b) of Clause 11.7 (VAT);

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving one or more rates, currencies, commodities, equity or debt instruments or securities, provided such Swap Agreement was entered into in the ordinary course of business and not for investment or speculative purposes;

“Swap Agreement Obligations” means any and all obligations of the Guarantors, under (a) any and all Swap Agreements permitted hereunder with a lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction;

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system;

“TARGET Day” means any day on which T2 is open for the settlement of payments in euro;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Tax Credit” has the meaning given to it in paragraph (a) of Clause 11.1 (Tax definitions);

“Tax Deduction” has the meaning given to it in paragraph (a) of Clause 11.1 (Tax definitions);

“Tax Payment” has the meaning given to it in paragraph (a) of Clause 11.1 (Tax definitions);

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999;

“Title Requirement” means the requirements set out in Clause 22.4 (Title);

“Total Commercial Facility Commitments” means the aggregate of the Commercial Facility Commitments, being twenty million euros (EUR 20,000,000) at the date of this Agreement;

“Total Commitments” means the aggregate of the Total UKEF Facility Commitments and the Total Commercial Facility Commitments, being one hundred million euros (EUR 100,000,000) at the date of this Agreement;

“Total UKEF Facility Commitments” means the aggregate of the UKEF Facility Commitments, being eighty million euros (EUR 80,000,000) at the date of this Agreement;

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Parent Guarantor’s Group arising in the ordinary course of business of that member of the Parent Guarantor’s Group;

“Transaction Obligor” means BIL and/or any Obligor;

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Transaction Security Documents;

“Transaction Security Document” means:

(a)	the Account Charge;

(b)	the BIL Account Charge;

(c)	the BHL Account Charge;

(d)	each Aircraft Interest Holder Agreement;

(e)	each Airframe Warranties Agreement;

(f)	each Borrower Assignment;

(g)	each Deregistration of Power of Attorney;

(h)	each IDERA;

(i)	each BIL Assignment;

(j)	each Mortgage;

(k)	each Engine Mortgage Supplement; and

(l)	each Permitted Third Party Assignment,

together with any other document entered into by any Transaction Obligor, any Permitted Third Party User or any other person creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Transaction Obligors or any Permitted Third Party User under any of the Finance Documents;

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower;

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate;

“UK” means the United Kingdom of Great Britain and Northern Ireland;

“UK Export Finance” has the meaning given to it in Recital (B);

“UK SAR Contracts” means:

(a)	contract No. NRP 10045 UKSARH by and between BHL and the Department, pursuant to which BHL provides search and rescue services on a long-term basis on behalf of the Department; and

(b)	the contract dated 21 July 2022 and made between BHL and the Department, pursuant to which BHL provides search and rescue services on a long-term basis on behalf of the Department;

“UKEF : Commercial Required Ratio” means 80 : 20;

“UKEF Commitment Fee” has the meaning given to it in Clause 10.1 (Commitment Fee and UKEF Commitment Fee);

“UKEF Facility” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities);

“UKEF Facility Commitment” means:

(a)	in relation to the Original Lender, EUR 80,000,000 and the amount of any other UKEF Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any UKEF Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

“UKEF Facility Lender” means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in respect of the UKEF Facility in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement;

“UKEF Facility Loan” means a loan made or to be made under the UKEF Facility or the principal amount for the time being of that Loan;

“UKEF Guarantee” means the guarantee given or to be given by UK Export Finance to the UKEF Facility Lenders relating to the UKEF Facility as referred to in Recital (B);

“UKEF Ratio” means the ratio of A : B, where:

“A” = the Total UKEF Facility Commitments or, where Utilisation has occurred, the aggregate outstanding amount of each UKEF Facility Loan; and

“B” = the Total Commercial Facility Commitments or, where Utilisation has occurred, the aggregate outstanding amount of each Commercial Facility Loan,

in each case, as the case may be, and as at the date of any determination;

“UKEF Support Fee” means the fee equal to one point zero eight seven five per cent. (1.0875%) per annum calculated by reference to the UKEF Facility Loan, accruing as a portion of the Margin and payable out of the Margin to UK Export Finance in relation to the issue of its UKEF Guarantee;

“UK ETS Authority” means the Environment Agency of the UK or any government entity in the UK with jurisdiction for the application and administration of UK ETS Laws;

“UK ETS Authority Letter” means, in respect of an Aircraft, an agreed form letter to be provided to the Agent in a form satisfactory to the Agent, addressed to the UK ETS Authority and signed by each Permitted Third Party User of such Aircraft;

“UK ETS Authority Revocation Letter” means, in respect of an Aircraft, a letter signed by the Security Agent and addressed to the UK ETS Authority in respect of the UK ETS Authority Letter for such Aircraft;

“UK ETS Laws” means the Greenhouse Gas Emissions Trading Scheme Order 2020;

“Unpaid Sum” means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents;

“US” means the United States of America;

“USGAAP” means generally accepted accounting principles in the US, to the extent applicable to the relevant financial statements;

“Utilisation” means a utilisation of the UKEF Facility and the Commercial Facility;

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant UKEF Facility Loan and the Commercial Facility Loan are to be made;

“Utilisation LTV Ratio” means, on the Utilisation Date specified in a Utilisation Request, an amount (expressed as a percentage) which is equal to (A/B) x 100, where:

A = the aggregate amount of the Loans requested in that Utilisation Request; and

B = the Appraised Value of the Aircraft to which the Utilisation Request relates;

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request);

“VAT” means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)

any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) and (b) above, or imposed elsewhere; and

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

the “Agent”, “UK Export Finance”, the “Borrower”, any “Finance Party”, any “Guarantor”, any “Lender”, the “Mandated Lead Arranger”, any “Obligor”, any “Transaction Obligor”, the “Parent Guarantor”, “BAHL”, “BHL”, “BIL”, any “Permitted Third Party User”, any “Party”, any “Secured Party” or the “Security Agent” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)

an “agency” shall be construed so as to include any governmental, intergovernmental or supranational agency, authority, body, central bank, commission, department, ministry, organisation, statutory corporation or tribunal (including any political sub-division, national, regional or municipal government and any administrative, fiscal, judicial, regulatory or self-regulatory body or person);

(iii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent;

(iv)	“assets” includes present and future properties, revenues and rights of every description;

(v)	for the purposes of the definition of “Subsidiary” and paragraph (a) of Clause 7.2 (Change of control), “control” means:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the company, the Borrower or each Guarantor, as applicable;

(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of the company, the Borrower or each Guarantor, as applicable; or

(3)

give directions with respect to the operating and financial policies of the company or the Borrower, as applicable, which the directors or other equivalent officers of the company, the Borrower or each Guarantor, as applicable, are obliged to comply with;

(B)

in respect of a Transaction Obligor only, the holding of 49% (forty-nine per cent) or more of the issued share capital of that Transaction Obligor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

(C)

in respect of any company that is not a Transaction Obligor, the holding of more than one-half of the issued share capital of that company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(vi)

a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of, or any increase in any facility or the addition of any new facility under that Finance Document or any other agreement or instrument;

(vii)	a “group of Lenders” includes all the Lenders;

(viii)

“guarantee” means (other than in Clause 16 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(ix)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any agency;

(xii)	words in the singular shall include the plural and in the plural shall include the singular;

(xiii)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xiv)	a time of day is a reference to London time.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(f)

Any reference to a “termination” of the ISAR Contract shall not include the MfT declining to extend the tenor of the services in respect of the fixed wing aircraft thereunder beyond their natural and contracted expiry.

1.3	Currency symbols and definitions

“£”, “GBP” and “sterling” denote the lawful currency of the United Kingdom, “$”, “USD” and “dollars” denote the lawful currency of the US, and “€”, “EUR” and “euro” denote the single currency of the Participating Member States.

1.4	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement, other than UK Export Finance in respect of the rights expressed to be conferred on it pursuant to:

(i)	Clause 2.3 (UKEF Guarantee);

(ii)	Clause 4.1 (Initial conditions precedent);

(iii)	Clause 7.3 (Mandatory cancellation or prepayment in respect of the UKEF : Commercial Required Ratio);

(iv)	Clause 8.2 (Payment of interest);

(v)	Clause 10.1 (Commitment Fee and UKEF Commitment Fee);

(vi)	Clause 10.6 (UKEF Support Fee);

(vii)	Clause 13.3 (Other indemnities);

(viii)	Clause 13.6 (Indemnity to UK Export Finance);

(ix)	Clause 15 (Costs and expenses);

(x)	Clause 18.8 (Information to UK Export Finance);

(xi)	Clause 18.11 (“Know your customer” checks);

(xii)	Clause 25.1 (Assignments and transfers by the Lenders);

(xiii)	Clause 25.10 (Register);

(xiv)	Clause 27.14 (Replacement of the Agent and the Security Agent);

(xv)	Clause 38 (Confidential Information); and

(xvi)	any other provision of any Finance Document which expressly confers rights on UK Export Finance.

(b)

Any Receiver, Delegate or any person described in paragraph (b) of Clause 27.11 (Exclusion of liability) may, subject to this Clause 1.4 and the Contract (Rights of Third Parties) Act 1999, rely on any Clause of this Agreement which expressly confers rights on it.

(c)

Subject to paragraph (a) and paragraph (b) above, a person who is not a Party to this Agreement has no right under the Third Parties Act 1999 to enforce or to enjoy the benefit of any term of this Agreement but this does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement:

(a)	the UKEF Facility Lenders make available to the Borrower a term loan facility in the Facility Currency in an aggregate amount equal to the Total UKEF Facility Commitments (the “UKEF Facility”); and

(b)

the Commercial Facility Lenders make available to the Borrower a term loan facility in the Facility Currency in an aggregate amount equal to the Total Commercial Facility Commitments (the “Commercial Facility”).

2.2	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	UKEF Guarantee

Notwithstanding any other provision of this Agreement, each Obligor acknowledges and agrees that each UKEF Facility Lender:

(a)

shall exercise or refrain from exercising its rights, powers, authorities and discretions (including the giving of notices and instructions and the granting of consents, waivers and permissions) under the Finance Documents in respect of the UKEF Facility only in accordance with the written direction of UK Export Finance given to the Agent and/or the UKEF Facility Lenders; and

(b)	is under no obligation to the Obligors to act otherwise.

2.4	Voting under the Facilities

The UKEF Facility and the Commercial Facility shall be treated as independent from each other and the Majority Lenders under each of the UKEF Facility and the Commercial Facility may give separate and independent instructions to the Agent in respect of the UKEF Facility or the Commercial Facility, as the case may be. Any requirement in this Agreement for the consent of the Majority Lenders shall require:

(a)	in respect of the UKEF Facility, the consent of the Majority Lenders under the UKEF Facility, determined in accordance with paragraph (a) of the definition of “Majority Lenders”; and

(b)	in respect of the Commercial Facility, the consent of the Majority Lenders under the Commercial Facility, determined in accordance with paragraph (b) of the definition of “Majority Lenders”,

in each case, with no aggregation between the UKEF Facility and the Commercial Facility, provided that, if consent is expressed to be required from the Majority Lenders “(calculated by reference to the aggregate of the Total Commitments)”, the consent of the Majority Lenders calculated by reference to the aggregate of the Total Commitments shall be required and shall be determined in accordance with paragraph (c) of the definition of “Majority Lenders”.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under each Facility towards:

(a)	first, making the final payment due under the relevant invoice issued pursuant to the Aircraft Purchase Agreement in respect of each Aircraft; and

(b)	second, in respect of any excess amounts borrowed after the payments under paragraph (a) above have been made:

(i)

to repay amounts borrowed or deemed to have been borrowed by the Borrower from BHL under the BHL Intercompany Loan Agreement in respect of amounts BHL has paid in respect of each Aircraft pursuant to the Aircraft Purchase Agreement and Modification Contract, directly into the BHL Segregated Account;

(ii)	financing:

(A)	the cost of modifications to each Aircraft payable pursuant to the Modification Contract after Delivery of that Aircraft required for the purpose of the performance of the ISAR Contract; and

(B)	amounts to be paid by the Borrower in respect of each Aircraft pursuant to the Aircraft Purchase Agreement; and

(iii)	General Working Capital Purposes in connection with activities performed in connection with the Parent Guarantor’s Group’s obligations under the ISAR Contract and the UK SAR Contracts.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Agent shall not give effect to any Utilisation Request unless:

(i)

the Agent has received all of the documents and other evidence listed in Part I (Conditions precedent to Initial Utilisation) of Schedule 2 (Conditions precedent) in a form and substance satisfactory to the Agent; and

(ii)

the Agent has notified the Borrower, UK Export Finance and the Lenders that the conditions precedent referred to in paragraph (i) above and Clause 4.2(a)(i) below have been satisfied (the “CP Satisfaction Notice”).

(b)

Other than to the extent that the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) notify the Agent in writing to the contrary before the Agent serves a CP Satisfaction Notice, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(c)

The conditions precedent described in Part I (Conditions precedent to Initial Utilisation) of Schedule 2 (Conditions precedent) are for the benefit of the Agent and the Lenders and the Agent may waive any or all of those conditions precedent in whole or in part and decide when and if each of those conditions precedent has been fulfilled to its satisfaction.

(d)

Without prejudice to the generality of Clause 2.3 (UKEF Guarantee), the obligation of the Agent to deliver a CP Satisfaction Notice as set out in this Clause 4.1 shall be subject to the overriding right of UK Export Finance in the UKEF Guarantee to determine whether the initial conditions precedent have been fulfilled or waived to the satisfaction of UK Export Finance.

4.2	Further conditions precedent

(a)	The Lenders shall only be obliged to comply with Clause 5.3 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	the Agent shall have received the documents and other evidence listed in Part II (Further conditions precedent) of Schedule 2 (Conditions precedent) in a form and substance satisfactory to the Agent;

(ii)	no Default is continuing or would result from the proposed Loan;

(iii)	the Repeating Representations to be made by each Obligor are true;

(iv)	no Event of Default under Clause 24.3(c) (Other obligations) or 24.21 (Ringfencing Compliance Report) is continuing or would result from the proposed Loan;

(v)	the Ringfencing Representations to be made by each Obligor are true;

(vi)	no event described in paragraph (a) of Clause 7.2 (Change of control) has occurred;

(vii)	the UKEF Guarantee is in full force and effect;

(viii)	the Agent has received all amounts which are due at such time under Clause 10.1 (Commitment fee and UKEF Commitment Fee);

(ix)	no Sanctions Laws and Regulations would apply to or otherwise affect the receipt by the Borrower of proceeds from a proposed Loan and or the incurring of debt in relation to a proposed Loan;

(x)	the UKEF Ratio would be equal to the UKEF : Commercial Required Ratio immediately after the proposed Utilisation;

(xi)	it would not be unlawful or contrary to any Sanctions Laws and Regulations applicable to that Lender for the proposed Loan to be made;

(xii)	no material breach under the ISAR Contract has occurred and is continuing; and

(xiii)	the amount of the proposed Utilisation will not cause the Utilisation LTV Ratio to exceed the Maximum LTV Ratio applicable on the proposed Utilisation Date.

(b)	Each Lender may, acting at its discretion, decide to make its participation in each Loan available in accordance with Clause 5.3 (Lenders’ participation) regardless of:

(i)	whether the conditions set out in paragraph (a) above have been met; or

(ii)	the delivery of notice to the Borrower under paragraph (i)(C) or (ii)(C) (as the case may be) of Clause 24.22 (Acceleration),

provided that, for the avoidance of doubt, immediately after making its participation in each Loan available in accordance with this paragraph, the UKEF Ratio would be equal to the UKEF: Commercial Required Ratio.

(c)

If any Loans are made when one or more of the conditions referred to in paragraph (a) above have not been met or after delivery of notice to the Borrower under paragraph (i)(C) or (ii)(C) (as the case may be) of Clause 24.22 (Acceleration), such Loans shall be repayable by the Borrower on demand by the Agent on the instructions of the Majority Lenders of the relevant Facility.

4.3 Post Utilisation

(a)	Within:

(i)	one (1) Business Day after each Utilisation Date the Borrower shall ensure that the Agent receives:

(A)

from Watson Farley & Williams LLP, evidence that all appropriate registrations (as determined by the Security Agent) of International Interests have been made on the International Registry. The Borrower shall further ensure that within one (1) Business Day after each Utilisation Date, the Agent shall have received a favourable opinion from Watson Farley & Williams LLP who are responsible for making such International Registry registrations, in each case, relating to the ownership and lien status of each Aircraft after the filing of the Mortgage or other registration of the security interest in favour of the Security Agent;

(B)	evidence that the Mortgage and the IDERA in respect of the relevant Aircraft has been duly registered with the applicable Aviation Authority;

(C)	evidence that the Eurocontrol Letter in respect of the relevant Aircraft has been submitted to Eurocontrol for acknowledgment; and

(D)	a copy of the certificate of airworthiness in respect of the Relevant Aircraft issued by the Initial State of Registration of the Relevant Aircraft;

(E)	a copy of the certificate of registration in respect of the Relevant Aircraft issued by the Initial State of Registration of the Relevant Aircraft;

(ii)	thirty (30) days of the date of this Agreement, a copy of the Intercompany Note Addendum – Non-Obligors duly signed by each member of the Parent Guarantor’s Group party to the Intercompany Note;

(iii)	ten (10) Business Days after each Utilisation Date in respect of the relevant Aircraft, or at such later time as the Agent may agree, the Borrower shall ensure that:

(A)	the Aircraft enters England (or English airspace); and

(B)	the Agent receives evidence, in form and substance satisfactory to the Agent that the Aircraft has entered England (or English airspace);

(iv)

twenty one (21) days of the date of any Transaction Security Document entered into by the Borrower or BHL, where relevant, the Borrower shall ensure that the Agent receives evidence of the registration of the particulars of such Transaction Security Document with the Registrar of Companies for England and Wales in accordance with Section 859 of the Companies Act 2006 of England and Wales; and

(v)	twenty one (21) days of the date of any Transaction Security Document entered into by BIL, where relevant, the Borrower shall ensure that the Agent receives:

(A)

evidence of the registration of the particulars of such Transaction Security Document with the Irish Companies Registration Office in accordance with Part 7 of the Irish Companies Act 2014 (as amended); and

(B)	a notice pursuant to section 1001 (3) of the Taxes Consolidation Act 1997 with the Irish Revenue Commissioners in respect of such Transaction Security Document.

A copy of the filed Forms C1 for registration of each Transaction Security Document specified in this paragraph (v) along with the written consent by BIL to authorise Walkers (Ireland) LLP to effect registration of such Transaction Security Document on behalf of BIL shall be sufficient evidence of the registration(s) having been made. Each of the Parties hereby authorises Walkers (Ireland) LLP to sign each Form C1 and file the same with the Irish Companies Registration Office to be made hereunder on their behalf.

(b)	Any failure by the Borrower to provide the conditions subsequent referred to paragraph (a) above shall be an immediate Event of Default, without any further grace period.

4.4	ITAR

(a)

Within three (3) months of the first Utilisation Date, the Borrower shall ensure that each Lender and UKEF have each received, copies of all applicable ITAR authorisations with respect to the financing of each Aircraft and which are required, among other things, in respect of the Security Agent and its technical advisor/inspector, and those documents which a Finance Party is required to enter into in connection therewith shall be in substantially similar form as those approved by the Security Agent prior to the date hereof (the “ITAR Authorisations”).

(b)	Any failure by the Borrower to provide the ITAR Authorisations within the timeframe set out in paragraph (a) above shall be an immediate Event of Default, without any further grace period.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Utilisation of the Facilities

The Borrower may utilise the Facilities by delivery to the Agent of a Utilisation Request duly completed to the Agent’s satisfaction no later than the Specified Time.

5.2	Completion of the Utilisation Request

Each Utilisation Request is irrevocable and shall not be regarded as having been duly completed unless:

(a)	the proposed UKEF Facility Loan and the proposed Commercial Facility Loan are each requested in that same Utilisation Request;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period;

(c)	the currency of each Loan requested in the Utilisation Request is the Facility Currency;

(d)	the amount of each proposed Loan is an amount that does not exceed the Available Facility and which is a minimum amount of one million euros (EUR 1,000,000) or, if less, the Available Facility;

(e)	it includes a confirmation that, immediately after the proposed Utilisation, the UKEF Ratio would be equal to the UKEF : Commercial Required Ratio;

(f)	it includes an undertaking by the Borrower substantially in the form in set out in Schedule 3 (Utilisation Request):

(i)	to pay an amount of the Loans equal to the final instalment due in respect of the relevant Aircraft under the Aircraft Purchase Agreement directly the Manufacturer;

(ii)

if it elects to apply the remainder of the proceeds of such Loans in accordance with paragraph (b)(i) of with Clause 3.1 (Purpose), to pay that amount of the Loans to the BHL Segregated Accounts in partial discharge of the BHL Intercompany Loan Agreement; and

(iii)	if it elects to apply such Loans in accordance with paragraphs (b)(ii) and/or (b)(iii) of with Clause 3.1 (Purpose), to retain such amount in the Borrower Segregated Account for future use;

(g)	it includes a confirmation by the Borrower, substantially in the form set out in Schedule 3 (Utilisation Request) that:

(i)

progress payments due from the Borrower to the Manufacturer under the Aircraft Purchase Agreement and to Nova under the Modification Contract have been paid using the proceeds under the BHL Intercompany Loan Agreement; and

(ii)

on disbursement of the final instalment to the Manufacturer under the Aircraft Purchase Agreement in respect of the Aircraft to which the Utilisation Request relates, the Borrower will have full title to that Aircraft;

(h)

it attaches copies of relevant invoices from the Manufacturer and/or Nova (as applicable) addressed to the Borrower and includes a confirmation that (i) such invoices are approved and uncontested invoices; and (ii) payment of the final invoice will be in compliance with Clause 3.1 (Purpose) and Clause 21.28 (EDG proceeds);

(i)	it has been signed by the Borrower’s Signatory; and

(j)	it specifies that the account and bank to which the proceeds of the Utilisation are to be credited are the Borrower Segregated Account and the Account Bank.

5.3	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)

The amount of each Lender’s participation in each Loan shall be equal to the proportion borne by its Available Commitment to the Available Facility for that Facility immediately prior to making such Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.4	Cancellation of Commitments

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

5.5	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, more than 10 UKEF Facility Loans and 10 Commercial Facility Loans would be outstanding.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

(a)

Subject to paragraph (b) below, the Borrower shall repay the aggregate amount of all outstanding Loans under a Facility on each Repayment Date in an amount equal to the Repayment Instalment corresponding to that Repayment Date.

(b)

Each Repayment Instalment shall become due and payable on the Repayment Date to which that Repayment Instalment relates, subject to Clause 31.8 (Business Days) and provided that, for the avoidance of doubt, the Borrower shall be under no obligation to pay a Repayment Instalment on a Repayment Date if no Loans are outstanding on that date.

6.2	Reborrowing

The Borrower may not reborrow any part of a Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, in any applicable jurisdiction, it is or becomes unlawful for any Lender (including, without limitation, as a result of Sanctions Laws and Regulations applicable to that Lender) to perform any of its obligations as contemplated by this Agreement or to fund or to maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower of that event, the Available Commitment of that Lender will be immediately cancelled; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 7.8 (Right of replacement or repayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender’s participation in the Loans on the first Interest Payment Date occurring after the Agent has so notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent pursuant to paragraph (a) above (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.

7.2	Change of control

If:

(a)	BAHL ceases to control the Borrower;

(b)	any person or group of persons acting in concert gains control of the Borrower;

(c)	BAHL ceases to control BHL;

(d)	any person or group of persons acting in concert gains control of BHL; or

(e) either:

(i)	the Parent Guarantor ceases at any relevant time, to own (directly or indirectly) the legal and beneficial title to at least 49% of the issued share capital of BAHL; or

(ii)

the Parent Guarantor and its wholly owned subsidiaries from time to time cease to, at any relevant time, have the call option to purchase all or part of the shares in one or more entities that (directly or indirectly) hold the remaining 51% of the issued share capital of the BAHL;

the Borrower shall promptly notify the Agent upon becoming aware of that event and:

(A)	the Lenders shall not be obliged to fund a Utilisation;

(B)

if a Lender under the UKEF Facility so requires and notifies the Agent within thirty (30) days of the Borrower notifying the Agent of the event, the Agent shall, by not less than ten (10) Business Days’ notice to the Borrower, cancel the Available UKEF Facility Commitment of that UKEF Facility Lender and declare the participation of that Lender in all outstanding UKEF Facility Loans, together with accrued interest on such participation, and all other amounts accrued or outstanding under the Finance Documents to that UKEF Facility Lender which relate to that UKEF Facility Lender’s UKEF Facility Commitment immediately due and payable, whereupon the Available UKEF Facility Commitment of that UKEF Facility Lender will be immediately cancelled and that UKEF Facility Lender’s participation in all such outstanding UKEF Facility Loans, together with accrued interest on such participation and other amounts accrued or outstanding under the Finance Documents to that UKEF Facility Lender shall become immediately due and payable; and

(C)

if a Lender under the Commercial Facility so requires and notifies the Agent within thirty (30) days of the Borrower notifying the Agent of the event, the Agent shall, by not less than ten (10) Business Days’ notice to the Borrower, cancel the Available Commercial Facility Commitment of that Commercial Facility Lender and declare the participation of that Lender in all outstanding Commercial Facility Loans, together with accrued interest on such participation, and all other amounts accrued or outstanding under the Finance Documents to that Commercial Facility Lender which relate to that Commercial Facility Lender’s Commercial Facility Commitment immediately due and payable, whereupon the Available Commercial Facility Commitment of that Lender will be immediately cancelled and that Commercial Facility Lender’s participation in all such outstanding Commercial Facility Loans, together with accrued interest on such participation and other amounts accrued or outstanding under the Finance Documents to that Commercial Facility Lender shall become immediately due and payable.

For the purpose of paragraph (b) above, “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate.

7.3	Mandatory cancellation or prepayment in respect of the UKEF : Commercial Required Ratio

(a)

Subject to Clause 7.9(i), if any prepayment or cancellation of a Facility is required under this Agreement, then the Borrower shall ensure that it prepays or cancels the other Facility at the same time to the extent necessary to ensure that the UKEF Ratio is equal to the UKEF : Commercial Required Ratio.

(b)

Without prejudice to paragraph (a) above, if at any time the UKEF Ratio is not equal to the UKEF : Commercial Required Ratio, the Borrower shall promptly notify the Agent of becoming aware of that event and shall, within ten (10) Business Days of the date on which the Borrower becomes aware of that event:

(i)	if no Utilisation has occurred, cancel the UKEF Facility Commitments or the Commercial Facility Commitments; or

(ii)	if a Utilisation has occurred, prepay any outstanding UKEF Facility Loan or any outstanding Commercial Facility Loan,

in either case in such amount as is required to restore the UKEF Ratio to an amount which is equal to the UKEF : Commercial Required Ratio.

(c)	Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders under that Facility rateably.

(d)	Any prepayments made under this Clause 7.3 shall satisfy the Borrower’s obligations under Clause 6.1 (Repayment of Loans) in inverse chronological order of the Repayment Dates.

7.4	Loss of UKEF Guarantee

If the UKEF Guarantee ceases to provide the full benefit of cover to a Lender or it becomes unlawful for UK Export Finance to perform any of its obligations under the UKEF Guarantee in respect of a Lender or any obligation or obligations of UK Export Finance under the UKEF Guarantee are not or cease to be legal, valid, binding or enforceable or the UKEF Guarantee is not or ceases to be in full force and effect other than as a direct result of the gross negligence or wilful misconduct of the relevant Lender:

(a)	the relevant Lender shall not be obliged to fund a Utilisation under the UKEF Facility; and

(b)

if the Lender so requires, the Agent shall, by not less than thirty (30) days’ notice to the Borrower, cancel the Commitment of that Lender under the UKEF Facility and declare the participation of that Lender in all outstanding Loans under the UKEF Facility, together with related accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender under the UKEF Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

7.5	Mandatory Prepayment Events

(a)	A Mandatory Prepayment Event shall occur if:

(i)	an Aircraft is subject to an Event of Loss;

(ii)	the ISAR Contract is terminated;

(iii)	an Aircraft ceases to be employed on the ISAR Contract as a result of a Partial Termination;

(iv)

an Intercompany Lease of an Aircraft is terminated unless a replacement Intercompany Lease is entered into for such Aircraft and such replacement Intercompany Lease is subject to a Permitted Third Party Assignment, in each case, on or prior to such termination; or

(v)	the MfT has exercised its Step-in-Rights and as a result of such exercise, a third party that does not satisfy each of the Step-in Requirements is providing any part of the Services.

(b)

At any time following the occurrence of a Mandatory Prepayment Event described in Clause 7.5(a)(i), the Borrower shall promptly notify the Agent upon becoming aware of that event and shall repay the Loans in the amount of the Release Amount as it relates to such Aircraft, on or prior to the earlier of (a) ninety (90) days after the occurrence of such Event of Loss and (b) upon its receipt of the insurance proceeds relating to such Event of Loss (irrespective of whether any or all of such proceeds have been received). Upon the Agent’s receipt, to its satisfaction and in good funds, of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Borrower’s payment of such amounts, or any such insurance proceeds, or both), the Security Agent shall release the Charged Property created pursuant to the applicable Finance Documents relating to such Aircraft, and, provided that no Relevant Default or Event of Default has occurred and is continuing, the Agent shall promptly remit to the Borrower any such Event of Loss Proceeds so received by the Agent, in excess of the Release Amount and the relevant Aircraft will cease to be an “Aircraft” for the purposes of this Agreement.

(c)	At any time following the occurrence of a Mandatory Prepayment Event described in Clause 7.5(a)(ii):

(A)	the Lenders shall not be obliged to fund a Utilisation;

(B)

if a Lender under the UKEF Facility so requires and notifies the Agent within thirty (30) days of the Borrower notifying the Agent of the event, the Agent shall, cancel the Available UKEF Facility Commitment of that UKEF Facility Lender and declare the participation of that Lender in all outstanding UKEF Facility Loans, together with accrued interest on such participation, and all other amounts accrued or outstanding under the Finance Documents to that UKEF Facility Lender which relate to that UKEF Facility Lender’s UKEF Facility Commitment immediately due and payable, whereupon the Available UKEF Facility Commitment of that UKEF Facility Lender will be immediately cancelled and that UKEF Facility Lender’s participation in all such outstanding UKEF Facility Loans, together with accrued interest on such participation and other amounts accrued or outstanding under the Finance Documents to that UKEF Facility Lender shall become immediately due and payable; and

(C)

if a Lender under the Commercial Facility so requires and notifies the Agent within thirty (30) days of the Borrower notifying the Agent of the event, the Agent shall, cancel the Available Commercial Facility Commitment of that Commercial Facility Lender and declare the participation of that Lender in all outstanding Commercial Facility Loans, together with accrued interest on such participation, and all other amounts accrued or outstanding under the Finance Documents to that Commercial Facility Lender which relate to that Commercial Facility Lender’s Commercial Facility Commitment immediately due and payable, whereupon the Available Commercial Facility Commitment of that Lender will be immediately cancelled and that Commercial Facility Lender’s participation in all such outstanding Commercial Facility Loans, together with accrued interest on such participation and other amounts accrued or outstanding under the Finance Documents to that Commercial Facility Lender shall become immediately due and payable.

(d)

At any time following the occurrence of a Mandatory Prepayment Event described in Clause 7.5(a)(iii), if a Lender so requires and notifies the Agent within thirty (30) days of the Borrower notifying the Agent of the event, the Loans in the amount of the Release Amount as it relates to such Aircraft, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents shall become immediately due and payable. Upon the Agent’s receipt, to its satisfaction and in good funds, of all of the amounts required to be paid pursuant to the preceding sentence the Security Agent shall release the Charged Property created pursuant to the applicable Finance Documents relating to such Aircraft, and the relevant Aircraft will cease to be an “Aircraft” for the purposes of this Agreement.

(e)	At any time following the occurrence of a Mandatory Prepayment Event described in Clause 7.5(a)(iv):

(A)	the Lenders shall not be obliged to fund a Utilisation;

(B)

if a Lender under the UKEF Facility so requires and notifies the Agent within thirty (30) days of the Borrower notifying the Agent of the event, the Agent shall, cancel the Available UKEF Facility Commitment of that UKEF Facility Lender and declare the participation of that Lender in the UKEF Facility Loans in the amount of the Release Amount as it relates to such Aircraft that is not subject to an Intercompany Lease subject to a Permitted Third Party Assignment, together with accrued interest on such participation, immediately due and payable, whereupon the Available UKEF Facility Commitment of that UKEF Facility Lender will be immediately cancelled and that UKEF Facility Lender’s participation the Release Amount of UKEF Facility Loans in respect of the Aircraft that is not subject to an Intercompany Lease subject to a Permitted Third Party Assignment, together with accrued interest on such participation shall become immediately due and payable; and

(C)

if a Lender under the Commercial Facility so requires and notifies the Agent within thirty (30) days of the Borrower notifying the Agent of the event, the Agent shall, cancel the Available Commercial Facility Commitment of that Commercial Facility Lender and declare the participation of that Lender in the Commercial Facility Loans in the amount of the Release Amount as it relates to such Aircraft that is not subject to an Intercompany Lease subject to a Permitted Third Party Assignment, together with accrued interest on such participation, immediately due and payable, whereupon the Available Commercial Facility Commitment of that Lender will be immediately cancelled and that Commercial Facility Lender’s participation in the Release Amount of Commercial Facility Loans in respect of the Aircraft that is not subject to an Intercompany Lease subject to a Permitted Third Party Assignment, together with accrued interest on such participation shall become immediately due and payable.

(f)	At any time following the occurrence of a Mandatory Prepayment Event described in Clause 7.5(a)(v):

(A)	the Lenders shall not be obliged to fund a Utilisation;

(B)

if a Lender under the UKEF Facility so requires and notifies the Agent, the Agent shall, cancel the Available UKEF Facility Commitment of that UKEF Facility Lender and declare the participation of that Lender in the UKEF Facility Loans in the amount of the Release Amount as it relates to such Aircraft for which a third party that does not meet the Step-in Requirements, is providing part of the Services, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents on such participation, immediately due and payable, whereupon the Available UKEF Facility Commitment of that UKEF Facility Lender will be immediately cancelled and that UKEF Facility Lender’s participation in the Release Amount of UKEF Facility Loans in respect of the relevant Aircraft together with accrued interest on such participation shall become immediately due and payable; and

(C)

if a Lender under the Commercial Facility so requires and notifies the Agent of the event, the Agent shall, cancel the Available Commercial Facility Commitment of that Commercial Facility Lender and declare the participation of that Lender in the Commercial Facility Loans in the amount of the Release Amount as it relates to such Aircraft for which a third party that does not meet the Step-in Requirement, is providing part of the Services, together with accrued interest on such participation, immediately due and payable, whereupon the Available Commercial Facility Commitment of that Lender will be immediately cancelled and that Commercial Facility Lender’s participation in the Release Amount of Commercial Facility Loans in respect of the relevant Aircraft, together with accrued interest on such participation shall become immediately due and payable.

7.6	Voluntary cancellation

The Borrower may, if it gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders of the relevant Facility may agree) prior notice, cancel the whole or any part (being a minimum amount of two hundred thousand euros (EUR 200,000)) of an Available Facility, provided that the UKEF Ratio immediately after such cancellation is equal to the UKEF : Commercial Required Ratio (and the Borrower has confirmed this is the case). Any cancellation under this Clause 7.5 shall reduce the Commitments of the Lenders under that Facility rateably.

7.7	Voluntary prepayment of Loans

(a)

Subject to paragraph (b) below, the Borrower may, if it gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders of the relevant Facility may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of two hundred thousand euros (EUR 200,000)), provided that the UKEF Ratio immediately after such prepayment is equal to the UKEF : Commercial Required Ratio (and the Borrower has confirmed this is the case).

(b)

Other than in respect of a prepayment made pursuant to Clause 19.1(c)(iii) (LTV Test) a Loan may only be prepaid after the last day of the Availability Period (or if earlier, the day on which the Available Facility is zero).

(c)	Any prepayments made under this Clause 7.7 shall satisfy the Borrower’s obligations under Clause 6.1 (Repayment of Loans) in inverse chronological order of the Repayment Dates.

7.8	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 11.2 (Tax gross up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 11.3 (Tax indemnity) or Clause 12.1 (Increased costs),

then the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in each Loan.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

then the Borrower may, on not less than five (5) Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 25.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation to such participation under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	the prior written consent of UK Export Finance shall be required for the replacement of a UKEF Facility Lender;

(iii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iv)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents;

(v)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (b) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws in relation to that transfer;

(vi)

in the event that the Borrower cancels a Lender’s Commitment, repays a Lender’s participation in the Loans or replaces a Lender in accordance with paragraph (a) above, the Borrower shall promptly indemnify UK Export Finance against any costs, expenses, loss or liability incurred by UK Export Finance in connection with the cancellation, repayment or replacement in relation to that Lender; and

(vii)

the Borrower shall only be able to cancel a Lender’s Commitment, repay a Lender’s participation in the Loans or replace a Lender in accordance with paragraph (a) above if that the UKEF Ratio would, immediately after giving effect to a notice under this Clause 7.8, be equal to the UKEF : Commercial Required Ratio.

(f)

A Lender shall perform the checks described in paragraph (e)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

7.9	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of a Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7, it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)

If the Agent becomes aware that the UKEF Ratio is not, or would not after giving effect to a notice under this Clause 7, be equal to the UKEF : Commercial Required Ratio, it shall notify the Borrower and the Lenders and UK Export Finance promptly (and in any event, within five (5) Business Days of becoming so aware).

(h)

If all or part of any Lender’s participation in a Loan is repaid or prepaid an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) shall be deemed to be cancelled on the date of such repayment or prepayment.

(i)	If any prepayment or cancellation of a Facility (in whole) is made under this Agreement, then the Borrower shall ensure that it prepays or cancels the other Facility in whole at the same time.

7.10	Application of prepayments

(a)

Any prepayment of a Loan pursuant to Clause 7.2 (Change of control), Clause 7.3 (Mandatory cancellation or prepayment in respect of the UKEF : Commercial Required Ratio), Clause 7.5 (Mandatory Prepayment Events) or Clause 7.7 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR.

8.2	Payment of interest

(a)	The Borrower shall pay accrued interest on each Loan on each Interest Payment Date.

(b)	The Borrower acknowledges and agrees that:

(i)

in respect of the UKEF Facility, a portion of the Margin in an amount equal to the UKEF Support Fee shall be for the account of UK Export Finance and shall be on-paid by the Agent to UK Export Finance in accordance with Clause 10.6 (UKEF Support Fee) and the terms of the UKEF Guarantee; and

(ii)	UK Export Finance may rely on this Clause 8.2 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

8.3	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not an Interest Payment Date:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

8.5	Interest Periods

(a)	The period for which each Loan is outstanding shall be divided into successive Interest Periods.

(b)	The first day of an Interest Period for each Loan shall be:

(i)	for the first Interest Period for that Loan, the Utilisation Date for that Loan; and

(ii)	for each subsequent Interest Period for that Loan, the Interest Payment Date of the preceding Interest Period for that Loan.

(c)	The last day of an Interest Period for each Loan shall be the earlier of:

(i)	the date falling six calendar months after the first day of that Interest Period;

(ii)	the next Semi-Annual Date;

(iii)	the Interest Payment Date of any other Loan; and

(iv)	the first Repayment Date falling after the first day of that Interest Period,

or, in each case, any other date agreed between the Borrower and the Agent (acting on the instructions of all the Lenders and UK Export Finance in relation to the relevant Loan).

(d)

If the Utilisation Date of any Loan is less than fifteen (15) days prior to an Interest Payment Date, the first Interest Period for that Loan shall end on the Interest Payment Date that next follows the Interest Payment Date immediately succeeding the Utilisation Date.

8.6	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.7	Amalgamation of Loans

If two or more Interest Periods related to Loans under the same Facility and end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

9.	CHANGES TO THE CALCULATION OF INTEREST

9.1	Unavailability of Screen Rate

(a)

If no Screen Rate is available for EURIBOR for the Interest Period of a Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	If paragraph (a) above applies but there is no EURIBOR for that Loan, then Clause 9.3 (Cost of funds) shall apply to that Loan for that Interest Period.

9.2	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifty per cent. (50%) of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR then Clause 9.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

9.3	Cost of funds

(a)	If this Clause 9.3 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event within five (5) Business Days of the first day of that Interest Period (or, if earlier, on the date falling five (5) Business Days before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)

If this Clause 9.3 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior written consent of all the Lenders and the Borrower, be binding on all Parties.

(d)

If this Clause 9.3 applies but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

9.4	Break Costs

(a)

The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than an Interest Payment Date for that Loan or Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue and, in respect of any Lender (excluding UK Export Finance if it becomes a Lender), showing how it calculated those Break Costs.

10.	FEES

10.1	Commitment fee and UKEF Commitment Fee

(a)

The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate of thirty five per cent. (35%) of (i) the Margin per annum on that Lender’s Available Commercial Facility Commitment and (ii) the Net Margin per annum on that Lender’s Available UKEF Facility Commitment, for the Availability Period.

(b)

The Borrower shall pay to the Agent (for the account of UK Export Finance) a fee computed at the rate of thirty five per cent. (35%) of the percentage set out in the definition of UKEF Support Fee per annum on the aggregate of the Available UKEF Facility Commitment of all Lenders for the Availability Period (“UKEF Commitment Fee”).

(c)	The accrued commitment fee under paragraph (a) above is payable:

(i)

if no Utilisation occurs, in arrears on (A) the last day of each successive period of three months from the date of this Agreement during the Availability Period and (B) last day of the Availability Period;

(ii)	if a Utilisation does occur:

(a)

for the period from the date of this Agreement until (but excluding) the first Interest Payment Date, in arrears on (A) the last day of each successive period of three Months from the date of this Agreement during the Availability Period until the first Interest Payment Date and (B) the first Interest Payment Date; and

(b)	for the period after (and including) the first Interest Payment Date, in arrears on each Interest Payment Date during the Availability Period and on the last day of the Availability Period; or

(iii)	if any Lender’s Commitments are cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(d)	The UKEF Commitment Fee under paragraph (b) above is payable:

(i)

if no Utilisation occurs, in arrears on (A) the last day of each successive period of three Months from the date of this Agreement during the Availability Period and (B) the last day of the Availability Period;

(ii)	if a Utilisation does occur:

(A)

for the period from the date of this Agreement until (but excluding) the first Interest Payment Date, in arrears on (A) the last day of each successive period of three Months from the date of this Agreement during the Availability Period until the first Interest Payment Date and (B) the first Interest Payment Date; and

(B)	for the period after (and including) the first Interest Payment Date, in arrears on each Interest Payment Date during the Availability Period and on the last day of the Availability Period; or

(iii)	if any UKEF Facility Lender’s Commitments are cancelled in full, on the cancelled amount of the relevant UKEF Facility Lender’s Commitment at the time the cancellation is effective.

10.2	Structuring fee

The Borrower shall pay to the Mandated Lead Arranger a structuring fee in an amount and at the times agreed in a Fee Letter.

10.3	Facility fee

The Borrower shall pay to the Lenders (for their own account) or to the Agent (for the account of the Lenders) a facility fee in an amount and at the times agreed in a Fee Letter.

10.4	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

10.5	Security Agent Fee

The Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

10.6	UKEF Support Fee

The Agent shall pay to UK Export Finance an amount equal to the UKEF Support Fee promptly on receipt of the Margin from the Borrower in accordance with Clause 8.2 (Payment of interest).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	TAX GROSS UP AND INDEMNITIES

11.1	Tax definitions

(a)	In this Agreement:

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the Borrower, which where it relates to a Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as Lender and is filed with HM Revenue & Customs within 30 days of the date that Treaty Lender becomes a Party as a Lender;

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document;

“Qualifying Lender” means:

(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)

which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)

in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(C)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)	a Treaty Lender; or

(b)	a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company;

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax;

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction;

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 11.2 (Tax gross up) or a payment under Clause 11.3 (Tax indemnity);

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)	meets all other conditions in the Treaty for full exemption from United Kingdom taxation on interest which relate to the Lender; and

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

(b)	Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of sub-paragraph (ii) of paragraph (a) of the definition of “Qualifying Lender” and:

(A)

an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Parent Guarantor a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of sub-paragraph (ii) of paragraph (a) of the definition of “Qualifying Lender” and:

(A)	the relevant Lender has not given a Tax Confirmation to the Parent Guarantor; and

(B)

the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Parent Guarantor, on the basis that the Tax Confirmation would have enabled the Parent Guarantor to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)

the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.

(e)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

(i)

Subject to sub-paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)

A Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to sub-paragraph (i) above.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with sub-paragraph (ii) of paragraph (g) above and:

(i)	a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs;

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing; or

(C)	HM Revenue & Customs has given the Borrower authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or expired,

and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i)

If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with sub-paragraph (ii) of paragraph (g) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Utilisation unless the Lender otherwise agrees.

(j)	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

11.3	Tax indemnity

(a)

The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 11.2 (Tax gross up);

(B)

would have been compensated for by an increased payment under Clause 11.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 11.2 (Tax gross-up) applied;

(C)	is suffered or incurred in respect of any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy); or

(D)	relates to a FATCA Deduction required to be made by a Party.

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 11.3, notify the Agent.

11.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

11.5	Lender status confirmation

Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Clause 11.5 (Lender status confirmation) then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Parent Guarantor). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 11.5 (Lender status confirmation).

11.6	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.7	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this Clause 11.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to a representative of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

11.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

11.9	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

12.	INCREASED COSTS

12.1	Increased costs

(a)

Subject to Clause 12.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

12.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)

compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 11.3 (Tax indemnity) applied);

(d)	suffered or incurred in respect of any Bank Levy (or any payment attributable to, or any liability arising as a consequence of, a Bank Levy); or

(e)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

13.	OTHER INDEMNITIES

13.1	General indemnity

(a)	The Borrower shall, as an independent obligation, indemnify each Indemnitee for any Losses which that Indemnitee incurs or suffers, directly or indirectly:

(i)	in connection with any Aircraft Related Activity;

(ii)

in relation to any loss or destruction of or damage to any property, or death or injury of, or other loss of any nature suffered by, any person caused by, relating to, or arising from or out of any Aircraft Related Activity and in each case regardless of when this arises (whether before or after the final repayment of the Loans);

(iii)

as a result of any design, article or material in an Aircraft or any part of it or the operation or use of it constituting or being alleged to constitute an infringement of patent, copyright, design or other intellectual property right or any other similar right; or

(iv)

in relation to preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of an Aircraft, or in securing the release of an Aircraft.

(b)	The Borrower is not liable to an Indemnitee (other than UK Export Finance) under this Clause 13.1 in respect of any Losses:

(i)

which are suffered by that Indemnitee solely and directly as a result of any breach by that Indemnitee of any of its express obligations under any of the Finance Documents (which is not a breach due to the failure of any person other than that Indemnitee to perform its obligations under the Finance Documents);

(ii)	which are suffered by that Indemnitee as a result of any fraud, gross negligence or wilful misconduct of that Indemnitee;

(iii)

which constitute a normal administrative or operating cost or expense of that Indemnitee (provided that this paragraph (iii) is without prejudice to any right of the Agent or the Security Agent to be paid or reimbursed in respect of any management time expenses pursuant to the terms of the Finance Documents);

(iv)

which arise directly and solely as a result of the transfer or disposition by a Finance Party of its rights and/or obligations under the Finance Documents except (A) if such transfer or disposition is made (x) when a Default is continuing, (y) pursuant to Clause 14 (Mitigation by the Lenders) or (z) at the request of the Borrower or the request or instructions of UK Export Finance or (B) if (and to the extent that) such Losses arise as a result of a change in law after the date of such transfer or disposition;

(v)	which are a Tax;

(vi)	which arise solely as a result of activities of that Indemnitee in any jurisdiction which are unrelated to the transactions contemplated by any Finance Document; or

(vii)	which are actually reimbursed to that Indemnitee pursuant to any other provision of the Finance Documents (and which that Indemnitee is entitled to retain).

13.2	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.3	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Secured Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

13.4	Indemnity to the Agent

(a)	The Borrower shall (or shall procure that an Obligor will) promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

(b)

The Borrower shall (or shall procure that an Obligor will) promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

13.5	Indemnity to the Security Agent

(a)	The Borrower shall (or procure that an Obligor will) promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by it to comply with its obligations under Clause 15 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(vi)	instructing lawyers, accountants, tax advisors, surveyors or other professional advisers or experts as permitted under this Agreement; or

(vii)

acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)

The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 13.5 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

13.6	Indemnity to UK Export Finance

The Borrower shall (or shall procure that an Obligor will) promptly indemnify UK Export Finance against any cost, loss or liability incurred by UK Export Finance in connection with this Agreement as a result of:

(a)	investigating any event which it believes is a Default;

(b)	acting or relying on any notice, request or instruction which it believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

14.	MITIGATION BY THE LENDERS

14.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax gross up and indemnities) or Clause 12.1 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Transaction Obligor under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)

A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it or adversely affect the Finance Party’s rights under the UKEF Guarantee.

15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent, the Security Agent and the Mandated Lead Arranger the amount of all documented out of pocket costs and expenses (including legal fees to the extent the amount of such legal fees are agreed in advance between the Agent and the Borrower) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	the Finance Documents and any other documents referred to in the Finance Documents; and

(b)	any other Finance Documents executed after the date of this Agreement.

15.2	Amendment costs

If:

(a)	a Transaction Obligor requests an amendment, waiver or consent in respect of a Finance Document;

(b)	an amendment is required pursuant to Clause 31.10 (Change of currency); or

(c)	any amendment or waiver is contemplated or agreed pursuant to Clause 37.4 (Replacement of Screen Rate),

the Borrower shall, within three (3) Business Days of demand:

(i)

reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with or implementing that request, requirement or actual or contemplated agreement; and

(ii)

pay to the Agent (for the account of UK Export Finance) an amount equal to all costs and expenses (including legal fees) incurred by UK Export Finance in responding to, evaluating, negotiating or complying with or implementing that request, requirement or actual or contemplated agreement.

15.3	Enforcement and preservation costs

The Borrower shall, within three (3) Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees and, in the case of the Agent, the Security Agent and UK Export Finance, management time expenses) incurred by that Secured Party in connection with:

(i)

the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and any investigation after the occurrence of a Default, including any costs and expenses incurred by it in connection with any:

(ii)	insurance, maintenance, storage, reconfiguration, onward leasing or sale of any Aircraft; or

(iii)	repossession, ferrying and remarketing of any Aircraft; or

(b)

with any proceedings instituted by or against that Secured Party or UK Export Finance as a consequence of it entering into a Finance Document or the UKEF Guarantee or taking or holding the Transaction Security or enforcing those rights.

15.4	Recordation and registration expenses

The Borrower shall pay and indemnify each Secured Party on demand against all costs and expenses associated with:

(a)

the filing or recording of, or establishment or maintenance of the effectiveness or enforceability of, any Finance Document (or any right or interest thereunder) in the State of Registration, the jurisdiction of incorporation of the Borrower or any Permitted Third Party User or the Habitual Base or on the International Registry, including the provision of translations, registrations, notarisations or legalisations, if required; and

(b)	the subleasing of any Aircraft, entry into any Permitted Third Party Agreement, the registration or re-registration of an Aircraft.

SECTION 7

GUARANTEE

16.	GUARANTEE AND INDEMNITY

16.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally:

(a)	guarantees to each Secured Party punctual performance by each other Transaction Obligor of all of that Transaction Obligor’s obligations under the Finance Documents;

(b)

undertakes with each Secured Party that whenever a Transaction Obligor does not pay any amount when due under or in connection with any Finance Document, each Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Secured Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Secured Party immediately on demand against any cost, loss or liability it incurs as a result of a Transaction Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by each Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 16 if the amount claimed had been recoverable on the basis of a guarantee.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Transaction Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part and shall not be affected in any way by the existence of any other security of any kind whatsoever given by any Transaction Obligor to any Secured Party.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Transaction Obligor or any security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 16 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4	Waiver of defences

(a)

Without prejudice to the rights of any Secured Party against the Borrower as principal obligor each Guarantor shall be deemed as principal obligor in respect of its obligations under this Agreement and not merely a surety and accordingly each Guarantor shall not be discharged nor shall its liability be affected by any act or thing which would not have discharged a principal obligor.

(b)

The obligations of each Guarantor under this Clause 16 will not be affected by an act, omission, matter or thing which, but for this Clause 16, would reduce, release or prejudice any of its obligations under this Clause 16 (without limitation and whether or not known to it or any Secured Party) including:

(i)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;

(ii)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Transaction Obligor or any other person;

(v)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement, avoidance or termination of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)	any insolvency or similar proceedings.

16.5	Guarantor intent

Without prejudice to the generality of Clause 16.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

16.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantors under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.7	Appropriations

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantors shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from a Guarantor or on account of a Guarantor’s liability under this Clause 16.

16.8	Deferral of Guarantor’s rights

(a)

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent (or, as the case may be, the Security Agent) otherwise directs, each Guarantor shall not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16:

(i)	to be indemnified by a Transaction Obligor;

(ii)	to claim any contribution from any other guarantor of any Transaction Obligor’s obligations under the Finance Documents;

(iii)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Party;

(iv)

to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which each Guarantor has given a guarantee, undertaking or indemnity under Clause 16.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any Transaction Obligor; and/or

(vi)	to claim or prove as a creditor of any Transaction Obligor in competition with any Secured Party.

(b)

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

(c)

If the courts of any relevant jurisdiction do not recognise any of the trusts created under this guarantee, the relationship between each Guarantor and the Lenders as beneficiaries of that trust shall, for the purpose of such jurisdiction, be construed simply as one of the principal and agent but, to the fullest extent permissible under the laws of each jurisdiction, this guarantee will have full force and effect between the parties.

16.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Secured Party and may be enforced against the Guarantors without first having to exercise any such right, and without taking any steps or proceedings, against any Transaction Obligor.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1	Status

(a)	It is a corporation, duly incorporated, validly existing and in good standing under the law of its jurisdiction of incorporation.

(b)

It and each of its Subsidiaries which owns assets used for or in connection with export activities from the United Kingdom has the power to own its assets and carry on its business as it is being conducted.

(c)

It is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, in the case of (a) and (b), except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable, subject to:

(a)	any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of utilisation); or

(b)	in the case of any Transaction Security Document, the requirements specified at the end of Clause 17.5 (Validity and admissibility in evidence).

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any Applicable Law;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)

any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets or constitute a default or termination event (howsoever described) under any such agreement or instrument nor (except as provided in any Transaction Security Document) result in the existence of, or oblige it to create, any Security over any of its assets.

17.4	Power and authority

(a)

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

17.5	Validity and admissibility in evidence

All Authorisations and other acts, conditions and things required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to ensure that the obligations expressed to be assumed by the Borrower in the Finance Documents are legal valid, binding and enforceable;

(c)	to make the Finance Documents to which it is a party admissible in evidence in the Relevant Jurisdiction; and

(d)	to enable it to create the Security to be created by it pursuant to any Transaction Security Document and to ensure that such Security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect, except Registration and Formalities Requirements.

17.6	Governing law and enforcement

(a)

The choice of the law stated to be the governing law of each Finance Document and all non-contractual obligations arising from or connected with them will be recognised and enforced in its Relevant Jurisdiction.

(b)	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in the Relevant Jurisdiction.

17.7	Deduction of Tax

It is not required to make any deduction or withholding for or on account of Tax from any payment it, or a permanent establishment of it, may make under any Finance Document to a Lender which is:

(a)	a Qualifying Lender:

(i)	falling within sub-paragraph (i) of paragraph (a) of the definition of “Qualifying Lender”; or

(ii)

except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within sub-paragraph (ii) of paragraph (a) of the definition of “Qualifying Lender”; or

(iii)	falling within paragraph (b) of the definition of “Qualifying Lender”; or

(b)

a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

17.8	No filing or stamp taxes

Subject to any Registration and Formalities Requirements, under the law of England and Wales, Delaware and Ireland it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9	No Default

(a)	No Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or might have a Material Adverse Effect.

17.10	No misleading information

(a)

All factual information provided by or on behalf of any member of the Group and BIL (including by its advisers) to a Finance Party or UK Export Finance in relation to the Facilities (including under the Exporter Agreement), the Aircraft Purchase Agreement and the ISAR Contract was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

(b)

Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided by or on behalf of any member of the Group (including by its advisers) being untrue or misleading in any material respect.

(c)

The Borrower has disclosed to the Lenders all agreements, instruments, and corporate restrictions to which the Borrower or any Subsidiary thereof is subject that could reasonably be expected to result in a Material Adverse Effect.

17.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition as at the end of the relevant financial year and operations during the relevant financial year.

(c)

There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of its Group) since the date of the Original Financial Statements.

(d)	Its most recent financial statements delivered pursuant to Clause 18.1 (Financial statements):

(i)	were prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(ii)	fairly represent its consolidated financial condition as at the end of the relevant financial year and operations during the relevant financial year.

(e)

Any budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

17.12	Pari passu ranking

(a)

Subject to the requirements specified at the end of Clause 17.5 (Validity and admissibility in evidence), each Transaction Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Secured Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)

Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.13	No proceedings pending or threatened

(a)

No litigation, arbitration or administrative proceedings or investigations of, or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened (i) against it or any of its Subsidiaries or (ii) which affect any Aircraft or any other Charged Property.

(b)

No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made (i) against it or any of its Subsidiaries or (ii) which affect any Aircraft or any other Charged Property.

17.14	No breach of laws

(a)	It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)

The Borrower is in compliance with all material indentures, material agreements or other material instruments binding upon it or its properties, except in each case where non-compliance could not reasonably be expected to result in a Material Adverse Effect.

17.15	Investment Company Act, etc.

No Obligor is (a) an “investment company” or a company “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the U.S. Investment Company Act of 1940, as amended, (b) otherwise subject to any other regulatory requirement limiting its ability to incur or guarantee Financial Indebtedness or grant security interests in its property to secure such Financial Indebtedness or requiring any approval or consent from or registration or filing with, any Government Entity in connection therewith.

17.16	Margin Regulations

None of the proceeds of any of the Loan will be used, directly or indirectly, and whether immediately, incidentally, or ultimately, for “purchasing” or “carrying” any “margin stock” within the meaning of Regulation T, Regulation U or Regulation X of the Board of Governors of the U.S. Federal Reserve System as now and from time to time hereafter in effect (the “Margin Regulations”) or for any purpose that violates or is inconsistent with the provisions of the Margin Regulations. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of the Margin Regulations.

17.17	Ownership of Charged Property

(a)

The Borrower represents and warrants that the Lenders’ Security in the Charged Property is validly created and perfected (subject to completion of the registrations with the Irish Companies Registration Office, the Registrar of Companies for England and Wales, the Aviation Authority and the notification to the Irish Revenue Commissioners) and has first priority over any other Security pursuant to all applicable law, free and clear of all other Security, except for Permitted Security Interests.

(b)

The Borrower represents and warrants that all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in the Borrower, and establish, perfect and give first priority to the Lender’s Security and other rights and interests in, against or with respect to the Charged Property owned by the Borrower, have been duly effected (subject to completion of the registrations with the Irish Companies Registration Office and the Registrar of Companies for England and Wales, the Aviation Authority and the notification to the Irish Revenue Commissioners), and all license and/or registration or filing fees, assessments, governmental charges, VAT or other Taxes in connection therewith have been duly paid as and when payable.

(c)	The Borrower represents and warrants that each Aircraft that has been delivered to the Borrower under the terms of the Aircraft Purchase Agreement is insured in accordance with Clause 23 (Insurance).

(d)

Subject to completion of any Registration and Formalities Requirements, the Borrower represents and warrants that each Transaction Security Document is effective to create in favour of the Security Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in or lien or charge against or collateral assignment of all right, title and interest of the Borrower and BIL in the Charged Property described therein subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of utilisation).

17.18	Sanctions

No Transaction Obligor or any of their respective directors or executive officers or, to their knowledge, any of their respective non-executive officers, is a Sanctioned Person.

17.19	Taxation

(a)	It is not (and none of its Subsidiaries is) overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes.

(c)	It is resident for Tax purposes only in its jurisdiction of incorporation.

17.20	Anti-corruption law

(a)

It and each member of its Group has conducted its businesses in compliance with applicable Anti-Corruption Laws and has instituted and maintains as at the date of this Agreement policies and procedures designed to promote and achieve compliance with such laws.

(b)

No member of the Group (nor, to the best of its knowledge and belief (having made due and careful enquiry), any agent, director, employee or officer of any member of the Group) has engaged in or admitted to (other than under duress) any activity (including having made or received, or directed or authorised any other person to make or receive, any offer, payment or promise to pay, of any money, gift or other thing of value, directly or indirectly, to or for the use or benefit of any person) which violates or could violate, or creates or could create liability for it or any other person under, any Anti-Corruption Laws.

(c)

No member of the Group (nor to the best of its knowledge and belief (having made due and careful enquiry) any agent, director, employee or officer of any member of the Group) is being investigated by any agency, or party to any proceedings, in each case in relation to any Anti-Corruption Laws.

17.21	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any Transaction Obligor other than as permitted by this Agreement.

(b)	No Obligor has any Financial Indebtedness outstanding other than as permitted by this Agreement.

17.22	Good title to assets

Each Transaction Obligor has and shall continue to have, good and marketable title to the assets subject to the Security created by it pursuant to any Transaction Security Document, free from all Security except for Permitted Security Interests.

17.23	No other business

(a)	The Borrower’s business purpose is:

(i)	to purchase and own the Aircraft; and

(ii)	to lease the Aircraft to BIL for BIL’s performance of the ISAR Contract.

(b)	The Borrower represents and warrants that it has not traded or carried on any business since the date of its incorporation except for the purchase and ownership of the Aircraft.

(c)	The Borrower represents and warrants that at the date of this Agreement, it is not party to any material agreement other than as contemplated by the documents mentioned in this Agreement.

(d)	The Borrower represents and warrants that it:

(i)	does not have, and has not had, any employees; and

(ii)	does not have any obligation in respect of any retirement benefit or occupational pension scheme.

(e)	The Borrower does not engage in any Prohibited Activities.

17.24 Ownership

(a)	The Parent Guarantor is (directly or indirectly) the legal and beneficial owner of at least 49% of the issued share capital of BAHL.

(b)

The Parent Guarantor and its (direct or indirect) wholly owned subsidiaries have the call option to purchase the remaining 51% of the issued share capital of BAHL, not already held by the Parent Guarantor.

(c)	BAHL is (directly or indirectly) the legal and beneficial owner of 100% of the entire issued share capital of BHGL.

(d)	BHGL is the legal and beneficial owner of 100% of the entire issued share capital of the Borrower.

(e)	The Parent Guarantor is (directly or indirectly) the legal and beneficial owner of at least 49% of the issued share capital of BIL.

(f)

The Parent Guarantor has the call option to purchase all or part of the shares in one or more entities that (directly or indirectly) hold the remaining 51% of the issued share capital of BIL, not already held by the Parent Guarantor.

17.25	Centre of main interests and establishments

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulations) in any other jurisdiction other than BHL which has an “establishment” in each of the Netherlands and The Falkland Islands.

17.26	Insolvency

(a)	No:

(i)	corporate action, legal proceeding or other procedure or step described in clause 24.9 (Insolvency proceedings); or

(ii)	creditors’ process described in clause 24.10 (Creditors’ process),

has been taken or, to the knowledge of the Borrower, threatened in relation to a member of its Group; and

(b)	none of the circumstances described in clause 24.8 (Insolvency) applies to a member of its Group.

17.27	ERISA

No ERISA Event has occurred or is reasonably expected to occur that, when taken alone or together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

17.28	ISAR Contract

(a)	The ISAR Contract was validly entered into and duly authorised by, and constitutes legal, valid, binding and enforceable obligations of, the MfT and BIL respectively.

(b)	The copy of the ISAR Contract delivered to the Agent before the date of this Agreement is a true and complete copy.

(c)

As at the date of this Agreement, no amendments or additions to the ISAR Contract have been agreed nor has the MfT or BIL waived any of their respective rights under the ISAR Contract save as disclosed to the Agent in writing.

(d)

Compensation payments (but excluding receivables payable in the ordinary course under the ISAR Contract) are only due from the MfT under the ISAR Contract on termination of the ISAR Contract by the MfT.

(e)

No provision of the ISAR Contract or any other agreement or arrangement between MfT and BIL requires or may require the sale or transfer of title in any Aircraft or any other item of Charged Property to the MfT or any other person.

17.29	Taxes

All Tax or import or export duties or other charges payable by the Borrower, any Permitted Third Party User or any Finance Party in connection with:

(i)	the import of an Aircraft into the State of Registration or the Habitual Base following its Delivery pursuant to the Aircraft Purchase Agreement and relevant Intercompany Lease; or

(ii)	the export of an Aircraft from the State of Registration or the Habitual Base upon the expiry or any other termination of the Intercompany Lease in respect of such Aircraft,

have been paid in full and all associated documentation required for compliance with said Tax or duties or other charges has been properly prepared and filed such that no penalties or interest for non-compliance or non/late-payment have been incurred.

17.30	Aircraft modifications

Each Obligor represents and warrants, on its own behalf and on behalf of BIL, that the modifications installed, or to be installed on each Aircraft shall be the property of the Borrower upon installation of such modification by Nova pursuant to the Modification Contract, notwithstanding that the Modification Contract is expressed to be performed for the benefit of BIL.

17.31	Loan proceeds

(a)	The Borrower will use the proceeds of any Loans only for the purposes set out in Clause 3.1 (Purpose).

(b)

BHL will use (and will ensure that each member of its Group uses) the proceeds of any Loans only for General Working Capital Purposes in connection with the performance of its obligations under the ISAR Contract and/or the UK SAR Contracts (as applicable).

17.32	BHL Intercompany Loan Agreement

(a)	The BHL Intercompany Loan Agreement is in full force and effect.

(b)	Neither the Borrower nor BHL has defaulted or is in breach of any obligation under the BHL Intercompany Loan Agreement.

(c)	The execution, delivery and performance of the BHL Intercompany Loan Agreement has been duly authorised by all necessary corporate action of the Borrower and BHL.

(d)	The obligations of the Borrower and BHL under the BHL Intercompany Loan Agreement constitute legal, valid, binding and enforceable obligations.

(e)	The BHL Intercompany Loan Agreement has been validly executed by the Borrower and BHL.

(f)

All amounts outstanding under the BHL Intercompany Loan Agreement as at the date of this Agreement have been used solely for the purposes of paying amounts due to the Manufacturer under the Aircraft Purchase Agreement and/or Nova under the Modification Contract.

(g)

The purpose of the BHL Intercompany Loan Agreement is to finance the progress payments relating to the purchase of the Aircraft under the Aircraft Purchase Agreement and the progress payments relating to modification to the Aircraft under the Modification Contract for the performance by BIL of the ISAR Contract.

(h)

The copy of the executed BHL Intercompany Loan Agreement delivered to the Agent as a condition precedent pursuant to Clause 4.1 (Initial conditions precedent) is a true and complete copy of the version of the BHL Intercompany Loan Agreement and is in the form as agreed by the Agent.

(i)	As at the date of this Agreement, the BHL Intercompany Loan Agreement has not been amended, supplemented or superseded and no such amendments or additions have been agreed between the parties to it.

(j)

Disbursement by the Borrower of proceeds of Loans to the BHL Segregated Account will be deemed to partially discharge the principal amounts outstanding from the Borrower to BHL under the BHL Intercompany Loan Agreement, in the amount of the proceeds of Loans deposited into that account.

17.33	Repetition

(a)	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request.

(b)

The Repeating Representations other than paragraphs (a), (b) and (c) of Clause 17.17 (Ownership of Charged Property), Clause 17.26 (Insolvency) and Clause 17.29 (Taxes) are deemed to be made by each Obligor by reference to the facts and circumstances then existing on each Interest Payment Date.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

(a)	Each Obligor shall supply to the Agent in a form acceptable to the Agent (in sufficient copies for all the Lenders and UK Export Finance):

(i)

as soon as the same become available, but in any event within ninety (90) days after the end of each of the Fiscal Year of the Parent Guarantor, the audited consolidated financial statements of the Parent Guarantor and its Subsidiaries for that Fiscal Year;

(ii)

as soon as the same become available, but in any event within forty five (45) days after the end of each Fiscal Quarter, the unaudited consolidated financial statements of the Parent Guarantor and its Subsidiaries for that Fiscal Quarter;

(iii)

as soon as the same become available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, the unaudited financial statements of the Borrower for the Fiscal Year;

(iv)

as soon as the same become available, but in any event within forty five (45) days after the end of each Fiscal Quarter of the Borrower, the unaudited financial statements of the Borrower for the Fiscal Quarter and the elapsed portion of the Fiscal Year; and

(v)	if requested by the Agent, the audited financial statements of any other Subsidiary of that Obligor for that financial year (if available).

(b)

If requested by the Agent, each Obligor shall supply to the Agent in a form acceptable to the Agent (in sufficient copies for all the Lenders and UK Export Finance) as soon as the same become available, but in any event within ninety (90) days after the end of each of its financial years the financial statements of any Subsidiary of that Obligor for that financial year.

18.2	Compliance Certificate

(a)

The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 18.1 (Financial statements), a Compliance Certificate (i) certifying the accuracy of the financial statements, (ii) certifying whether a Default or Event of Default exists on the date of such certificate and if so, any action that the Borrower has taken or proposed to take in respect thereof, and (iii) setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date of the most recent LTV Test Date.

(b)

Each Compliance Certificate (i) shall be signed by two Responsible Officers of the Parent Guarantor, (ii) shall be countersigned by two (2) directors of the Borrower, and (iii) shall state whether any change in the application of the Accounting Principles has occurred since the date of the Original Financial Statements and specify the effect of such change.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall:

(i)	include a balance sheet, profit and loss account and (in respect of the Parent Guarantor) cashflow statement;

(ii)

be certified by a director of the relevant company as giving a true and fair view of the relevant financial year and shall be accompanied by any letter addressed to the management of the relevant company by the Obligor’s auditors and accompanying those annual financial statements; and

(iii)

include a consolidated balance sheet of the Parent Guarantor and its Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash-flow (with all footnotes) of the Parent Guarantor (without qualification as to the scope or auditor or any going concern explanation of limitation), setting forth in each case in comparative form the figures for the previous Fiscal Year or Fiscal Quarter (as applicable).

(b)

The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor, unless, in relation to any set of financial statements, the Obligor notifies the Agent that there has been a change in the Accounting Principles or the accounting practices or reference periods and its auditors deliver to the Agent:

(i)

a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

(c)

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4	Anti-corruption information

Unless such disclosure would constitute a breach of any Applicable Law or regulation, the Borrower shall supply to the Agent (in sufficient copies for all the Lenders and UK Export Finance, if the Agent so requests):

(a)

promptly upon becoming aware of them, the details of any actual or potential violation by, or creation of liability for, any member of the Group or any agent, director, employee or officer of any member of the Group (or any counterparty of any such person in relation to any transaction contemplated by a Finance Document) of or in relation to any Anti-Corruption Laws, or of any investigation or proceedings relating to the same;

(b)

copies of any correspondence delivered to, or received from, any regulatory authorities in relation to any matter referred to in paragraph (a) above at the same time as they are dispatched or promptly upon receipt (as the case may be); and

(c)

promptly upon request by any Finance Party (through the Agent), such further information relating to any matter referred to in paragraphs (a) and (b) above as that Finance Party may reasonably require.

18.5	Ringfencing Compliance Report

(a)

The Borrower and BHL shall supply to the Agent within 10 Business Days of the relevant cut-off date specified, a Ringfencing Compliance Report setting out how the Borrower, BHL or the Parent Guarantor’s Group (as applicable) have used the proceeds of the Loans, as of:

(i)	each anniversary of the date of first Utilisation of the Facility, provided there are amounts standing to the credit of the Borrower Segregated Account and/or the BHL Segregated Account on that date;

(ii)	the date all Loan proceeds deposited in the Borrower Segregated Account have been drawn from the Borrower Segregated Account;

(iii)	the date all Loan proceeds deposited in the BHL Segregated Account have been drawn from the BHL Segregated Account; and

(iv)	any date requested by UK Export Finance.

(b)

Each Ringfencing Compliance Report (i) shall be signed by two (2) directors of the Borrower and BHL and (ii) shall be in the form set out at Schedule 8 (Form of Ringfencing Compliance Report) or such other format acceptable to UK Export Finance.

18.6 Ringfencing audit and information rights

(a)	Each Obligor shall permit UK Export Finance to access, audit and/or inspect documents and records held by it where requested from time to time.

(b)	Each Obligor shall supply to UK Export Finance, if UK Export Finance so requests from time to time, any additional information relating to:

(i)	use of the proceeds of the Loans;

(ii)	the BHL Intercompany Loan Agreement;

(iii)	any supplier invoice attached to a Utilisation Request; and

(iv)	any supplier invoice from Nova in respect of milestone modifications completed pursuant to the Modification Contract after Delivery of an Aircraft.

18.7	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders and UK Export Finance, if the Agent so requests):

(a)	all documents dispatched by each of the Borrower and the Parent Guarantor to its shareholders generally (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and/or any Permitted Third Party User, and which, if adversely determined, is reasonably likely to have a Material Adverse Effect;

(c)

promptly, such further information regarding the financial condition, assets, business and operations of any member of its Group and/or any Permitted Third Party User (including any requested amplification or explanation of any item in the financial statements delivered by it pursuant to Clause 18.1 (Financial statements), or other material provided by any Obligor under this Agreement) and (in respect of the Borrower or BIL) an up-to-date copy of its shareholders’ register (or equivalent in the Relevant Jurisdiction) as any Finance Party or UK Export Finance (through the Agent) may request;

(d)

all information which the Agent may from time to time request regarding any Aircraft, any Engine, or any Part, and the use, location, operation, insurance, maintenance and condition of any Aircraft, any Engines and any Part;

(e)

on request, evidence satisfactory to the Agent that all Taxes, charges and other outgoings incurred by the Borrower or any Permitted Third Party User (including all payments which are then due to any airport and air traffic control authorities) have been paid;

(f)

on request, a statement of account of sums due from the Borrower or any Permitted Third Party User to any relevant air traffic control authority other than Eurocontrol, duly signed by that other authority; and

(g)

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of its Group and/or any Permitted Third Party User and which is reasonably likely to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding fifty million dollars ($50,000,000) (or its equivalent in other currency or currencies); and

(h)	on each Quarter Date, a copy of any changes to the constitutional documents of any Obligor made during the period since the immediately preceding Quarter Date.

18.8	Information to UK Export Finance

UK Export Finance is invited to all quarterly and annual presentations and/or calls (if any) regarding the business and financial performance of the Group and any other presentations and/or calls held by any Obligor to which all of its bond and bank investors are generally invited and the Obligors shall ensure that UK Export Finance is added to the distribution list used by the Obligors from time to time to issue such invitations.

18.9	Notice of material events

(a)

Each Obligor shall promptly furnish to the Agent (in sufficient copies for the Lenders and UK Export Finance) written notice of the following (unless that Obligor is aware that a notification has already been provided by another Obligor):

(i)	any Default or Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence;

(ii)	the occurrence of any Event of Loss or other event or condition of which any Obligor is aware that could reasonably be expected to become an Event of Loss;

(iii)	the occurrence of any damage to an Aircraft exceeding the Major Damage Threshold upon becoming aware of such damage unless the repair of such damage is fully covered by a PBH Agreement;

(iv)	any default or event of default (howsoever described) occurs in respect of any Financial Indebtedness of the Parent Guarantor under the Senior Bonds; and

(v)

any dispute between any Obligor, any Permitted Third Party User and any Aviation Authority, Government Entity or other party that involves an Aircraft or any other Charged Property which could materially interfere with the normal business operations of the Borrower or a Permitted Third Party User that, in each case, could reasonably be expected to result in a Material Adverse Effect.

(b)	The Borrower shall (or shall procure that BIL shall) promptly furnish to the Agent (in sufficient copies for the Lenders and UK Export Finance) written notice of the following:

(i)	receipt by BIL of any termination notice served by the MfT under the ISAR Contract, together a copy of such termination notice and details of:

(A)	the cause for such termination notice being served;

(B)	the anticipated date of termination of the ISAR Contract,

following which notification, the Borrower shall (or shall procure that BIL shall) provide the Agent with details of any transfer arrangements relating to the continued provision of services to be provided under the ISAR Contract affecting any part of the Charged Property;

(ii)

the occurrence of any Notifiable Default under (and as defined in) the ISAR Contract following which notification, the Borrower shall (or shall procure the BIL shall) provide the Agent with details on the actual or anticipated effect of the Notifiable Default;

(iii)

the submission of any Rectification Plan under (and as defined in) the ISAR Contract, following which notification, the Borrower shall (or shall procure the BIL shall) provide the Agent with updates as requested by the Agent on the performance and compliance with such Rectification Plan;

(iv)	the exercise of any step-in or replacement rights by the MfT under the ISAR Contract in relation to any Aircraft;

(v)	to the knowledge of any Transaction Obligor, the occurrence of any event which would entitle the MfT to issue a termination notice under the ISAR Contract;

(vi)	the exercise of any rights or making of any demand by the MfT under the Performance Security Bond and/or under the Parent Company Guarantee (as defined in the ISAR Contract); and

(vii)	upon request by the Agent, information regarding BIL’s compliance with and performance of, the ISAR Contract.

(c)

Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.10 Direct electronic delivery by the Borrower

The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 33.5 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

18.11	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	a change in UK Export Finance’s internal financial crimes compliance policies;

(iii)

any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iv)	a proposed assignment or transfer by a Lender of any of its rights or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or UK Export Finance or any Lender (or, in the case of paragraph (iv) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or UK Export Finance or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or UK Export Finance) or UK Export Finance or any Lender (for itself or, in the case of the event described in paragraph (iv) above, on behalf of any prospective new Lender or UK Export Finance) in order for the Agent, UK Export Finance such existing Lender or, in the case of the event described in paragraph (iv) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws or regulations and/or as required under UK Export Finance’s internal practices and procedures pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable law pursuant to the transactions contemplated in the Finance Documents.

(c)

Each Obligor shall (not more than once in every financial year unless the Agent reasonably suspects a Default is continuing or may occur) permit the Agent and/or accountants or other professional advisers and contractors of the Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or the Borrower to (a) the premises, assets, books, accounts and records of each Obligor and (b) meet and discuss matters with management of the Group.

19.	FINANCIAL COVENANTS

19.1	LTV Test

(a)

The Borrower shall ensure that the LTV Ratio will be tested on each LTV Test Date, by reference to the Appraisals provided to the Agent attributable to the testing of the LTV Ratio on such LTV Test Date.

(b)	Subject to paragraph (c) below, the Borrower shall ensure that on any LTV Test Date, the LTV Ratio is not greater than the Maximum LTV Ratio.

(c)

If on any LTV Test Date, the LTV Ratio is greater than the Maximum LTV Ratio applicable to such LTV Test Date, the Borrower shall, within sixty (60) days (or such longer period as may be agreed by UK Export Finance and the Agent, acting in accordance with the instructions of Majority Lenders (calculated by reference to the aggregate of the Total Commitments)) after such Test Date (in its sole discretion) elect to:

(i)

pay to, or procure the payment to, the Collateral Account an amount which is sufficient, when added to the amount calculated as “B” for the purposes of the definition of LTV Ratio, to reduce the LTV Ratio to a percentage equal to or lower than the then applicable Maximum LTV Ratio (the “LTV Required Amount”) provided that each LTV Required Amount shall remain on deposit in the Collateral Account until the earlier of:

(A)

the first subsequent LTV Test Date on which an LTV Trigger Event no longer occurs, disregarding the amount in the Collateral Account, and where paragraph (d) applies, also disregarding any LTV Additional Aircraft Collateral;

(B)

the date on which the Additional Aircraft Collateral (as defined below) that has a net realisable value at least equal to the amount of the LTV Additional Aircraft Collateral (as defined below) is provided and has been duly perfected; or

(C)

the date on which the Agent is satisfied that no amount is outstanding under the Finance Documents nor any Commitment is in force, upon which the Borrower or the Parent Guarantor may withdraw the LTV Required Amount from the Collateral Account, provided that, in each case, no Event of Default has occurred and is continuing on such date; and/or

(ii)

provide additional Security over an unencumbered aircraft (“Additional Aircraft Collateral”) acceptable to (and on the terms acceptable to) the Lenders and UK Export Finance, which, in the opinion of the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) and UK Export Finance has a net realisable value of at least equal to an amount which is sufficient, when aggregated with the amount calculated as “B” for the purposes of the definition of LTV Ratio, to reduce the LTV Ratio to a percentage equal to or lower than the then applicable Maximum LTV Ratio (the “LTV Additional Aircraft Collateral”) provided that each LTV Additional Aircraft Collateral shall remain secured in favour of the Security Agent until the earlier of:

(A)

the first subsequent LTV Test Date on which an LTV Trigger Event no longer occurs, disregarding the LTV Additional Aircraft Collateral, and where paragraph (d) applies, also disregarding the amount in the Collateral Account; or

(B)	the date on which the LTV Required Amount (as defined above) has been deposited in the Collateral Account; or

(C)	the date on which the Agent is satisfied that no amount is outstanding under the Finance Documents nor any Commitment is in force,

upon which the Borrower may request that the Security Agent releases the additional Aircraft Collateral, provided that no Event of Default has occurred and is continuing on such date; and/or

(iii)

make a partial prepayment in an amount which is sufficient, when deducted from the amount calculated as “A” for the purpose of the definition of LTV Ratio, to reduce the LTV Ratio to a percentage equal to or lower than the then applicable Maximum LTV Ratio, such prepayment to be applied to satisfy the Borrower’s obligations under Clause 6.1 (Repayment of Loans) in inverse chronological order of the Repayment Dates.

(d)

For the avoidance of doubt, the Borrower may utilise any combination of the options available to it in Clause 19.1(c) to reduce the LTV Ratio to a percentage equal to or lower than the then applicable Maximum LTV Ratio.

(e)

The Borrower (or BIL or a Permitted Third Party User on behalf of the Borrower) shall deliver to the Agent (in sufficient copies for UK Export Finance), by no later than thirty (30) days after (and excluding) each LTV Test Date, a Compliance Certificate (together with copies of the relevant Appraisal reports) confirming in reasonable detail if the Maximum LTV Ratio is complied with on the relevant LTV Test Date.

20.	STEP-IN RIGHTS AND RESTRICTED REMEDIES

(a)

The Borrower shall immediately notify the Agent if it becomes aware that a Step-in Event has occurred and shall promptly provide the Agent with such further details concerning such Step-in Event and/or developments with respect to such Step-in Event as the Agent may require.

(b)

If a Step-in Event has occurred or an Event of Default has occurred and is continuing, each of the Parent Guarantor and the Borrower shall (and shall procure that BIL will), upon request by the Agent, use its reasonable endeavours to cause the MfT to engage in discussions with the Agent regarding (without limitation):

(i)	the circumstances giving rise to such Step-in Event or Event of Default;

(ii)	the actual or potential exercise by the MfT of any Step-in Right and the continuing performance of the ISAR Contract; and/or

(iii)	the actual or potential exercise by any Finance Party of any right or remedy that it is or may be entitled to exercise as a result of the occurrence of such Event of Default.

(c)

For the purpose of any discussion or other communication between any Finance Party and the MfT in the circumstances described in this Clause 20, the Obligors acknowledge that a Finance Party shall be permitted to disclose any matter related to or occurring with respect to the Finance Documents as it sees fit, notwithstanding any right of confidentiality or provision of the Finance Documents to the contrary.

(d)	For the purposes of this Clause 20, “Step-in Event” means:

(i)	the exercise by the MfT of any Step-in Right; and/or

(ii)	the occurrence of any event or circumstance entitling the MfT to exercise any Step-in Right.

(e)

At all times during a Step-in Period, the Borrower shall (and shall procure that BIL will), procure that the MfT shall or the relevant third party will, provide the Agent and/or the Security Agent with such information as either may request from time to time regarding an Aircraft, any Engine or any Part, its use, location, condition, maintenance, insurance or operation and allow the inspection at any time and from time to time of an Aircraft, an Engine, Part or any Records by the Agent, the Security Agent and/or their respective representatives upon reasonable notice, provided such inspection shall not unreasonably interfere with such Aircraft’s operations.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

(a)	Each Obligor shall promptly obtain all Authorisations and comply with and perform all other acts, conditions and things required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(ii)	to ensure that the obligations expressed to be assumed by the Borrower in the Finance Documents are legal valid, binding and enforceable;

(iii)	to make the Finance Documents to which it is a party admissible in evidence in the Relevant Jurisdiction; and

(iv)	to enable it to create the Security to be created by it pursuant to any Transaction Security Document and to ensure that such Security has the priority and ranking it is expressed to have.

(b)	The Borrower shall promptly make the registrations and comply with the other requirements specified at the end of Clause 17.5 (Validity and admissibility in evidence).

21.2	Compliance with laws

Each Obligor shall (and shall procure that each of BIL and each Permitted Third Party User will) comply in all respects with the Applicable Law, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3	Books and records

The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account customary in the businesses of the Borrower and its Subsidiaries, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Parent Guarantor in conformity with the Accounting Principles.

21.4	Maintenance, Habitual Base of Aircraft and Operation

(a)

The Borrower will procure that each Aircraft is at all times operated and maintained under and in compliance with the laws and regulations of any applicable Aviation Authority and any other applicable provision of all Applicable Standards.

(b)

If an Aircraft suffers loss or damage not constituting an Event of Loss, all the obligations of the Borrower under the Finance Documents with respect to such Aircraft will continue and the Borrower shall promptly procure the repair or replacement of all damaged or lost Engines or parts in accordance with this Agreement.

(c)

Each Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the applicable Aviation Authority. The Borrower shall at all times have (or ensure that any Permitted Third Party User at all times has) a current valid air operator’s certificate and other authorisations required for aircraft of the same type as the Aircraft.

(d)	Each Aircraft shall be kept in configuration appropriate for search and rescue operations under the ISAR Contract.

(e)

The Borrower and any Permitted Third Party User will ensure that the Habitual Base will remain the habitual base for each Aircraft, provided that the Borrower and any Permitted Third Party User may fly an Aircraft temporarily to, but not habitually base an Aircraft in, any country in the world (other than Ireland), unless:

(i)

such relocation is to a Permitted Maintenance Jurisdiction required in connection with the maintenance of such Aircraft pursuant to the Maintenance Program to be performed in a Permitted Maintenance Jurisdiction by a maintenance performer approved by the Aviation Authority and such Aircraft returns to Ireland within one hundred and fifty (150) consecutive days of such Aircraft’s departure from Ireland; or

(ii)	such relocation is at the request of the MfT,

provided that:

(A)

such Aircraft shall not remain in such country or habitually operate in and out of such country, for a period of more than thirty (30) consecutive days and there shall be at least thirty (30) days between such thirty (30) consecutive day periods (save, where a longer period is permitted by clause (i)); and

(B)	such Aircraft shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise):

(1)	that is excluded from insurance coverage (or specifically not covered by such insurance);

(2)

which is prohibited by the export laws and regulations or the Foreign Asset Control Regulations of the US or any applicable sanctions, orders or legislation, from time to time promulgated by any of the United Kingdom, the US, the State of Registration or the Habitual Base, United Nations or the European Union or that is subject to the United Kingdom, the US, United Nations, the State of Registration or the Habitual Base or European embargoes or with which the United Kingdom, the US, United Nations, the State of Registration or the Habitual Base or European Union does not maintain favourable diplomatic or similar relations;

(3)

to the extent that payment of any claim under insurance coverage directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the US; or

(4)	in violation of any of the Finance Documents or any Applicable Standards.

(f)

The Borrower shall adopt, implement and comply with all security measures required by any applicable law, or by any required insurance, or that are necessary or appropriate for the proper protection of each Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.

(g)	The Borrower agrees that, with respect to each Aircraft and associated Charged Property, the Borrower shall, or shall procure that a Permitted Third Party User will, at its own expense:

(i)

ensure that each Aircraft is kept airworthy in all respects, in good repair and condition, with all its equipment, components and systems functioning in accordance with their intended use, and clean by international helicopter operator standards and in good appearance

(ii)	maintain, store, modify, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards, to be performed by a maintenance performer approved by the Aviation Authority;

(iii)	make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause such Aircraft to remain airworthy;

(iv)

furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to the Borrower, ordinary wear and tear from proper use alone excepted;

(v)	promptly replace all parts:

(A)	which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever; or

(B)	if not previously replaced pursuant to clause (A) above, as and when required by any Applicable Standards, including any applicable life limits;

(vi)	maintain (in English):

(A)	all Records in accordance with Applicable Standards;

(B)	accurate, complete and current records of all flights made by any Aircraft and of all maintenance and repairs carried out on that Aircraft, each Engine and each Part installed thereon;

(C)	a record of, and disclose to the Agent (on request), the location of any Engines and parts not installed on an Aircraft; and

(D)	the Records in its possession and control at a location approved by the Aviation Authority in fire proof storage containers in an area free from any risk of flooding;

(vii)

all maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the manufacturer of (as applicable) such Charged Property;

(viii)

ensure that (i) each Aircraft has a current unrestricted certificate of airworthiness (in the search and rescue and coastguard activities or services category) and a valid noise limitation certification and (if required) certification as to maintenance, in each case issued by the Aviation Authority and (ii) the Security Agent is from time to time provided with a copy thereof;

(ix)	not hold out any Indemnitee as carrying goods or passengers on any Aircraft or as being in any way connected or associated with any operation or carriage;

(x)	not execute or submit an IDERA for recordation in favour of any creditor other than the Security Agent without the Agent’s prior consent;

(xi)	not do or permit to be done anything which might prejudice any right which any of the Finance Parties may have against the Manufacturer, the Engine Manufacturer or any other supplier of any Part.

(xii)	not use or permit the use of any Aircraft for the carriage of:

(A)	living or dead animals except according to the International Air Transport Association (IATA) regulations;

(B)

acids, toxic chemicals, other corrosive materials, explosives, nuclear fuels, nuclear wastes, or any nuclear assemblies or components, except as permitted by IATA from time to time and provided that all the requirements for packaging or otherwise contained therein are fulfilled;

(C)	any goods, materials or items of cargo which could be expected to cause damage to an Aircraft or which would not be adequately covered by the Insurances; or

(D)	any item or substance whose possession or carriage is illegal under any Applicable Law,

and shall otherwise comply with any and all applicable carriage regulations or restrictions from time to time issued by IATA;

(xiii)

not abandon any Aircraft or do or permit to be done anything which may expose any Aircraft or any part of it to the risk of damage, destruction, arrest, confiscation, seizure, forfeiture, impounding, detention or appropriation; and

(xiv)

not use any Aircraft for purposes of training, qualifying or reconfirming the status of personnel except for the benefit of the Borrower’s or Permitted Third Party User’s personnel, and then only if the use of such Aircraft for such purpose is not disproportionate to the use for such purpose of other aircraft of the same type as such Aircraft operated by the Parent Guarantor.

(h)

Without limiting the foregoing, the Borrower shall, or will procure that a Permitted Third Party User shall, comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.

(i)

The Borrower will not make or authorise any improvement, change, addition or alteration to any Aircraft that will impair the originally intended function or use of such Aircraft, diminish the value of such Aircraft as it existed immediately prior thereto, or violate any Applicable Standard.

(j)

All Parts, Replacement Parts, repairs, replacements, mechanisms and devices added by the Borrower or on its behalf shall immediately, without further act, become part of the relevant Aircraft and subject to the Security granted to the Security Agent pursuant to the applicable Finance Documents.

(k)

The Borrower shall, or shall procure that a Permitted Third Party User shall, ensure that there is always affixed, and not removed or in any way obscured, a fireproof plate (having dimensions of not less than 10 cm. x 7 cm.) in a prominent position in the cockpit of each Aircraft adjacent to the certificate of airworthiness and on each Engine stating:

NOTICE OF OWNERSHIP

THIS [AIRCRAFT][ENGINE] IS OWNED BY BRISTOW LEASING LIMITED AND IS LEASED TO BRISTOW IRELAND LIMITED AND MORTGAGED TO NATIONAL WESTMINSTER BANK PLC ON BEHALF OF CERTAIN LENDERS AND MAY NOT BE OR REMAIN IN THE POSSESSION OF, OR BE OPERATED BY, ANY OTHER PERSON WITHOUT THE PRIOR WRITTEN CONSENT OF NATIONAL WESTMINSTER BANK PLC,

such name plates to be replaced, if requested, within sixty (60) days of such request, reflecting the name of any successor to or permitted assignee or permitted transferee of the Borrower and/or the Security Agent.

(l)

The Borrower may not operate, maintain, insure or deal with any Aircraft, any Engine or any part thereof in a manner which discriminates against such Aircraft, when compared with the manner in which the Parent Guarantor operates, maintains, insures or deals with other aircraft, engines or parts (in each case of a similar model to such Aircraft, the Engines or parts thereof) in the Parent Guarantor’s fleet.

21.5	Negative pledge

(a)	In this Clause 21.5, “Quasi-Security” means an arrangement or transaction described in paragraph (c) below.

(b)	No Obligor shall (and the Borrower shall ensure that no other member of its Group or BIL will) create or permit to subsist any Security over any Aircraft, any Engine or any other of its assets.

(c)	No Obligor shall (and the Borrower shall ensure that no other member of its Group or BIL will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Transaction Obligor or any other member of an Obligor’s Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)

The Borrower will warrant and defend its good and marketable title to each Aircraft owned by it and the associated Charged Property, and the validity, perfection and first priority of the Security in the Charged Property granted pursuant to the applicable Finance Documents, against all other Security, claims and demands whatsoever.

(e)	Paragraphs (b) and (c) above do not apply to any Security or (as the case may be) Quasi-Security, listed below (each of which shall constitute a “Permitted Security Interest”):

(i)	the Transaction Security;

(ii)

any Security or Quasi-Security established over any of its assets in favour of the secured parties in connection with each Existing Financing except to the extent the principal amount outstanding or committed of facilities secured by that Security or Quasi-Security exceeds principal amount outstanding or committed of secured facilities stated in Schedule 9 (Existing Financial Indebtedness) in respect of the Existing Financings as at the date of this Agreement;

(iii)	any netting or set-off arrangement entered into by any member of an Obligor’s Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iv)

save to the extent covered in paragraph (ii) above, any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of an Obligor’s Group for the purpose of:

(A)	hedging any risk to which any member of that Obligor’s Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(v)	any lien arising by operation of law and in the ordinary course of trading;

(vi)

any Security or Quasi-Security over or affecting any asset of any Obligor (other than the Borrower) or Subsidiary of an Obligor (other than the Borrower) (other than Charged Property) where such Security or Quasi-Security is granted to secure Financial Indebtedness permitted under Clause 21.9(b) (Financial Indebtedness);

(vii)	any Security or Quasi-Security over or affecting any asset acquired by a member of an Obligor’s Group (excluding the Borrower’s Group) after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of an Obligor’s Group; and

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by that member of that Obligor’s Group;

(viii)	any Security or Quasi-Security over or affecting any asset owned by a company acquired by a member of an Obligor’s Group (excluding the Borrower’s Group) after the date of this Agreement if:

(A)	the Security or Quasi-Security was created prior to the date of the acquisition;

(B)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company by a member of an Obligor’s Group; and

(C)	the principal amount secured has not been increased in contemplation of or since the acquisition of that company by that member of that Obligor’s Group;

(ix)	any Security or Quasi-Security entered into pursuant to, created by, or expressed to be created by any Finance Document;

(x)	any Security or Quasi-Security permitted in writing by the Majority Lenders (calculated by reference to the aggregate of the Total Commitments);

(xi)

any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of an Obligor’s Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of an Obligor’s Group;

(xii)	any Quasi-Security arising as a result of a disposal which is expressly permitted pursuant to Clause 21.6 (Disposals);

(xiii)	any Quasi-Security arising as a consequence of any finance lease permitted pursuant to paragraph (b)(vii) of Clause 21.9 (Financial Indebtedness);

(xiv)	Security for:

(i)	Taxes either not yet due or being contested; or

(ii)	materialmen’s, mechanic’s, workmen’s, repairmen’s, employee’s, airport’s, navigation authority’s or other like Security arising in the ordinary course for sums not yet overdue or being contested,

in each case, provided that any such contest must be conducted by such Obligor, as applicable, in good faith, with due diligence and by appropriate proceedings, so long as such proceedings do not involve, in the Security Agent’s judgment, any material danger of the sale, foreclosure, transfer, forfeiture or loss of the Aircraft, or title thereto, the rights of the Security Agent and each Lender hereunder or the Security Agent’s or such Lender’s interest therein, and for the payment of which adequate reserves are being maintained in accordance with the Accounting Principles or other appropriate provisions satisfactory to the Security Agent have been made; or

(xv)

any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of an Obligor’s Group other than any permitted under paragraphs (i) to (xiv) above does not exceed one hundred million dollars ($100,000,000) (or its equivalent in any other currency or currencies).

However, the exceptions in paragraphs (iii) and (xv) above do not apply to any Charged Property nor to the Borrower except to the extent that all the Lenders agree otherwise.

21.6	Disposals

(a)

No Obligor shall (and the Borrower shall ensure that no other member of its Group will and the Parent Guarantor shall ensure that no Material Subsidiary will), enter into a single transaction or a series of transactions (whether related or not), including with any Holding Company or other direct or indirect shareholder of the Borrower, and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)

The Borrower shall not enter into a single transaction or a series of transactions (whether related or not), whether voluntary or involuntary, to sell, lease, transfer or otherwise dispose of the proceeds of any Loan to BHL, BAHL, the Parent Guarantor or any member of the Parent Guarantor’s Group other than in accordance with paragraph (b)(i) of Clause 3.1 (Purpose).

(c)

Paragraph (a) above does not apply to any sale, lease, transfer or other disposal of an asset (other than any Charged Property and other than by the Borrower or a member of the Borrower’s Group, except in the case of subclauses (i), (ii), (v) and (vi)):

(i)

in respect of an Aircraft, in respect of which an Event of Loss has occurred, provided that the Borrower has prepaid the Release Amount in respect of that Aircraft in accordance with the provisions of Clause 7.5(b) (Mandatory Prepayment Events) and the Transaction Security in respect of such Aircraft has been duly released by the Security Agent;

(ii)

that is an Engine or Part that has been removed from an Aircraft in accordance with the terms of Clause 22.2 (Removal of Engines and Parts) and suitably replaced by way of permanent replacement in accordance with Clause 22.3(a) (Replacement of Engines and Parts) and 22.4 (Title) and the Transaction Security in respect of such Engine or Part has been duly released by the Security Agent;

(iii)

where such asset constitutes cash withdrawn from the Borrower Segregated Account and is applied in accordance with Clause 3.1 (Purpose) or where such asset constitutes cash withdrawn from the BHL Segregated Account and is applied in accordance with paragraph (b) of Clause 21.28 (EDG proceeds);

(iv)	where such asset is real estate and disposed of on arm’s length terms;

(v)	where such asset constitutes cash which had been posted to the Collateral Account as an LTV Required Amount but is permitted to be withdrawn in accordance with Clause 19.1(c)(i);

(vi)	where an unencumbered aircraft has been provided as Additional Aircraft Collateral but is no longer required to remain secured in favour of the Security Agent pursuant to Clause 19.1(c)(ii);

(vii)	made in the ordinary course of trading of the disposing entity and on arm’s length terms;

(viii)	to a member of any Obligor’s Group if such disposal is made at a time when no Default is continuing, in exchange for cash, intercompany loans and/or notes and/or stock;

(ix)	where such asset is a Cash Equivalent Investment for cash or in exchange for other Cash Equivalent Investments;

(x)

to a Joint Venture where the Joint Venture: (i) is not incorporated in a Sanctioned Country or subject to any Sanctions Laws and Regulations and (ii) carries out substantially the same business as that carried on by the Obligors or any of their Subsidiaries;

(xi)

of aircraft, engines, parts or equipment to another member of an Obligor’s Group which is not otherwise permitted pursuant to any other paragraph of this subclause and is made in exchange for cash, intercompany loans and/or notes and/or stock in a member of an Obligor’s Group equal to the approximate appraised value of such aircraft, engines, parts or equipment and completed in the ordinary course of trading;

(xii)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(xiii)

where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (xii) above) does not exceed fifty million dollars ($50,000,000) (or its equivalent in another currency or currencies) in any financial year.

21.7	Loans, credit and guarantees

No Obligor shall (and the Borrower shall ensure that no other member of its Group will) make any loan, grant any credit facility or give any guarantee, or indemnity or other financial accommodation or voluntarily insure to or for the benefit of any person, including any Holding Company or other direct or indirect shareholder of the Borrower, or otherwise assume any liability or become obliged actually or contingently in respect of any obligation of any other person or allow any such loan, credit, guarantee, indemnity or insurance to be outstanding except with the prior written consent of the Agent, other than where such action (in respect of the Guarantors only, other than paragraph (a), which shall apply to the Borrower only) is:

(a)

any loan made from the Borrower to the Parent Guarantor or another Obligor when no Default or LTV Trigger Event has occurred and is continuing or would occur as a result of making such loan, provided that such loan is made from operating cash flow and not from a Loan;

(b)

any loan, credit, guarantee or indemnity already made available, granted or given by any Guarantor as of the date of this Agreement, and any premiums, expenses, interest or fees accrued thereon, including any replacement of the same providing in each case that: (i) the principal amount outstanding for such loan, credit, guarantee or indemnity as at the date of this Agreement is not increased; and (ii) no Default has occurred and is continuing or would occur as a result of making such loan, credit, guarantee or indemnity;

(c)	any loan, credit, guarantee or indemnity expressly permitted in or contemplated by a Finance Document;

(d)	any trade credit, together with any interest or fees accrued thereon, on an arm’s-length commercial basis granted in the ordinary course of trading;

(e)

any loan granted by any Guarantor to any member of an Obligor’s Group after the date of this Agreement, and any interest or fees accrued thereon, if no Default has occurred and is continuing at the time of such grant or would occur from the making of the loan;

(f)

any loan made to a Joint Venture which is not incorporated in a Sanctioned Country or subject to any Sanctions Laws and Regulations, to the extent the Joint Venture carries out substantially the same business as that carried on by the Obligors or any of their Subsidiaries, and any interest or fees accrued thereon;

(g)

any loan made by a Guarantor to an employee or director of any Obligor or Subsidiary of an Obligor and any interest or fees accrued thereon where made in the ordinary course of its business, provided that: (i) no Event of Default has occurred and is continuing or would occur from the making of the loan; and (ii) such loan is made using free cash flow and not utilising proceeds from a Loan;

(h)

any loan made by a Guarantor to a third party and any interest or fees accrued thereon the outstanding principal amount of which does not exceed fifty million dollars ($50,000,000) (or its equivalent) in aggregate at any time;

(i)	permitted in writing by the Majority Lenders (calculated by reference to the aggregate of the Total Commitments);

(j)	the endorsement of negotiable instruments in the ordinary course of trade;

(k)	any performance or similar bond guaranteeing performance by a member of an Obligor’s Group under any contract entered into in the ordinary course of trade;

(l)

any guarantee of a Joint Venture which is not incorporated in a Sanctioned Country or subject to any Sanctions Laws and Regulations, to the extent the Joint Venture carries out substantially the same business as that carried on by the Obligors or any of their Subsidiaries, and any interest or fees accrued thereon;

(m)	any guarantee permitted under Clause 21.9 (Financial Indebtedness);

(n)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to Clause 21.5(e)(iii);

(o)

any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction permitted pursuant to Clause 21.6 (Disposals) with such indemnity being in a customary form and subject to customary limitations;

(p)	any guarantee given under Clause 16 (Guarantee and Indemnity); or

(q)	any guarantee of Banking Services Obligations or Swap Agreement Obligations provided in the ordinary course of business.

21.8	Restricted Payments

(a)

No Obligor shall (and each Obligor shall ensure that no other member of its Group will) make a Restricted Payment to any Holding Company or other direct or indirect shareholder of the Borrower, other than a Permitted Distribution.

(b)	For the purpose of this Clause 21.8:

(i)	“Permitted Distribution” means any Restricted Payment which is:

(A)	funded from operating revenue or capital (whether raised in the form of debt or equity) of the Group not constituting the proceeds of the Loans;

(B)	made at a time when no Event of Default is continuing or would occur on, immediately after or as a result of making the Restricted Payment; and

(C)	made at a time when no LTV Trigger Event is continuing.

(ii)	“Restricted Payment” means:

(A)

to declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or kind) on or in respect of the share capital of any member of the Group (or any class of its share capital);

(B)	to repay or distribute any dividend or share premium reserve of any member of the Group;

(C)

to pay any management, advisory or other fee to or to the order of any of the direct or indirect shareholders of any member of the Group, other than any management, advisory or other fee paid on an arm’s length terms basis; and

(D)	to redeem, repurchase, defease, repay or retire for value any share capital of any member of the Group.

21.9	Financial Indebtedness

(a)	Subject to paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of its Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply in respect of the Obligors (other than the Borrower, other than subclause (i) below which will also extend to the benefit of the Borrower) to Financial Indebtedness:

(i)	arising under the Finance Documents or an Intercompany Loan;

(ii)

which is an Existing Financing as at the date of this Agreement, and any premiums, expenses, interest or fees accrued thereon, and including any refinancings of the same providing in each case that the principal amount outstanding of such Existing Financing is not increased from that at the date of this Agreement and provided no Default has occurred and is continuing or would occur as a result of such refinancing;

(iii)

committed and available to be borrowed by any Obligor as of the date of this Agreement, and any premiums, expenses, interest or fees accrued thereon, and including any refinancings of the same providing in each case that the principal amount committed and available is not increased from that at the date of this Agreement and that no Default has occurred or is continuing or would occur as a result of such refinancing;

(iv)

arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade but not a foreign exchange transaction for investment or speculative purposes;

(v)	arising under any loan, credit or guarantee expressly permitted pursuant to Clause 21.7 (Loans, credit and guarantees);

(vi)

of any person acquired by an Obligor after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition (and shall include refinancings of such Financial Indebtedness provided that the principal amount thereunder is not increased from that at the date of the acquisition), but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition;

(vii)

under finance leases of aircraft, parts, engines, vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by the Obligors does not exceed one hundred and fifty million dollars ($150,000,000) (or its equivalent in other currencies) at any time;

(viii)	which are Banking Services Obligations or Swap Agreement Obligations in the ordinary course of business;

(ix)	which are Trade Instruments;

(x)	the incurrence of which has been consented in writing by the Majority Lenders (calculated by reference to the aggregate of the Total Commitments); or

(xi)

not permitted by the preceding subclauses and the outstanding principal amount of which does not exceed three hundred and fifty million dollars ($350,000,000) (or its equivalent) in aggregate for the Obligors at any time.

21.10	Merger and change of control

(a)

No Obligor shall (and the Borrower will ensure that no other member of its Group shall and the Parent Guarantor will ensure that no Material Subsidiary shall) enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Subject to paragraph (d) below, paragraph (a) above does not apply in respect of the Parent Guarantor:

(i)	to any sale, lease, transfer or other disposal permitted pursuant to Clause 21.6 (Disposals);

(ii)

to any merger of Parent Guarantor with an Affiliate or statutory conversion solely for the purpose of reincorporating Parent Guarantor in another jurisdiction or forming a direct or indirect holding company of Parent Guarantor; and any merger, consolidation or sale, transfer, assignment, conveyance, lease or other disposition of assets expressly permitted pursuant to this Agreement between or among Parent Guarantor and its Subsidiaries, including by way of merger or consolidation;

(iii)	in the case of;

(A)	a merger or other business combination, the Parent Guarantor is the surviving person; or

(B)	the transfer of substantially all of the Parent Guarantor’s property or assets, the transfer is to a Subsidiary of the Parent Guarantor:

A.	incorporated in a jurisdiction not subject to any Sanctions Laws and Regulations;

B.	that assumes the obligations of the Parent Guarantor under the Finance Documents; and

C.	that accedes to the Finance Documents as an Obligor and a Guarantor,

provided that:

(A)

the Parent Guarantor provides a legal opinion, among other things, as to the enforceability of any amendments required to the Finance Documents to effect the merger, business combination and/or transfer of substantially all of its assets contemplated by this Clause, if requested by the Security Agent;

(B)	UK Export Finance has completed and is satisfied with all of its “know your customer” procedures in relation to the resultant entity;

(C)	the Parent Guarantor has provided any other information and/or documents requested by UK Export Finance; and

(D)	at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; or

(iv)

if the Parent Guarantor provides the Security Agent with prior written notice of such transaction describing such transaction in reasonable detail and providing the Security Agent with evidence satisfactory to the Security Agent that such transaction will comply with (and such transaction does comply with) the following requirements:

(i)	the person formed by such consolidation or with or into which Parent Guarantor is merged or the person that acquired all or substantially all of the property or other assets of Parent Guarantor shall:

(A)	be a corporation incorporated under the laws of the United States, the United Kingdom, the Netherlands or Ireland and not subject to any Sanctions Laws and Regulations;

(B)	in the case of a transfer of substantially all of the Parent Guarantor’s property or assets, the transfer is to a person:

A.	incorporated in a jurisdiction not subject to any Sanctions Laws and Regulations;

B.	that assumes the obligations of the Parent Guarantor under the Finance Documents; and

C.	that accedes to the Finance Documents as an Obligor and a Guarantor;

(ii)

immediately after giving effect to such transaction, be Parent Guarantor or shall have acquired or succeeded to all or substantially all of the property and other assets of Parent Guarantor (if such assets are being transferred) as an entirety, and shall have a tangible net worth (as determined in accordance with US GAAP) of not less than USD 1 billion;

(iii)

immediately after giving effect to such transaction, satisfy the requirements as to its Consolidated Interest Coverage Ratio (as defined in the Senior Bonds) set out in paragraph (4) of the section titled ‘Merger, Consolidation or Sale of Assets’ in the Senior Bonds;

(iv)

execute and deliver to the Security Agent (x) an agreement in form and substance satisfactory to the Lenders containing an effective confirmation of this Agreement by the Parent Guarantor (in the case of the Parent Guarantor being the surviving entity) or an effective assumption by or novation to such successor corporation or transferee of the Parent Guarantor’s obligations under the Finance Documents (including due and punctual performance and observance of each covenant and condition to be performed or observed by Parent Guarantor under this Agreement), (y) such other documents as the Lenders may request in connection with such consolidation, merger or transfer, and (z) shall have the requisite power and authority and legal right to enter into and carry out the transactions contemplated hereby;

(v)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing or shall occur as a result thereof; and

(vi)	the Parent Guarantor shall have delivered to the Security Agent:

A.

a certificate signed by an officer of the Parent Guarantor stating that (y) such aforementioned consolidation, merger or transfer and the assumption or novation agreement mentioned comply with this Agreement and (z) all conditions precedent herein provided for relating to such transaction have been complied with;

B.

an opinion of the Parent Guarantor’s or the transferee’s, as the case may be, counsel confirming that such entity’s obligations under the Finance Documents (including any guarantee) are the legal, valid and binding obligations of Parent Guarantor or of the successor corporation or transferee enforceable against such successor corporation or transferee, as the case may be, in accordance with its terms and otherwise in form and substance acceptable to the Security Agent with reasonable assumptions and qualifications; and

C.

board resolutions of the Parent Guarantor’s or the transferee’s, as the case may be, board of directors (or comparable body) evidencing that they have determined in good faith that the transaction will not adversely affect the interests of the Lenders in any material respect.

(c)	Subject to paragraph (d) below, paragraph (a) above does not apply in respect of the Obligors (other than the Borrower and the Parent Guarantor) and each Material Subsidiary:

(i)	to any sale, lease, transfer or other disposal permitted pursuant to Clause 21.6 (Disposals); or

(ii)

to any merger of any such Obligor or Material Subsidiary (in each case other than the Borrower or the Parent Guarantor) with an Affiliate or statutory conversion solely for the purpose of reincorporating such Obligor or Material Subsidiary (in each case other than the Borrower or the Parent Guarantor) in another jurisdiction or forming a direct or indirect holding company of such Obligor or Material Subsidiary (in each case other than the Borrower) provided that such merger does not breach the provisions of Clause 21.11 (Change of business).

(d)

Without prejudice to the conditions specified in paragraphs (b) and (c) above amalgamation, demerger, merger or corporate reconstruction contemplated in paragraphs (b) and (c) above are subject to the following conditions:

(i)

the Lenders (or the Security Agent on their behalf) will continue to have the same or substantially equivalent guarantees and security over the same or substantially equivalent assets and over the shares (or other interests) in the transferee other than over any shares (or other interests) which have ceased to exist, in each case to the extent such assets, shares or other interests are not disposed of as permitted under the terms of this Agreement;

(ii)	there are no material adverse tax consequences for the Parent Guarantor’s Group arising from the re-organisation;

(iii)	the re-organisation is not materially adverse to the interests of the Lenders under the Finance Documents;

(iv)	the re-organisation does not breach any provision of Clause 21.11 (Change of business);

(v)

in the case of any amalgamation, demerger, merger or corporate reconstruction that involves the surviving entity being organised in a jurisdiction different from the jurisdiction in which the relevant Obligor was organised immediately before giving effect to the transaction, such person shall provide to the Security Agent:

(i)

an opinion of suitable counsel, in form and substance satisfactory to the Security Agent, stating that (i) that the obligations of such person under the Finance Documents are enforceable under the laws the jurisdiction of its formation subject to customary exceptions and (ii) (in the case of the Parent Guarantor) the Lenders will not recognise any income, gain or loss for U.S. federal income tax purposes as a result of the transaction and except as may result from a change in the source of any interest income, will be subject to U.S. federal income tax on the same amount and at the same times as would have been the case if such transaction had not occurred;

(ii)	has agreed in writing to submit to the jurisdiction of the English courts and appoints an agent for the service of process in England; and

(iii)

a board resolution is delivered to the Security Agent evidencing that the relevant Obligor’s board of directors or the comparable governing body of the person formed by or surviving such transaction has determined in good faith that such transaction will not adversely affect the interests of the Finance Parties in any material respect; and

(vi)

if and to the extent relevant, all obligations under the Finance Documents of any member of the Parent Guarantor’s Group which is merged into another member of the Parent Guarantor’s Group or which ceases to exist as a consequence of the re-organisation are assumed by the relevant transferee or surviving entity it shall, if not already party to this Agreement, accede to this Agreement as an Obligor.

(e)	No Obligor shall suffer or permit there to be any change in the ownership or control:

(i)	of BIL that involves the transfer of twenty per cent. (20%) or more of the share capital or voting rights in the shares of BIL; or

(ii)	of the Parent Guarantor that involves:

(A)

the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (within the meaning of the US Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of fifty per cent. (50%), other than a Permitted Holder, or more of the outstanding shares of the voting stock of the Parent Guarantor; or

(B)

occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent Guarantor by persons who were neither: (i) members of the board of directors immediately following consummation of the merger between Bristow Group Inc. and Era Group, Inc. on June 11, 2020, (ii) nominated, appointed or approved by the board of directors nor (iii) appointed by directors so nominated, appointed or approved, provided, however, that, with respect to Clause 21.10(e)(ii)(A), a transaction in which the Parent Guarantor becomes a Subsidiary of another person (other than a person that is an individual) shall not require prior written consent of the Agent if:

(A)

the stockholders of the Parent Guarantor immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Parent Guarantor immediately following the consummation of such transaction; and

(B)

immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other person (but including the holders of the equity interests of such other person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than fifty per cent. (50%) of the voting power of the outstanding voting stock of the Parent Guarantor, in each case, without the prior written consent of the Agent.

21.11	Change of business

(a)	Each Guarantor shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.

(b)	The Borrower shall procure that no change is made to the general nature of its business or the business of any member of its Group from that carried on at the date of this Agreement.

(c)	Subject to paragraph (d), each of the Borrower and BAHL shall procure (and BAHL shall procure in respect of its Subsidiaries) that:

(i)	there is no substantial transfer of the assets or operations of its Group located in the United Kingdom to other jurisdictions; and

(ii)	no substantial change is made to the general nature of the business of its Group carried on in the United Kingdom.

(d)

Without prejudice to the foregoing, this provision shall not restrict any member of the Parent Guarantor’s Group (other than the Borrower) from engaging in any business which is ancillary or related to the business of its Group at the date of this Agreement and nothing in paragraph (c) shall restrict the ability of BAHL and/or BAHL’s Group from transferring an aircraft, parts or engines related to an aircraft (other than an Aircraft, Part or Engine) to another jurisdiction for business or operational reasons.

21.12	Acquisitions

(a)

Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower will ensure that no other member of its Group shall and the Parent Guarantor will ensure that no Material Subsidiary shall):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate any company.

(b)

Paragraph (a) above does not apply in respect of the Obligors or any Material Subsidiary (in each case other than the Borrower) to any acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)

an acquisition by an Obligor, Material Subsidiary or Subsidiary of an Obligor or Material Subsidiary of an asset sold, leased, transferred or otherwise disposed of by a member of an Obligor’s Group (excluding the Borrower) if such acquisition is made: (i) at a time when no Default is continuing and (ii) in circumstances otherwise permitted pursuant to Clause 21.6 (Disposals);

(ii)	an acquisition of shares or securities from another Obligor Group member that does not constitute a change of control pursuant to Clause 7.2 (Change of control);

(iii)	an acquisition of securities which are Cash Equivalent Investments or an acquisition of other securities in the ordinary course of business and on arm’s length terms;

(iv)	any acquisition of shares or securities in satisfaction of trade payables pursuant to any reorganisation of or any bankruptcy or insolvency proceedings in relation to any debtor;

(v)

the incorporation of a company not: (i) subject to Sanctions Laws and Regulations and (ii) incorporated, established or carrying on business in a Sanctioned Country, which on incorporation becomes a member of an Obligor’s Group;

(vi)

an acquisition for cash and/or equity consideration of any company, partnership, entity, business or undertaking provided that (i) no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition, (ii) the acquired company, partnership, entity, business or undertaking is engaged in an activity substantially the same as that carried on by an Obligor or other member of an Obligor’s Group and (iii) the acquired company, partnership, entity, business or undertaking is not subject to Sanctions Laws and Regulations or incorporated, established or carrying on business in a Sanctioned Country); or

(vii)	any acquisition to which has been consented to in writing by the Majority Lenders (calculated by reference to the aggregate of the Total Commitments).

21.13 Anti-corruption law

(a)

No Transaction Obligor shall (and the Borrower shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach any Anti-Corruption Laws.

(b)	Each Transaction Obligor shall (and the Borrower shall ensure that each other member of the Group will):

(i)	not engage in any activity which violates or could violate, or create or would create liability for it or any other person under, any Anti-Corruption Laws;

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws; and

(iii)	take all reasonable and prudent steps to ensure that each of its agents, directors, employees and officers comply with such laws.

21.14	Taxation

(a)

Each Obligor shall (and the Borrower shall ensure that each other member of its Group will) pay and discharge all Taxes imposed upon it, any Aircraft or any of its other assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)

such payment is being contested in good faith with due diligence and by appropriate proceedings, so long as such proceedings do not involve, any material danger of the sale, foreclosure, transfer, forfeiture or loss of the Charged Property, or title thereto;

(ii)

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent pursuant to Clause 18.1 (Financial statements);

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect; and

(iv)	the Borrower shall keep the Agent updated on the status of such contest upon request.

(b)

No Obligor shall (and the Borrower shall ensure that no other member of its Group will) without the prior written approval from each Lender and UK Export Finance (i) change its residence for Tax purposes or (ii) have an office, branch or permanent establishment in any other jurisdiction, other than BHL which has two branches in the Netherlands and a branch in The Falkland Islands.

(c)

Each Obligor shall (and the Borrower shall ensure that each other member of its Group will), file with the appropriate taxing authorities all federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property Taxes (or any other Taxes in the nature of or imposed in lieu of property taxes, in each case, due or to become due with respect to each Aircraft or any of the other Charged Property).

21.15	Pari passu ranking

Each Obligor shall ensure that at all times all its unsecured and unsubordinated obligations to the Finance Parties (or any of them) against it under the Finance Documents rank at least pari passu with its obligations to all of its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.16	Aircraft Registration

(a)	The Borrower shall procure that, at all times on and from Delivery of an Aircraft:

(i)

such Aircraft is duly registered in the name of the applicable Permitted Third Party User (as lessee and operator) and the name of the Borrower (as owner and lessor) and with the interest of the Security Agent (as mortgagee) in each case to the full extent permitted by Applicable Law on all applicable registries in the State of Registration, and the Borrower shall not do or permit to be done anything which might adversely affect such registration; and

(ii)

the registration number then currently assigned to such Aircraft shall remain authorized for use by the Borrower or the Permitted Third Party User on such Aircraft, in each case, in accordance with all applicable registration requirements of the applicable jurisdiction.

(b)

The Borrower will (and shall procure that any Permitted Third Party User will) execute, deliver, notarise and legalise all documents and take all actions (including making any filing, recording or registration with the Aviation Authority or any other Government Entity or as required to comply with any Applicable Law and amending any Finance Document or Permitted Third Party Agreement) as may from time to time be required by the Agent to establish, maintain, preserve, perfect and protect the title, rights and interests of the Finance Parties in each Aircraft and the Finance Documents including as requested by the Agent if in the State of Registration, the Habitual Base or the jurisdiction of incorporation of any Permitted Third Party User or the Borrower there is, or is brought into force, any legislative or other provisions giving effect to the Geneva Convention or otherwise relating to recognition of rights in aircraft.

(c)	The Borrower shall promptly cause:

(i)	each CTC Consensual Interest constituted or created by the Finance Documents and each Permitted Third Party Agreement to be duly registered at the International Registry; and

(ii)

to be made, taken and/or granted, as applicable, all other filings and recordings and all such other action (including the entry into of new documentation necessary to constitute as CTC Consensual Interests under any relevant Permitted Third Party Agreement or any Security (which, in the case of Security, may be in addition to or in substitution for the Security contemplated as at the date of this Agreement) as shall be necessary or desirable to protect and perfect the respective rights, title and interests of the Finance Parties hereunder and thereunder.

(d)

Where the Cape Town Convention permits any of the relevant parties to consent or to agree to a provision of the Cape Town Convention applying or not applying, the Borrower agrees that the terms of any such new documentation will provide for the Borrower’s and any Permitted Third Party User’s consent or agreement as required by the Agent.

(e)

The Borrower consents to the registration of any CTC Consensual Interests constituted or created under the Finance Documents at the International Registry and shall co-operate with the Finance Parties and procure that any relevant third party which is not a Finance Party (including any Permitted Third Party User) takes all actions necessary on its part to ensure that:

(i)

all CTC Consensual Interests constituted or created by the Finance Documents and by any Permitted Third Party Agreement which the Agent requires to be registered are promptly registered at the International Registry with the priority required by the Agent; and

(ii)

all such CTC Consensual Interests, and any Non-Consensual Rights or Interests against an Aircraft or any Engine, which the Agent requires to be removed or discharged from the International Registry are promptly removed or discharged.

(f)

The Borrower shall (i) not permit any person to register a CTC Consensual Interest at the International Registry without the prior consent of the Agent, (ii) notify the Agent on becoming aware of the registration of any Non-Consensual Right or Interest at the International Registry against any Aircraft or any Engine and (iii) take all reasonable steps necessary to procure the removal or discharge of any CTC Consensual Interest or any Non-Consensual Right or Interest registered otherwise than as permitted by this Agreement.

(g)

The Borrower shall be responsible for all costs and expenses incurred by the Finance Parties and UK Export Finance in connection with any registrations, recordings or filings contemplated in this Clause 21.16.

21.17	Change of State of Registration

(a)

Except as expressly permitted pursuant to the remaining paragraphs of this Clause 21.17(b), the Borrower shall not and shall not permit any change to the state of registration of any Aircraft without the prior written consent of the Agent.

(b)

Subject to confirmation from the Agent that it has received all of the documents and other evidence listed in Part III (Conditions precedent to change of State of Registration) of Schedule 2 (Conditions precedent) in a form and substance satisfactory to the Agent, the Borrower shall be permitted to change the state of registration to the Approved State of Registration.

(c)

The conditions precedent described in Part III (Conditions precedent to change of State of Registration) of Schedule 2 (Conditions precedent) are for the benefit of the Agent and the Lenders and the Agent may waive any or all of those conditions precedent in whole or in part and decide when and if each of those conditions precedent has been fulfilled to its satisfaction.

(d)

Within one (1) Business Day after the date on which an Aircraft is de-registered from the Initial State of Registration in order to be re-registered in the Approved State of Registration, the Agent shall have received:

(i)

from Walkers (Ireland) LLP, evidence that all appropriate registrations (as determined by the Security Agent) of International Interests have been made on the International Registry. The Borrower shall further ensure that within one (1) Business Day after each Utilisation Date, the Agent shall have received a favourable opinion from Walkers (Ireland) LLP, who are responsible for making such International Registry registrations, in each case, relating to the ownership and lien status of each Aircraft after the filing of the Mortgage or other registration of the security interest in favour of the Security Agent;

(ii)	evidence that the Mortgage and the IDERA in respect of the relevant Aircraft has been duly registered with the applicable Aviation Authority; and

(iii)	evidence that the Eurocontrol Letter and Eurocontrol Revocation Letter in respect of the relevant Aircraft has been submitted to Eurocontrol for acknowledgment.

(e)

Within one (1) Business Day after the date on which an Aircraft is de-registered from the Initial State of Registration in order to be re-registered in the Approved State of Registration, the Agent shall have received:

(i)	a copy of the certificate of airworthiness in respect of the Relevant Aircraft issued by the Approved State of Registration of the Relevant Aircraft; and

(ii)	a copy of the certificate of registration in respect of the Relevant Aircraft issued by the Approved State of Registration of the Relevant Aircraft;

(f)	Any failure by the Borrower to provide the conditions subsequent referred to paragraph (a) above shall be an immediate Event of Default, without any further grace period.

21.18	Inspection

(a)	The Borrower shall (and shall procure that any Permitted Third Party User shall) permit the Security Agent (or its agents or nominees), at any time:

(i)	following the occurrence of a Default which is continuing;

(ii)	upon request to do so (and on reasonable notice) by UK Export Finance; or

(iii)	on reasonable notice and in such a way as not to interfere with such Permitted Third Party User’s or operator’s commercial operations,

to inspect any Aircraft, Engine or any part thereof and any Records to ascertain the condition thereof and satisfy themselves that such Aircraft is being properly repaired and maintained in accordance with this Agreement and the Borrower shall (and shall procure that any Permitted Third Party User shall) at such time make available all Records and other operational records relating to such Aircraft.

(b)	During any such inspection, the Security Agent (or its agents or nominees) may take copies of the Records and other operational records relating to any Aircraft.

(c)	The full cost of any inspection referred to in Clause 21.18(a) in relation to any Aircraft, Engine or part thereof shall be for the account of the Borrower once in any 12 month period; or

(i)	if it occurs or is requested while (or it shows that) a Default is continuing; or

(ii)	if it is requested following an inspection which has shown that an Aircraft is not in the condition required by this Agreement.

(d)	The Borrower shall promptly rectify or procure the rectification of any deficiencies found during any inspection.

(e)	No Indemnitee shall have (i) any duty or liability to make any such inspection or survey or (ii) any liability arising from any such inspection or survey.

21.19	Title and Possession of Charged Property

(a)

Except as expressly permitted by this Clause 21.19, the Borrower shall not, and shall procure that no Permitted Third Party User shall, sell, assign, convey, mortgage, exchange, sublease, charter, hire or otherwise transfer, lease, or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority but excluding any Requisition of Use by any such governmental authority) or dispose of any Aircraft or any Charged Property, or attempt or offer to do, or suffer or permit any of the foregoing; provided that the Borrower shall be permitted to deliver possession of an Aircraft or any associated Charged Property to:

(i)	any person for testing, service, repair, maintenance, overhaul, alteration, modification and replacement, if and to the extent consistent with the provisions of the Finance Documents; or

(ii)	so long as no Default is continuing, any Permitted Third Party User under a Permitted Third Party Agreement entered into in accordance with the provisions of this Clause 21.19.

(b)

The Borrower (or any Permitted Third Party User under an Intercompany Lease from the Borrower) shall at all times have, and maintain, “operational control” of each Aircraft (as such term is then interpreted by applicable Aviation Authority), and no other person shall operate such Aircraft.

(c)

Provided that no Event of Default exists and is continuing, the Borrower may enter into one or more Permitted Third Party Agreements with a Permitted Third Party User, and permit to exist Permitted Third Party Agreements affecting an Aircraft between Permitted Third Party Users for the purpose of operating such Aircraft in performance of the ISAR Contract, so long as:

(i)	such Permitted Third Party Agreement is subject to a security assignment pursuant to a Borrower Assignment or Permitted Third Party Assignment;

(ii)

such Permitted Third Party User’s rights and interests (including any right it might otherwise have under applicable law to the quiet possession and enjoyment of the airframe or Engines) under the Permitted Third Party Agreement shall be and remain at all times expressly subject and subordinate to the Security created pursuant to the applicable Finance Documents in and with respect to such Aircraft and other items of Charged Property and each Lender’s and the Security Agent’s rights and remedies under this Agreement and the other Finance Documents;

(iii)

the insurance required under this Agreement remains in full force and effect and in compliance with the terms hereof, permits and covers such use and could not be cancelled as a result of such use and the Permitted Third Party User will maintain insurance coverage during the term of such Permitted Third Party Agreement on terms required under this Agreement;

(iv)

such Permitted Third Party Agreement and the Permitted Third Party User’s permitted use of such Aircraft thereunder, is not inconsistent with and does not violate the provisions of this Agreement or any of the other Finance Documents and does not cause the Borrower to breach any of its representations, warranties or agreements under this Agreement or any of the other Finance Documents;

(v)	such Permitted Third Party Agreement does not permit further subleasing without the prior written consent of the Agent;

(vi)	the Borrower ensures that such Permitted Third Party User complies with the requirements of Clause 21.4 (Maintenance and Habitual Base of Aircraft) and this Clause 21.19;

(vii)

each Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Permitted Third Party User satisfies the requirements provided herein, and (B) review any such Permitted Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto;

(viii)

neither the Borrower, nor any Permitted Third Party User shall make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, except for any “Truth in Leasing” filing that may be required under applicable law and filings required under this Agreement, including without limitation a filing of an International Interest on the International Registry;

(ix)	such Permitted Third Party Agreement does not require the State of Registration to be changed;

(x)

all registrations and filings relating to the protection of the Security Agent’s interests have been made, including all International Interests (if applicable) and Security Agent has received an opinion from counsel that made the filings on the International Registry to that effect;

(xi)

the Security Agent has received a new operator’s certificate (to the extent a new Permitted Third Party User is responsible as operator of such Aircraft) and such Permitted Third Party User is licensed to operate aircraft of the same type as such Aircraft; and

(xii)

the Borrower shall not amend or vary the terms of any Permitted Third Party Agreement without the prior approval of the Agent, unless (and then only to the extent) required under Applicable Law or by the Aviation Authority, and shall deliver to the Agent a duly executed copy of any such amendment, in the form so approved;

(xiii)	the Agent has been provided, to its satisfaction, with the following prior to the proposed commencement of the Permitted Third Party Agreement:

(A)	a copy of the duly executed Permitted Third Party Agreement;

(B)	a copy of the duly executed Permitted Third Party Assignment

(C)	a copy of a duly executed notice of security assignment under and in respect of the Borrower Assignment addressed to the Permitted Third Party User, together with an acknowledgement thereto;

(D)

if such Permitted Third Party Agreement is entered into by BIL as lessor/sub-lessor, a copy of a duly executed notice of security assignment under and in respect of the BIL Assignment addressed to the Permitted Third Party User, together with an acknowledgement thereto;

(E)

where applicable, a duly executed security assignment of the relevant Permitted Third Party User’s interest (if any) in the insurances for the relevant Aircraft in favour of the Security Agent in a form and substance acceptable to the Security Agent;

(F)	where applicable, a copy of the duly executed notice of assignment of insurances under and in respect of the Borrower Assignment and the BIL Assignment, and signed by the Permitted Third Party User;

(G)	a duly executed Subordination Agreement with respect to such Permitted Third Party Agreement;

(H)	evidence of the registration at the International Registry of:

A.	any Prospective International Interest vested or to be vested under the Permitted Third Party Agreement; and

B.

an assignment of that interest and all of the Associated Rights in favour of the Security Agent (such assignment constituting an assignment for the purposes of the Cape Town Convention and complying with the requirements of Article 45 thereof); and

(I)

where an Aircraft is to be registered in the name of such Permitted Third Party User, an IDERA, Deregistration Power of Attorney in respect of that Aircraft, each duly signed or executed (as the case may be) by the Permitted Third Party User;

(J)	a Eurocontrol Letter, EU ETS Authority Letter and UK ETS Letter in respect of that Aircraft, duly signed by the Permitted Third Party User; and

(K)

legal opinions from independent counsel (i) with respect to the validity and enforceability of such documents and the due authorisation and execution of such documents by the parties thereto (ii) confirming that the that the rights and interests of the Finance Parties in respect of each Aircraft or any Finance Document and the right to repossess such Aircraft in the case of an Event of Default (as applicable) will not be adversely affected by the subleasing, (iii) confirming that such sublease is subject and subordinate, and (iv) confirming the perfection of the interests of the Finance Parties in respect of each Aircraft and under the Finance Documents (including the enforceability of the Mortgage as a first priority perfected Security interest over such Aircraft..

(d)	While certain obligations of the Borrower under the Finance Documents may be performed by one or more of the Permitted Third Party Users:

(i)

the Borrower will remain fully liable to perform its obligations under any Finance Documents and no such Permitted Third Party Agreement shall reduce any of the Borrower’s obligations, or any Lender’s or the Security Agent’s rights, under any of the Finance Documents; provided, however, that any such performance shall satisfy the Borrower’s corresponding obligations with respect thereto to the extent that such performance fully and timely satisfies the Borrower’s obligations in strict accordance with the terms of the Finance Documents;

(ii)	all of the Borrower’s obligations under the Finance Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety; and

(iii)	no Lender is waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Finance Documents.

By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Finance Documents requiring the Borrower to take or refrain from taking an action relating to any Aircraft or any of the other Charged Property, such provision may also be read to mean that the Borrower shall cause the same to be done in accordance therewith, if at that time such Aircraft or such other Charged Property is in the possession or control of an Permitted Third Party User pursuant to a Permitted Third Party Agreement.

(e)

The Borrower shall not do or knowingly permit to be done (or omit to do) any action which might reasonably be expected to jeopardise the title, rights or interests of any Indemnitee in respect of an Aircraft or the Finance Documents or the first priority nature of the Security expressed to be created by the Transaction Security Documents.

21.20	Investment Company

The Borrower shall not become an “investment company” or be “controlled” by an “investment company”, as defined in, or subject to regulation under, the U.S. Investment Company Act of 1940, as amended.

21.21	ISAR Contract

(a)

The Borrower shall procure that each Aircraft which is required to be subject to the Transaction Security Documents hereunder remains subject to the terms of the ISAR Contract for the period from the Utilisation Date applicable to its Delivery until the date on which the Secured Liabilities have been unconditionally and irrevocably discharged.

(b)	The Borrower shall procure that:

(i)	on and from Delivery of any Aircraft, such Aircraft becomes and remains subject to the terms of the ISAR Contract and is operated for the purposes thereof;

(ii)

BIL shall not make or agree to make any amendment, variation, assignment, novation or supplement to the ISAR Contract or consent or waive or agree to consent or waive any of its rights thereunder, unless, in each case, such amendment, variation, assignment, novation, supplements, consent or waiver would not materially adversely affect the rights or interest of the Finance Parties under the Finance Documents or result in a Material Adverse Effect; and

(iii)	BIL will not terminate or purport to terminate the ISAR Contract from the date of this Agreement without the Agent’s prior written consent.

21.22	Breakage Costs Payments

The Borrower shall procure that BIL obtains the prior written consent of the Agent in relation to any breakage cost payment estimates to be provided by BIL pursuant to the ISAR Contract in the case of termination of the ISAR Contract by the MfT.

21.23	Accounts

(a)

On and from the opening of each Account and at all times thereafter for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, the Borrower or BHL (as applicable) shall maintain, and the Borrower shall procure that BIL maintains, that Account.

(b)

The Borrower and BHL shall make, and the Borrower shall procure BIL makes, no payments to, or withdrawals from, each Account (and the Borrower undertakes that it shall not make and shall procure that no other Obligor makes any such payments or withdrawals) except as permitted by this Agreement or the other Finance Documents.

(c)	The Borrower shall ensure, and shall procure that BIL ensures that, immediately following the opening of the Insurances Account or the Proceeds Account (as applicable):

(i)	all Net Cash Proceeds constituting insurance proceeds (except for Event of Loss Proceeds which shall be paid directly to the Security Agent) shall be paid directly to the Insurances Account;

(ii)

all Net Cash Proceeds, other than Net Cash Proceeds constituting insurance proceeds (except for Event of Loss Proceeds which shall be paid directly to the Security Agent), shall be paid directly to the Proceeds Account; and

(iii)	all Net Cash Proceeds arising prior to the opening of the Collection Accounts shall be immediately transferred to the relevant Collection Account,

and, in each case, the relevant proceeds may be applied to discharge the Borrower’s obligation to pay the applicable mandatory prepayment amount pursuant to Clause 7.5 (Mandatory Prepayment Events) (if any), except in the case of (i) insurance proceeds which will be applied in accordance with Clause 23.12 (Insurance Proceeds), or (ii) Event of Loss Proceeds, which will be applied in accordance with Clause 7.5(b).

(d)	Subject to the opening of the Collateral Account, the Borrower shall pay or procure payment of any applicable LTV Required Amount into the Collateral Account pursuant to Clause 19.1 (LTV Test).

(e)	The Borrower shall ensure that all Loans are paid directly into the Borrower Segregated Account.

(f)	The Borrower shall ensure that all payments to BHL pursuant to the BHL Intercompany Loan Agreement are paid directly by the Borrower into the BHL Segregated Account.

21.24 Further Assurance

(a)

The Borrower will promptly execute and deliver to the Security Agent and arrange for the Guarantors to promptly execute and deliver to the Agent (as applicable), such further instruments, UCC and governmental filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations with the applicable registries, and take such further action, as the Agent, the Security Agent or the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) may from time to time reasonably request in order to further carry out the intent and purpose of the Finance Documents and to establish, protect and enforce the rights, interests, remedies and Security (including the first priority thereof) created, or intended to be created, in favour of the Lenders or the Security Agent thereby.

(b)

Each Obligor agrees that it shall not, without the consent of the Majority Lenders (calculated by reference to the aggregate of the Total Commitments), enter into any credit facility agreement or debt capital market issuances for Financial Indebtedness (or any variation, amendment, amendment and restatement or equivalent of any such any credit facility agreement or debt capital market issuances) which contains any provisions (including the rights and remedies related to such provisions) relating to:

(i)	financial covenants being tested;

(ii)	any restrictions on the incurrence of indebtedness;

(iii)	payment of dividends or repurchase of capital stock or other financial covenants,

(iv)	negative pledge;

(v)	cross-default; or

(vi)	general material adverse change events of default or definitions of material adverse change or material adverse effect (or similar);

which are more favourable to the lenders or finance parties under such agreements (the “More Favourable Provisions”) than the provisions relating to the same matters contained in this Agreement, unless not later than thirty (30) days after the execution of the applicable agreement containing such More Favourable Provisions, the Borrower proposes such amendments to this Agreement as are reasonably necessary to ensure that the Finance Parties have the benefit of equivalent provisions under this Agreement which are no less favourable than the applicable More Favourable Provisions (and, for the purposes of Clause 37 (Amendments and waivers), the Obligors are deemed to agree to such proposed amendments).

At any time at which the Borrower ceases to be subject to a More Favourable Provision in respect of which such an amendment has been made, the Obligors and the Lenders shall at the request of the Borrower and acting in good faith seek to agree such amendments as are required to reverse the applicable amendments to this Agreement.

21.25	Sanctions; Anti-Money Laundering laws

(a)

No Transaction Obligor shall (and the Borrower shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (ii) in any manner that would cause any Lender, the Agent, or the Security Agent to be in violation of applicable Sanctions Laws and Regulations and nor will the Borrower permit any Permitted Third Party User to operate the Aircraft in violation of any applicable Sanctions Laws and Regulations or in a manner which would result in any Lender, the Agent or the Security Agent to be in violation of applicable Sanctions Laws and Regulations.

(b)

Each Transaction Obligor shall (and the Borrower shall ensure that each other member of the Group will) maintain policies and procedures designed to promote and achieve compliance with applicable Sanctions Laws and Regulations.

(c)

No Transaction Obligor shall (and the Borrower shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities for any purpose which would breach any Anti-Money Laundering Laws.

(d)

Each Transaction Obligor shall (and the Borrower shall ensure that each other member of the Group will) not engage in any activity which violates or could violate, or create or would create liability for it or any other person under, any Anti-Money Laundering Laws.

21.26	Aircraft Interest Holder Agreement

In respect of any airframe or Engine for any Aircraft that is enrolled on a PBH Agreement programme, the Borrower shall ensure that an Aircraft Interest Holder Agreement is entered into for such airframe or Engine, in respect of the relevant PBH Agreement, as soon as practicable and no later than 31 December 2024 (or such later date as may be agreed by the Agent in writing), provided that, in respect of any Aircraft that is delivered to the Borrower pursuant to an Aircraft Purchase Agreement after 31 December 2024, the Borrower shall be afforded an additional period of thirty (30) days from the date of such Delivery to ensure that an Aircraft Interest Holder Agreement is entered into for any such airframe or Engine (such additional period, the “AIHA Window”).

21.27	EU ETS and UK ETS

The Borrower shall:

(a)

comply, and procure that any Permitted Third Party User complies, with all EU ETS Laws and UK ETS Laws applicable to it, them or the Aircraft and, promptly on request from the Agent, supply to the Agent evidence reasonably satisfactory to it of such compliance; and

(b)	ensure that BIL or any Permitted Third Party User (and not any Finance Party), shall be the “aircraft operator” for the purposes of the EU ETS Laws and/or UK ETS Laws; and

(c)

identity BIL as such to any EU ETS Authority and/or UK ETS Authority (and procure that any Permitted Third Party User so identifies itself) whenever required under the EU ETS and/or UK ETS Laws or whenever the Borrower may request.

21.28	EDG proceeds

(a)	The Borrower shall not (directly or indirectly) use the proceeds of the Loans for any purposes other than as set out in Clause 3.1 (Purpose).

(b)

BHL shall only use (and will ensure that its Group only uses) the proceeds of the Loans for General Working Capital Purposes in connection with performing its obligations under the ISAR Contract or the UK SAR Contracts (as applicable).

(c)	The Borrower shall not engage in any Prohibited Activities.

(d)	The Borrower shall provide to the Agent, promptly after Utilisation of any Loans, evidence that the proceeds of the Loans have been:

(i)	paid by the Borrower to the Manufacturer in respect of the final payment due in respect of the Aircraft to which the Utilisation relates under the Aircraft Purchase Agreement; and

(ii)

if the Borrower elects to use the excess of any such Loans to discharge its obligations under the BHL Intercompany Loan Agreement in accordance with paragraph (b)(i) of Clause 3.1 (Purpose), paid by the Borrower to BHL directly into the BHL Segregated Account.

21.29	Intercompany Loan Agreements

(a)

BHL shall not make any loan to the Borrower under the BHL Intercompany Loan Agreement unless such loan is to be applied in payment of amounts due and payable or already paid by BHL under invoices issued to BHL in accordance with the Aircraft Purchase Agreement or amounts to be paid by the Borrower to Nova under the Modification Contract.

(b)

The Borrower shall use the proceeds borrowed from BHL under the BHL Intercompany Loan Agreement only (i) to make progress payments payable in respect of the Aircraft in accordance with the terms of the Aircraft Purchase Agreement and (ii) to make progress payments relating to modifications to the Aircraft under the Modification Contract required for the performance by BIL of its obligations under the ISAR Contract.

(c)	Neither BHL nor the Borrower shall, without the prior written consent of the Agent and UK Export Finance:

(i)	amend, supplement, vary or waive any provision of the BHL Intercompany Loan Agreement (or agree to do so);

(ii)	exercise any right to rescind, cancel or terminate the BHL Intercompany Loan Agreement (or purport to do so);

(iii)	release the Borrower from its obligations under the BHL Intercompany Loan Agreement;

(iv)	waive any breach by any counterparty or consent to any act or omission which would otherwise constitute a breach under the BHL Intercompany Loan Agreement; or

(v)	novate, transfer or assign any of its rights under the BHL Intercompany Loan Agreement.

(d)

Each Obligor agrees that it will not (and the Parent Guarantor will ensure that any member of the Parent Guarantor’s Group that makes any Intercompany Loan to an Obligor will not), notwithstanding any provision of any such Intercompany Loan:

(i)	accelerate the debt under that Intercompany Loan or otherwise declare such debt due or payable prior to its specified maturity;

(ii)	make any declaration that the debt under that Intercompany Loan is payable on demand;

(iii)	enforce that Intercompany Loan by way of attachment, set-off, execution or otherwise;

(iv)	cancel the whole or any part of the facilities available to that Obligor under the that Intercompany Loan;

(v)	prove in (i) the winding up of or (ii) any other insolvency process in respect of that Obligor; or

(vi)

commence or support any proceedings whatsoever against that Obligor, or take any action for or in respect of the recovery of any of the indebtedness under that Intercompany Loan or any part thereof (including, without limitation, any action or step in connection with liquidation, administration, winding-up proceedings or any voluntary arrangement or assignment for the benefit of creditors or any similar proceedings in any jurisdiction involving that Obligor) other than notifying the Borrower and the Agent that that Obligor is in breach of that Intercompany Loan and reserving its rights to take action when it is expressly permitted to do so by the Agent.

21.30	Subordination of Intra-Group Liabilities

Ranking and Priority

(a)	Each of the Obligors agrees that the Intra-Group Liabilities are postponed and subordinated to the Secured Liabilities.

(b)	This Agreement does not purport to rank any of the Intra-Group Liabilities as between themselves.

Permitted Payments

(c)	Subject to paragraph (d) below, the Obligors may make Payments in respect of the Intra-Group Liabilities (whether of principal, interest or otherwise) from time to time when due.

(d)

Payments in respect of the Intra-Group Liabilities may not be made pursuant to paragraph (c) above if, at the time of the Payment, an Event of Default has occurred and is continuing or would occur as a result of such Payment unless the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) consent to that Payment being made.

Security

(e)

Prior to the date on which the Secured Liabilities have been unconditionally and irrevocably discharged, the Obligors may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of the Intra-Group Liabilities unless the prior written consent of the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) is obtained.

Restriction on enforcement

(f)

None of the Obligors shall be entitled to take any Enforcement Action in respect of any of the Intra-Group Liabilities at any time prior to the date on which the Secured Liabilities have been unconditionally and irrevocably discharged.

Subordination: non-Obligor Intercompany Loans

(g)

Each Obligor shall ensure that the Intercompany Note and each Intercompany Note Addendum is not amended in such a way as to remove the effect of each Intercompany Note Addendum in relation to subordination to the Facilities.

(h)	Each Obligor shall procure that each member of the Parent Guarantor’s Group complies with its obligations under each Intercompany Note Addendum.

22.	ENGINES AND PARTS

22.1	General

(a)	The Borrower, or the Permitted Third Party User may remove or permit removal of any Engine or Part as permitted by Clause 22.2 (Removal of Engines and Parts).

(b)	The Borrower, or the Permitted Third Party User may temporarily install or permit installation of an engine or part on an Aircraft in accordance with Clause 22.3(b) (Replacement of Engines and Parts).

(c)	The Borrower or the Permitted Third Party User may make or permit modifications in accordance with Clause 22.5 (Permitted modifications).

(d)

The Borrower shall ensure (and shall procure that the Permitted Third Party User shall ensure) that any Engine or Part not installed on an Aircraft is properly and safely stored and insured and kept free of Security other than Permitted Security Interests.

22.2	Removal of Engines and Parts

The Borrower shall ensure that no Engine or Part, installed on an Aircraft is at any time removed from an Aircraft other than:

(a)	if replaced as expressly permitted by this Agreement; or

(b)	if the removal is of an obsolete item and is in accordance with the Maintenance Program; or

(c)

in the case of a Part, if (i) that Part can be removed from that Aircraft without materially diminishing the marketability, value, utility, airworthiness or remaining useful life of that Aircraft and (ii) that Aircraft is (promptly following such removal) restored to the condition it was in immediately prior to the removal of such Part; or

(d)	if the removal is:

(i)	during the ordinary course of maintaining, servicing, repairing, overhauling or testing that Engine or that Aircraft; or

(ii)	as part of a normal engine or part rotation programme; or

(iii)	for the purpose of making such modifications to that Engine or that Aircraft as are permitted under this Agreement,

the Engine or Part is reinstalled or replaced by an engine or a part complying with either:

(A)

Clause 22.3(a) (Replacement of Engines and Parts) as soon as practicable and, in any event, no later than the date of the next overhaul of that Engine or, in the case of a Part, of the Aircraft or the Engine on which it was installed; or

(B)	Clause 22.3(b) (Replacement of Engines and Parts).

22.3	Replacement of Engines and Parts

(a)	In the case of a permanent replacement of an Engine or a Part required or permitted under this Agreement, the Borrower shall ensure:

(i)	that, in the case of an Engine:

(A)	the Agent has received a detailed description of the proposed Replacement Engine prior to replacement; and

(B)

the proposed Replacement Engine, including each module thereof, is the same model as, or an improved or advanced version of, the Engine or module it replaces, and is in the same or better operating condition and has the same or better value, utility, modification status and marketability as the replaced Engine or module (assuming that the replaced Engine was at such time in the condition required pursuant to this Agreement);

(ii)	that, in the case of a Part, the proposed Replacement Part:

(A)

is not a PMA Part, unless (i) such replacement part is replacing a PMA Part installed on the Aircraft at Delivery, or which has otherwise been later installed as permitted by (ii) as follows, or (ii) such PMA Part to be used as a replacement Part has been provided directly by the Manufacturer or Engine Manufacturer for installation on the Aircraft under the relevant PBH Agreement or otherwise;

(B)

is in as good operating condition, has no fewer hours or cycles available until the next scheduled overhaul, is of the same or a more advanced make and model and is of the same value, utility, modification status and marketability as the replaced Part (assuming that Aircraft was maintained in accordance with the requirements of this Agreement); and

(C)	has had no more use than the replaced Part and has been approved by the Manufacturer or, as the case may be, the Engine Manufacturer for use on that Aircraft;

(iii)	compliance with the Title Requirement in relation to the proposed Replacement Engine or proposed Replacement Part; and

(iv)

the Security Agent has received full details as to its source and maintenance records back to birth in the case of life limited parts and otherwise since the last overhaul, all in the form reasonably required by them.

(b)

The Permitted Third Party User may install any engine or part on Aircraft by way of temporary replacement if no Default is continuing and, with regards to any replacement engine or material part, such replacement engine or material part is removed and replaced with the Engine or material Part which the temporary replacement replaced, or with an engine or material part complying with Clause 22.3(a) (Replacement of Engines and Parts) within six (6) months after it is installed on the Aircraft (or, if applicable, such longer period as the relevant maintenance performer takes to complete the repairs to the relevant Engine or material Part) or, if earlier (i) such time as no amount is outstanding under the Finance Documents or any Commitment is in force or (ii) the date of the next overhaul of that Engine or material Part, as applicable.

22.4	Title

(a)	In relation to a proposed Replacement Engine or a proposed Replacement Part, the Title Requirement is as follows:

(i)	in accordance with all applicable laws (including the laws of the jurisdiction in which the relevant proposed Replacement Engine or Replacement Part is located at the relevant time, if applicable):

(A)	title to such proposed Replacement Engine or Replacement Part vests in the Borrower; and

(B)

such proposed Replacement Engine or Replacement Part becomes subject to the Security created under the Transaction Security Documents and this Agreement but is otherwise free and clear of all Security (except other than as created pursuant to, or permitted by, the Finance Documents and the Transaction Security Documents); and

(C)	if applicable, such title and interests of the Finance Parties and UK Export Finance under the Finance Documents and the Transaction Security Documents are duly registered;

(ii)

when requested by the Agent, the Borrower provides evidence to the Agent’s satisfaction (including the provision, if required, to the Security Agent of one or more legal opinions) that the requirements of paragraph (i) above have been complied with; and

(iii)

in the case of a proposed Replacement Engine, a search of the International Registry has confirmed that there are no CTC Consensual Interests or Non-Consensual Rights or Interests registered against that engine (other than as permitted by this Agreement).

The Borrower shall at its own expense take all such steps and execute, and procure the execution of, all such instruments and the taking of such other actions as the Agent may require and/or which are necessary to ensure that the requirements of this paragraph (a) are satisfied.

(b)

The Borrower shall procure that each Engine or Part whether removed from or installed on any Aircraft remains the property of the Borrower subject to the Security created under the Transaction Security Documents until a permanent replacement has been made in accordance with Clause 22.3(a) (Replacement of Engines and Parts), whereupon the Borrower shall procure that it obtains title to the replaced Engine or Part, as evidenced by a bill of sale.

(c)

The Borrower shall procure that the benefit of any warranties in respect of any Replacement Engine or Replacement Part are extended to the Security Agent to the extent contemplated by the Finance Documents and, if the extension of any such warranties shall be expressed to be subject to the prior consent or approval (whether written or otherwise) of any person, the Borrower shall, at its sole expense, co-operate in good faith with the Security Agent with a view to providing all reasonable assistance for the purpose of obtaining each such required consent or approval.

(d)

The Borrower shall promptly procure registration, at the International Registry, of each CTC Consensual Interest to be vested in the Security Agent thereby in the Replacement Engine, with priority satisfactory to the Agent.

(e)

The Borrower shall promptly enter into any supplemental security required by the Security Agent and procure the registration, at the International Registry, of each CTC Consensual Interest constituted or to be constituted in the Replacement Engine by the supplemental security document(s), with priority satisfactory to the Security Agent.

22.5	Permitted modifications

The Borrower shall procure that no modification, alteration or addition is made to an Aircraft except:

(a)	with the prior consent of the Agent; or

(b)	if:

(i)

it does not diminish or adversely impact the marketability, value, utility, airworthiness or remaining useful life of that Aircraft (assuming that Aircraft was maintained in accordance with the requirements of this Agreement) or result in any change in the category or status of that Aircraft for the purposes of any regulations of the State of Registration or the applicable Aviation Authority; or

(ii)	it is required pursuant to any law or regulation of the State of Registration or of the Aviation Authority.

23.	INSURANCE

23.1	Insurances

(a)

On and from Delivery of an Aircraft, the Borrower shall (at its own expense) or shall procure that the Permitted Third Party User shall (at its own expense), effect and maintain insurances in respect of such Aircraft in accordance with the requirements of this Agreement. The Borrower further agrees that such insurances shall reflect prudent industry practice in the international aviation insurance market for helicopter operators comparable to the Parent Guarantor’s Group operating the same type of aircraft as the Aircraft.

(b)

The Insurances shall be (i) effected and maintained with insurers and through reputable brokers, in each case, of recognised standing in the London, Paris, or New York market, (ii) subject to such commercially reasonable deductibles and exclusions and (iii) otherwise on the terms required by this Agreement. If the Agent, on the basis of advice received from an independent insurance adviser, believes any deductible or exclusion should be revised, the Borrower will, pursuant to the advice of the independent insurance adviser, cause such deductible or exclusion to be revised so as to be consistent with the levels advised by such independent insurance adviser.

(c)	The Insurances shall be effected either:

(i)

on a direct basis with insurers of recognised standing who normally participate in aviation insurances in the leading international aviation insurance markets, or such other market as the Agent approves, and led by reputable underwriter(s) approved by the Agent (in each case, acting reasonably); or

(ii)

with a single insurer or group of insurers approved by the Agent which does not fully retain the risk but effects substantial reinsurance of not less than ninety-five per cent. (95%) of all risks insured with reinsurers in the leading international aviation insurance markets and through brokers each of recognised standing and approved by the Agent (in each case, acting reasonably) (the “Reinsurances”), provided that, in any case, and notwithstanding anything herein to the contrary, the insurance provided by Kingsmill Insurance Company Limited shall not exceed fifteen per cent. (15%) of the overall insurance coverage in the Parent Guarantor’s global aviation placement.

23.2 Requirements

(a)	The Agent’s current requirements relating to the Insurances are as specified in this Clause 23 and in Schedule 11 (Insurance Requirements).

(b)	The Agent may from time to time stipulate other requirements for the Insurances based on what is generally available in the leading international aviation insurance markets so that:

(i)	the scope and level of cover are maintained in line with best industry practice; and

(ii)	the interests of the Finance Parties continue to be fully protected.

(c)	The Borrower shall comply with the requirements set out in this Agreement and any other such stipulated reasonable requirements.

(d)

Without prejudice to the requirements set out in this Clause 23, the Borrower shall not, and shall procure that any Permitted Third Party User shall not, in any way adversely discriminate against any Aircraft so far as concerns its insurances by comparison with other aircraft owned, leased or operated by the Borrower or that Permitted Third Party User, as applicable.

23.3	Change

(a)

If at any time the Agent notifies the Borrower that the Agent wishes to revoke its approval of any insurer, reinsurer, insurance or reinsurance, the Borrower shall promptly consult with the Agent and insurers or, if applicable, brokers (as for the time being approved by the Agent) regarding whether that approval should be revoked to protect the interests of the parties insured.

(b)

If, following the consultation, the Agent determines that any change should be made (acting on the instructions of UK Export Finance), the Borrower shall then promptly arrange or procure the arrangement of alternative cover approved by the Agent.

23.4	Renewal

The Borrower shall:

(a)	commence renewal procedures at least thirty (30) days prior to the expiry of any Insurances;

(b)	upon request from the Agent, inform the Agent of the status of the renewal negotiations at least ten (10) Business Days before such expiry;

(c)	upon request from the Agent, provide to the Agent confirmation of completion of renewal at least two (2) Business Days before such expiry; and

(d)

provide to the Agent, on or prior to the expiry of each Insurance, a certificate or certificates of insurance signed by the insurers or the insurance broker and/or the reinsurers and/or the reinsurance broker, in a form acceptable to the Agent, providing evidence of renewed insurance coverage pursuant to and in accordance with this Clause 23 as at the renewal date together with such other related documents as the Agent may reasonably request, including updated letters of undertaking.

23.5	Compliance

The Borrower shall comply with each Insurance which may from time to time be imposed by the laws of the State of Registration or any state to, from or over which any Aircraft is from time to time flown insofar as the Insurance affects or concerns the operation of any Aircraft and in particular those requirements compliance with which is necessary to ensure that:

(a)	such Aircraft is not in danger of damage, destruction, arrest, confiscation, seizure, forfeiture, impounding, detention or appropriation;

(b)	the Insurances remain valid and in full force and effect; and

(c)	the interests of the Finance Parties in the Insurances and such Aircraft or any part thereof are not thereby prejudiced.

23.6	Compliance with policies

(a)

The Borrower may not use any Aircraft or cause or permit any Aircraft to be used for any purpose or in any manner not covered by any Insurance or outside any geographical limit imposed by any Insurance.

(b)

The Borrower shall comply with the Insurances and may not do, consent or agree to any act or omission which may invalidate or render void, voidable or unenforceable the whole or part of any of the Insurances or bring any particular insured liability within the scope of an exclusion or exception to the Insurances.

23.7	Assignment

If a Finance Party assigns any rights in and to the Insurances under and in accordance with the Finance Documents, the Borrower shall, upon request and subject to the agreement of the insurers, procure that the assignee is added as additional assured in any policy effected under this Clause 23, so as to enjoy the same rights enjoyed by the assignor.

23.8	Other insurances

The Borrower may not without the prior consent of the Agent take out insurances with respect to any Aircraft other than those required under this Clause 23 unless relating solely to liability insurances, hull total loss only or other coverage the effect of which will not and is not likely to be prejudicial to the Indemnitees.

23.9	Information

(a)	The Borrower shall provide to the Agent on request:

(i)	any information concerning the Insurances including a report from insurance brokers on the terms of the Insurances or the Insurers in respect thereof;

(ii)	certified copies of all documents constituting, evidencing or regulating the terms of any required Insurance (or of relevant extracts therefrom);

(iii)	evidence of payment by or at the direction of the Borrower or relevant Third Party User of any Aircraft (as applicable) of each sum payable under or in connection with any required Insurance; and

(iv)	such evidence as the Agent may reasonably require of the Borrower’s compliance with its obligations under this Clause 23.

(b)	The Borrower shall forthwith notify the Agent of any event (including an Event of Loss) which will or may give rise to a claim under any required policy in excess of the Major Damage Threshold.

(c)

The Borrower shall, before each Delivery Date and thereafter on or prior to each renewal date of each policy, at its own cost and expense, cause the insurance broker or, if appropriate, the insurers, the reinsurers and/or the reinsurance broker to issue a written undertaking in favour of the Finance Parties in respect of each Aircraft in such form as the Agent may approve.

23.10	Failure to insure

(a)	If the Borrower fails to maintain or cause to be maintained Insurances in compliance with this Agreement:

(i)	the Borrower shall, if the result is that:

(A)	hull and hull war insurance in an amount at least equal to the Required Insurance Value; or

(B)	liability insurance in the amount required by this Agreement is not in force with respect to an Aircraft, ensure that such Aircraft is immediately grounded and kept grounded until such time as the Insurances are again in force or, if earlier, until the Agent gives its consent for such Aircraft to continue to be operated; and

(ii)

the Borrower shall immediately notify the Agent of the non-compliance and provide the Agent with full details of any steps which the Borrower is taking, or proposes to take, in order to remedy such non-compliance; and the Agent will be entitled but not bound (without prejudice to any other rights under this Agreement or the Agent’s obligations to UK Export Finance):

(A)

to pay the premia due or to effect or maintain insurances satisfactory to the Agent or otherwise remedy such failure in such manner (including by effecting and maintaining an “owner’s interest” policy) as the Agent considers appropriate, whereupon the Borrower shall immediately reimburse the Agent for any amount so expended; and

(B)

at any time while such failure is continuing to require such Aircraft to remain at any location or to proceed to and remain at any location designated by the Agent, until such failure is remedied to the Agent’s satisfaction.

(b)

If at any time the Agent considers that the insurances effected by the Borrower with respect to any Aircraft do not provide to the Finance Parties a satisfactory breach of warranty endorsement (in the case of hull and war risks policies) or a satisfactory breach of warranty endorsement or cross-liability or severability of interests clause (in the case of liability policies), the Agent may consult with the Borrower and its insurers and/or brokers and, following consultation, the Agent shall be entitled to effect and maintain an “owner’s interest” policy in favour of the Indemnitees with such insurers and in such form as the Finance Parties may consider appropriate whereupon the Borrower shall immediately reimburse the Agent for any amount so expended.

23.11	Continuing insurance for indemnity

The Borrower shall continue to effect and maintain (at its own cost) insurance after final repayment of the Loans with respect to its liability under the indemnities in clause 13.1 (General indemnity) for such period as the Agent may reasonably require (but for not more than two years after the end of the date on which no amount is outstanding under the Finance Documents nor any Commitment is in force) which provides for each Indemnitee to be named as additional insured.

23.12	Insurance Proceeds

(a)	So long as no Default is continuing:

(i)

any proceeds in respect of Insurance received by any Party (other than Event of Loss Proceeds or third party liability payments), which exceed the Major Damage Threshold shall, if the Agent specifies, be applied in payment of (or to reimburse the Borrower or relevant Permitted Third Party User for) the cost of the relevant repairs or replacement property, provided that the Agent is satisfied that the repair or replacement has been effected in accordance with the Finance Documents (and any amounts held in the Insurances Account relating thereto may be released by the Security Agent in whole or in part for application in accordance with this paragraph (i)); and

(ii)

any proceeds in respect of Insurance received by any Party (other than Event of Loss Proceeds or third party liability payments) which are equal to or less than the Major Damage Threshold shall be paid to the Borrower, for application in accordance with the Finance Documents (and any amounts held in the Insurances Account relating thereto may be released by the Security Agent in whole or in part for application in accordance with this paragraph (ii)).

(b)

If a Default is continuing, any proceeds in respect of Insurance received by a Party shall promptly be paid by that Party to the Security Agent (and the Borrower shall procure that any such proceeds received by any other person shall promptly be paid to the Security Agent). On receipt, if an Event of Default is then continuing, the Security Agent shall apply the proceeds in accordance with Clause 28 (Application of Proceeds) or, if no Event of Default is continuing, the Security Agent shall hold the proceeds in a suspense account earning interest at rates then available to the Security Agent for overnight deposits and:

(i)	if all Defaults cease to continue, any proceeds in respect of Insurance so held shall be paid over to the Agent and applied in accordance with Clause 23.12(a); or

(ii)	if an Event of Default subsequently occurs prior to their application under Clause 23.12(a), such amounts shall be applied in accordance with the provisions of Clause 28 (Application of Proceeds).

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.22 (Acceleration)).

24.1 Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

24.2	Financial covenants

An LTV Trigger Event occurs and is continuing, and the Borrower has failed to reduce the LTV Ratio to a percentage equal to or lower than the then applicable Maximum LTV Ratio by exercising one or more of the options available to it in Clause 18.3(c) to reduce the LTV Ratio.

24.3	Other obligations

(a)

A Transaction Obligor or any Permitted Third Party User does not comply with any provision of the Finance Documents (other than any Ringfencing Obligation or those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of:

(i)	the Agent giving written notice to the Borrower; and

(ii)	the relevant Transaction Obligor or the relevant Permitted Third Party User becoming aware of the failure to comply.

(c)	A Transaction Obligor or any Permitted Third Party User does not comply with any Ringfencing Obligation.

24.4 Misrepresentation

(a)

Any representation or statement (other than any Ringfencing Representation) made or deemed to be made by a Transaction Obligor or a Permitted Third Party User in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor or a Permitted Third Party User under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)

Any representation or statement made or deemed to be made by an Obligor or on behalf of any Obligor under or in connection with Clause 17.20(b) is or proves to have been incorrect or misleading in any respect when made or deemed to be made.

(c)	Any Ringfencing Representation made or deemed to be made by an Obligor or on behalf of any Obligor is or proves to have been incorrect or misleading in any respect when made or deemed to be made.

(d)

No Event of Default under paragraph (a) above will occur if the circumstances giving rise to such misrepresentation or misstatement (other than a misrepresentation in relation to Clause 17.20 (Anti-corruption law) or any Ringfencing Representation) are capable of remedy and are remedied within ten (10) Business Days of the earlier of:

(i)	the Agent giving written notice to the Borrower; and

(ii)	any Transaction Obligor becoming aware of the circumstances giving rise to the misrepresentation or misstatement.

24.5	Covenant to maintain in existence

A Transaction Obligor fails to observe or perform its respective covenant to maintain its existence.

24.6	Exporter Agreement

(a)	Any of the Borrower or BAHL breaches any of its obligations (however described) in the Exporter Agreement.

(b)	Any representation or statement made in the Exporter Agreement is or proves to have been incorrect or misleading in any material respect when made.

24.7	Cross default

(a)	Any Financial Indebtedness of an Obligor or any Material Subsidiary is not paid when due or within any originally applicable grace period.

(b)	As a result of an event of default (however described), any Financial Indebtedness of an Obligor or any Material Subsidiary is:

(i)	declared to be or otherwise becomes due and payable prior to its specified maturity; or

(ii)	placed on demand.

(c)

Any commitment for any Financial Indebtedness of an Obligor or any Material Subsidiary is cancelled or suspended by a creditor of an Obligor or any Material Subsidiary as a result of an event of default (however described).

(d)

Any creditor of an Obligor or any Material Subsidiary becomes entitled to declare any Financial Indebtedness of any member of an Obligor or any Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 24.7 if the aggregate amount of the Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than fifty million dollars ($50,000,000) (or its equivalent in any other currency or currencies as determined by the Agent), provided that no threshold is applicable for Financial Indebtedness or commitment of Financial Indebtedness which is owing and/or payable to or guaranteed by UK Export Finance, His Majesty’s Government and/or the Bank of England.

24.8	Insolvency

(a)	Any Transaction Obligor or any Material Subsidiary:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to or is declared to be unable to pay its debts under Applicable Law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Transaction Obligor or any Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Transaction Obligor or any Material Subsidiary.

24.9	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor or any Material Subsidiary other than a solvent liquidation or reorganisation of any member of a Material Subsidiary which is not a Transaction Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Transaction Obligor or any Material Subsidiary;

(iii)

the appointment of a liquidator (other than in respect of a solvent liquidation or reorganisation of any member of any Material Subsidiary which is not a Transaction Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Transaction Obligor, Material Subsidiary or any of their assets;

(iv)	enforcement of any Security over any assets of any Transaction Obligor or any Material Subsidiary; or

(v)	any analogous procedure or step is taken in any jurisdiction.

(b)	This Clause 24.9 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within sixty (60) days of commencement.

24.10	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of any Transaction Obligor or any member of an Obligor’s Group having an aggregate value of fifty million dollars ($50,000,000) and is not discharged within twenty one (21)) days.

24.11	Unlawfulness and invalidity

(a)

It is or becomes unlawful for an Obligor or any Permitted Third Party User to perform any of its obligations under the Finance Documents or under any Permitted Third Party Agreement, or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)

Any obligation or obligations of any Obligor or any Permitted Third Party User under any Finance Document or any Permitted Third Party Agreement are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.

24.12	Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of any Obligor’s Group or BIL or its assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect.

24.13 Repudiation and rescission of agreements

An Obligor or any Permitted Third Party User terminates, rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document, any Permitted Third Party Agreement or any of the Transaction Security or evidences an intention to terminate, rescind or repudiate a Finance Document or any Transaction Security.

24.14	Security

Any:

(a)	Transaction Security Document (excluding each Aircraft Interest Holder Agreement) is not in full force and effect, provided that this paragraph (a) shall apply without prejudice to Clause 7.5(b); or

(b)

Aircraft Interest Holder Agreement is not in full force and effect whilst the Maintenance Program to which it relates remains in effect, provided that this paragraph (b) shall not apply where the period for entering into the Aircraft Interest Holder Agreement set out in Clause 21.26 (Aircraft Interest Holder Agreement) has not elapsed, or does not create in favour of the Security Agent for the benefit of the Secured Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

24.15	Material adverse change

There has been a material adverse change in the consolidated business, assets, liabilities or financial condition of any Transaction Obligor since the date to which the Original Financial Statements were drawn up.

24.16	Insurance

(a)

The Borrower fails to comply with any provision of Clause 23 (Insurance) or any of the Insurances is not maintained or is cancelled or terminated or becomes invalid or unenforceable as a result of any breach of its respective terms or notice of cancellation is given in respect of any Insurance.

(b)	Any Aircraft is operated at any time when, or in any place where, or in any manner by which, any Insurance is not in full force and effect.

24.17	Authorisations

Any authorisation required in connection with the Finance Documents or any of the Transaction Security Documents or to enable the Borrower to perform its obligations under any of the Finance Documents or any of the Transaction Security Documents or for the Permitted Third Party User to operate any Aircraft (including the registration of that Aircraft, that Aircraft’s certificate of airworthiness, any airline licence or air transport licence required for any such purpose):

(a)	is not obtained or effected by the time it is required;

(b)	is revoked or cancelled or otherwise ceases to be in full force and effect;

(c)	is not renewed when due; or

(d)	is varied or renewed on revised terms,

provided that, if the occurrence of any event or circumstance described in sub-paragraphs (a) to (d) above does not:

(i)	involve any likelihood of the sale, forfeiture, disposal or loss of the Aircraft, any Engine or Part or any interest therein; or

(ii)	prevent the Obligors from performing its obligations under the Finance Documents; or

(iii)	limit, or otherwise prejudice, any rights which the Finance Parties (or any of them) may have (actually or contingently) under or pursuant to the Finance Documents (or any of them); or

(iv)	give rise to or impose any obligation or liability on the Finance Parties (or any of them) which, but for such event or circumstance, would not have arisen or been so imposed,

then there shall be no Event of Default under this Clause 24.17 if the circumstance described in sub-paragraphs (a) to (d) above is capable of remedy and is remedied within thirty (30) days of any Transaction Obligor becoming aware that the relevant authorisation has not being obtained, renewed or effected or, as the case may be the relevant authorisation being cancelled, revoked or so varied (provided that the Aircraft are grounded and continue to be insured in accordance with the terms of this Agreement).

24.18	Registration

The registration of any Aircraft in the State of Registration is cancelled otherwise than as permitted by this Agreement or in the event of an Event of Loss.

24.19	De-registration

Any authorisation necessary to enable the Security Agent to repossess an Aircraft in the case of an Event of Default, or to de-register and export the Aircraft from the State of Registration and/or the Habitual Base thereupon, is modified in a manner materially adverse to any of the Relevant Parties’ interests or is not granted or is revoked, suspended, withdrawn or terminated or expires and is not renewed or otherwise ceases to be in full force and effect.

24.20	Eurocontrol, EU ETS Laws and UK ETS Laws

(a)

Eurocontrol charges or other navigation, landing, airport or similar charges due from the Borrower, BIL or any of their respective affiliates are not paid within thirty (30) days after their original due date, unless:

(i)	such charges are being contested in good faith and by appropriate proceedings;

(ii)	an adequate bond has been provided in respect of such charges; and

(iii)	there is no likelihood of detention, interference with use or operation, sale, forfeiture or loss of an Aircraft.

(b)

The Borrower or a Permitted Third Party User breaches its obligations under Clause 21.27, provided that this paragraph (b) shall not apply to a breach that consists only of non-payment of any amount due to any EU ETS Authority or UK ETS Authority that is:

(i)	paid within thirty (30) days after its original due date; or

(ii)

in respect of which (A) such charges are being contested in good faith and by appropriate proceedings, (B) an adequate bond has been provided and (C) there is no likelihood of detention, interference with use or operation, sale, forfeiture or loss of the Aircraft.

24.21	Ringfencing Compliance Report

(a)	The Borrower fails to provide a Ringfencing Compliance Report when due pursuant to Clause 24.21 (Ringfencing Compliance Report).

(b)

A Ringfencing Compliance Report demonstrates that the Borrower or BHL has used the proceeds of Loans other than in accordance with Clause 3.1 (Purpose) or demonstrates an Event of Default falling under paragraph (c) of Clause 24.3 (Other obligations) or paragraph (c) of Clause 24.4 (Misrepresentation).

24.22	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing:

(i)	in respect of the UKEF Facility, the Agent shall, if so directed by the Majority Lenders under the UKEF Facility, by notice to the Borrower:

(A)

cancel each Available UKEF Facility Commitment of each UKEF Facility Lender whereupon each such Available UKEF Facility Commitment shall immediately be cancelled and the UKEF Facility shall immediately cease to be available for further utilisation;

(B)

declare that all or part of the UKEF Facility Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or

(C)

declare that all or part of the UKEF Facility Loan be payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders under the UKEF Facility; and

(ii)	in respect of the Commercial Facility, the Agent may and shall, if so directed by the Majority Lenders under the Commercial Facility, by notice to the Borrower:

(A)

cancel each Available Commercial Facility Commitment of each Commercial Facility Lender, whereupon each such Available Commercial Facility Commitment shall immediately be cancelled and the Commercial Facility shall immediately cease to be available for further utilisation;

(B)

declare that all or part of the Commercial Facility Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or

(C)

declare that all or part of the Commercial Facility Loan be payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders under the Commercial Facility; and/or

(iii)

the Agent shall, if so directed by the Majority Lenders (calculated by reference to the aggregate of the Total Commitments), exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b)

At any time during which an Aircraft is employed in performance of the ISAR Contract, prior to any exercise by any Finance Party of any of the remedies that involves entering into premises where such Aircraft is located or taking possession of such of the Aircraft (or any Parts or Engines then unattached to the Aircraft or any records regarding the same), or exercising any dominion or control over such Aircraft (herein, the “Restricted Remedies”) at any time whilst neither the Borrower nor BIL is subject to any insolvency or restructuring process of any nature, the Security Agent shall deliver written notice to the MfT that an Event of Default under this Agreement has occurred and is continuing and provided that either:

(i)

an Obligor continues to pay when due amounts owing under this Agreement and any other Finance Document and the covenants set out in Clauses 21.13 (Anti-corruption law) and 21.25 (Sanctions; Anti-Money Laundering laws) and the Ringfencing Obligations continue to be complied with; or

(ii)

within ninety (90) days after the date of such notice, all amounts of scheduled principal and interest then due and payable under the Finance Documents have been paid (whether by an Obligor directly or by operation of a Payment Arrangement (as defined below)) and an arrangement is established at an Obligor’s cost and expense by which either:

(A)

proceeds of any payment by the MfT under the ISAR Contract in an amount equal to the scheduled principal amount and accrued interest in respect of the Loan due and payable on such date are deposited by the MfT directly into a deposit account to be specified by the Security Agent from time to time, all pursuant to documentation in form and substance reasonably satisfactory to each of the Agent and the Security Agent on the direction of the Majority Lenders (calculated by reference to the aggregate of the Total Commitments); or

(B)

proceeds of all payments by the MfT under the ISAR Contract are deposited with an escrow agent pursuant to an escrow agreement to be agreed among the MfT, the Agent, the Security Agent and the Transaction Obligors, all pursuant to documentation in form and substance reasonably satisfactory to each of the Agent and the Security Agent on the direction of the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) (the arrangements described in sub-paragraph (A) and this sub-paragraph (B), each a “Payment Arrangement”), and, in each case, so long as (w) either an Obligor continues to pay all amounts due and payable under the Finance Documents, without acceleration of the Loan, or such amounts continue to be paid pursuant any Payment Arrangement that remains in place and is complied with pursuant to the terms of this Agreement, (x) the Restricted Remedy Conditions continue to be satisfied, (y) following expiry of the ninety (90) day notice period, the MfT has and is continuing to exercise its Step-in Rights and (z) in the case of any third party providing any part of the Services during a Step-in Period, such third party satisfies the Finance Parties’ and UK Export Finance’s “know-your-customer” or similar requirements under all applicable laws and regulations and sanctions requirements and such third party is not in default under any agreement or facility entered into between such third party or its affiliates and any Finance Party, UK Export Finance, His Majesty’s Government and/or the Bank of England, the Restricted Remedies shall not be exercisable by any Finance Party (each requirement specified in (z), a “Step-in Requirement”);

(c)

The provisions of sub-clause (b) are without prejudice to, and shall not limit the exercise of, any right or remedy of the Finance Parties (whether arising at law, under contract or otherwise) that is not a Restricted Remedy.

(d)	For the avoidance of doubt, if:

(i)	neither the circumstances described in sub-clause (b)(i) nor (b)(ii) apply;

(ii)

any Payment Arrangement implemented as contemplated by sub-clause (b)(ii) ceases to be legal, valid and enforceable at any time, and any amounts due under the terms of any Payment Arrangement cease to be made to the Finance Parties in accordance with the terms therein

(iii)	any of the Restricted Remedy Conditions is not then satisfied;

(iv)	the MfT has not exercised its Step-in Rights at the end of the ninety (90) day notice period referred to in sub-clause (b) or subsequently ceases to do so; or

(v)

in the case of any third party providing any part of the Services during a Step-in Period, such third party does not (x) satisfy the Finance Parties’ and UK Export Finance’s “know-your-customer” or (if applicable) similar requirements under all applicable laws and regulations and sanctions requirements or (y) such third party is in default under any agreement or facility entered into between such third party or its affiliates and any Finance Party, UK Export Finance, His Majesty’s Government and/or the Bank of England,

the Agent or the Security Agent shall be entitled to exercise the Restricted Remedies on the direction of the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) without further hinderance or condition.

(e)	For the purposes of this Clause 24.22, “Restricted Remedy Conditions” means the following conditions:

(i)	each Aircraft continues to be maintained, operated and insured in accordance with the requirements of this Agreement;

(ii)	neither the Borrower nor BIL is subject to an insolvency or restructuring process of any nature;

(iii)

if the exercise of the Step-in Rights requires or involves the registration of an Aircraft in the name of any person other than BIL, such person has provided the Security Agent with a duly signed irrevocable deregistration and export request authorisation (IDERA), which is registered against that Aircraft; and

(iv)	continued performance of the Borrower’s obligations pursuant to Clause 20(e) (Step-in Rights and Restricted Remedies).

SECTION 9

Changes to Parties

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 25, a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; and/or

(ii)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or, in respect of a UKEF Facility Lender, to UK Export Finance or its nominee (the “New Lender”).

(b)	The consent of UK Export Finance shall be required for any assignment or transfer under paragraph (a) above by a UKEF Facility Lender.

25.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	made at a time when an Event of Default is continuing; or

(iii)	to UK Export Finance or its nominees.

(b)

The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent ten (10) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	An assignment will only be effective on:

(i)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was the Original Lender; and

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11 (Tax gross up and indemnities) or Clause 12.1 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (e) shall not apply in respect of an assignment or a transfer made in the ordinary course of the primary syndication of the Facility.

(f)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Assignment or transfer fee

The New Lender shall, on or before the date upon which an assignment or a transfer takes effect (other than if the New Lender is UK Export Finance or an Affiliate of a Lender), pay to the Agent (for its own account) a fee of three thousand five hundred pounds (£3,500).

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Transaction Obligor;

(iii)	the performance and observance by any Transaction Obligor of that Transaction Obligor’s obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Transaction Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Transaction Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Transaction Obligor of its obligations under the Finance Documents or otherwise.

25.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below, when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.

(b)

The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable law in relation to the transfer to such New Lender.

(c)	Subject to Clause 25.9 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender (and in respect of the Transaction Security Documents each of the Transaction Obligors and the Existing Lender) shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Transaction Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Transaction Obligor and the New Lender have assumed and/or acquired the same in place of that Transaction Obligor and the Existing Lender;

(iii)

the Agent, the Mandated Lead Arranger, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been the Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	unless already a Lender, the New Lender shall become a Party as a “Lender”.

25.6	Procedure for assignment

(a)

Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c)) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 25.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released by each Transaction Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 25.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Transaction Obligor or unless in accordance with Clause 25.5 (Procedure for transfer), to obtain a release by that Transaction Obligor from the obligations owed to that Transaction Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).

25.7 Copy of Transfer Certificate or Assignment Agreement to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

25.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Transaction Obligor (but subject to obtaining the consent of UK Export Finance, in the case of a UKEF Facility Lender), at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for such Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

25.9	Pro rata interest settlement

(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders that have become Lenders then (in respect of any transfer pursuant to Clause 25.5 (Procedure for transfer) or any assignment pursuant to Clause 25.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not an Interest Payment Date):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (the “Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the next succeeding Interest Payment Date; and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)

the amount payable to the New Lender that has become a Lender on that date will be the amount which would, but for the application of this Clause 25.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 25.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

25.10	Register

The Agent shall keep an up-to-date register of all the Finance Parties and shall supply the Obligors, each Finance Party and UK Export Finance with a copy of the register on request. The register will include each Lender’s Facility Office and contact details for the purposes of this Agreement.

26. CHANGES TO THE OBLIGORS

No Obligor may (and each Obligor shall ensure that no Permitted Third Party User will) assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10

THE FINANCE PARTIES

27.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE MANDATED LEAD ARRANGER

27.1	Appointment of the Agent and the Security Agent

(a)	Each of the Mandated Lead Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Mandated Lead Arranger, the Lenders and the Agent appoints the Security Agent to act as security agent under and in connection with the Finance Documents.

(c)

Any reference in this Agreement to “security agent” means that the Security Agent is acting as security agent and security trustee, and the Security Agent declares that it holds the Charged Property on trust as security trustee for the Secured Parties on the terms contained in this Agreement.

(d)	To the extent that the security trusts established by this Agreement are not effective to confer the benefit of any Transaction Security upon any Secured Party:

(i)	the Security Agent shall act as security agent, and not as security trustee, for the relevant Secured Party in respect of that Transaction Security; and

(ii)	paragraph (c) shall not apply to that Transaction Security.

(e)

Each of the Secured Parties authorises the Agent and the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Transaction Security Documents except through the Security Agent

27.3	Instructions

(a)	Without prejudice to the generality of Clause 2.3 (UKEF Guarantee), each of the Agent and the Security Agent shall:

(i)	exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent (as applicable) in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the relevant Majority Lenders (in accordance with Clause 2.4 (Voting under the Facilities)); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)

Each of the Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the relevant Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent or Security Agent (as applicable) may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent or Security Agent (as applicable) by the relevant Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Agent or the Security Agent (as applicable) may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss (excluding any management time and any direct or indirect loss of profit) or liability which it may incur in complying with those instructions.

(e)

In the absence of instructions, each of the Agent and the Security Agent may, acting reasonably, act (or refrain from acting) as it considers to be in the best interest of (in the case of the Agent) the Finance Parties and (in the case of the Security Agent) the Secured Parties.

(f)

Neither the Agent nor the Security Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

27.4	Duties of the Agent and Security Agent

(a)	Subject to paragraph (e) of Clause 27.3 (Instructions), the duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)

Subject to paragraph (c) below, each of the Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or Security Agent (as applicable) for that Party by any other Party.

(c)	Without prejudice to Clause 25.7 (Copy of Transfer Certificate or Assignment Agreement to the Borrower), paragraph (b) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(d)

Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document which is delivered to it that it then forwards to another Party.

(e)

If the Agent or the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Mandated Lead Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)

Each of the Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in: (i) the Finance Documents to which it is expressed to be a party; and (ii) the UKEF Guarantee; and no others shall be implied.

(h)	The Agent shall notify the Lenders and UK Export Finance if it becomes aware that a prepayment or cancellation event under Clause 7 (Prepayment and cancellation) has occurred.

(i)	The Agent shall promptly notify the Lenders and UK Export Finance if any conditions set out in paragraphs (a)(i) to (xiii) of Clause 4.2 (Further conditions precedent) are not satisfied.

27.5	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.6	No fiduciary duties

(a)	Nothing in any Finance Document constitutes:

(i)	the Agent or the Mandated Lead Arranger as a trustee or fiduciary of any other person; or

(ii)	the Security Agent as an agent, trustee or fiduciary of any Obligor.

(b)

None of the Agent, the Security Agent or the Mandated Lead Arranger shall be bound to account to any other Finance Party or (in the case of the Security Agent) any Secured Party for any sum or the profit element of any sum received by it for its own account.

27.7	Business with the Parent Guarantor’s Group

The Agent, the Security Agent and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Parent Guarantor’s Group.

27.8	Rights and discretions

(a)	Each of the Agent and the Security Agent may:

(i)	rely on any representation, communication notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the relevant Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)	any instructions received by it from UK Export Finance are duly given in accordance with the terms of the UKEF Guarantee, and

unless	it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)

Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Finance Parties or security agent for the Secured Parties or from UK Export Finance under the UKEF Guarantee) that:

(i)	no Default has occurred (unless, in the case of the Agent, it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)

Each of the Agent and the Security Agent may, pursuant to the instructions of the Majority Lenders of the relevant Facility, engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts for the benefit of the Lenders of that Facility and (if that Facility is the UKEF Facility) UK Export Finance.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and the Security Agent may at any time engage at its own expense the services of any lawyers to act as independent counsel to the Agent or Security Agent (as applicable), (and so separate from any lawyers instructed by the Lenders) if the Agent or Security Agent (as applicable) in its reasonable opinion deems this to be necessary.

(e)

Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (obtained by the Agent or the Security Agent pursuant to the instructions of the Majority Lenders of the relevant Facility) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	Each of the Agent and the Security Agent may act in relation to the Finance Documents and the Charged Property through its officers, employees and agents.

(g)

Unless a Finance Document expressly provides otherwise each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security agent under this Agreement.

(h)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)

Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

27.9	Responsibility for documentation

None of the Agent, the Security Agent or the Mandated Lead Arranger is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Mandated Lead Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document other than information generated by itself;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property; or

(c)

any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.10	No duty to monitor

Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

27.11	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent or any Receiver or Delegate), none of the Agent, the Security Agent nor any Receiver or Delegate will be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Charged Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Charged Property, other than by reason of its gross negligence or wilful misconduct; or

(iii)	any shortfall which arises on the enforcement or realisation of the Charged Property; or

(iv)

without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Agent or Security Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate, in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Charged Property and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate may rely on this paragraph (b) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)

Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent (as applicable) if the Agent or Security Agent (as applicable) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent (as applicable) for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Security Agent or the Mandated Lead Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent, the Security Agent and the Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Mandated Lead Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate, any liability of the Agent, the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Charged Property shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default). In no event shall the Agent, the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.

27.12	Lenders’ indemnity to the Agent and Security Agent

(a)

Subject to paragraph (d) of Clause 27.8 (Rights and discretions), each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, the Security Agent and every Receiver and every Delegate, within three (3) Business Days of demand, against any cost, loss or liability whatsoever incurred by any of them (otherwise than by reason of the Agent’s, Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) in acting as Agent, Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Paragraph (a) above shall not apply to any cost, loss or liability incurred by the Agent or the Security Agent in respect of:

(i)	any failure by the Borrower to make payment pursuant to Clause 10.4 (Agency fee) or Clause 10.5 (Security Agent fee) as appropriate;

(ii)	any payment made by the Agent or the Security Agent described in paragraph 27.8(d) of Clause 27.8 (Rights and discretions); and

(iii)	its management time.

(c)	The Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent pursuant to paragraph (a) above.

27.13	Resignation of the Agent and the Security Agent

(a)

Each of the Agent and the Security Agent may, with the prior written consent of the Lenders, resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

(b)

Alternatively the Agent or the Security Agent may, with the prior written consent of the Lenders, resign by giving thirty (30) days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) may (after consultation with the Borrower) appoint a successor Agent or Security Agent (as applicable).

(c)

The retiring Agent or Security Agent (as applicable) shall, at its own cost, make available to the successor Agent or Security Agent (as applicable) such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or Security Agent (as applicable) under the Finance Documents.

(d)	The resignation notice of the Agent or Security Agent (as applicable) shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	(in the case of the Security Agent), the transfer of the Charged Property to that successor.

(e)

Upon the appointment of a successor, the retiring Agent or Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 27.27 (Winding up of security agent arrangements) and (c) above) but shall remain entitled to the benefit of Clause 13.4 (Indemnity to the Agent), Clause 13.5 (Indemnity to the Security Agent) and this Clause 27 (and any fees for the account of the retiring Agent or Security Agent (as applicable) shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(f)

After consultation with the Borrower, the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) may, by notice to the Agent or Security Agent (as applicable), require it to resign in accordance with paragraph (b) above. In this event, the Agent or Security Agent (as applicable) shall resign in accordance with paragraph (b) above.

(g)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (b) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 11.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 11.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party and that Lender, by notice to the Agent, requires it to resign. The consent of the Borrower (or any other Obligor) is not required for an assignment or transfer of rights and/or obligations by the Agent.

27.14	Replacement of the Agent and the Security Agent

(a)

After consultation with the Borrower and with the consent of UK Export Finance, the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) may, by giving thirty (30) days’ notice to the Agent or Security Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders (calculated by reference to the aggregate of the Total Commitments)) replace the Agent or Security Agent by appointing a successor Agent or Security Agent acting through an office in the United Kingdom (or such other jurisdiction as is agreed by the Borrower and UK Export Finance).

(b)

The retiring Agent or Security Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent or successor Security Agent such documents and records and provide such assistance as the successor Agent or successor Security Agent may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.

(c)

The appointment of the successor Agent or Security Agent shall take effect on the date specified in the notice from the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) to the retiring Agent or Security Agent, subject to the execution by that successor of such documentation as may reasonably be required by UK Export Finance in order to reflect the substitution of the successor as the beneficiary for all purposes under the UKEF Guarantee. As from this date, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 13.4 (Indemnity to the Agent), Clause 13.5 (Indemnity to the Security Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent or Security Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent or Security Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.15	Confidentiality

(a)

In acting as agent or security agent for the Finance Parties or Secured Parties, the Agent or Security Agent (as applicable) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Agent or Security Agent, it may be treated as confidential to that division or department and the Agent or Security Agent (as applicable) shall not be deemed to have notice of it.

27.16	Relationship with the other Finance Parties

(a)

Subject to Clause 25.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 33.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 33.2 (Contact details) and paragraph 33.5(a)(i) of Clause 33.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)

Each Secured Party shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary to enable the Security Agent to perform its functions as Security Agent.

27.17	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agent and the Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Parent Guarantor’s Group and BIL;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Charged Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Charged Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(d)

the adequacy, accuracy or completeness of any information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of, the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

27.18	Agent’s and Security Agent’s management time

(a)	In the event of:

(i)	a Default;

(ii)

the Agent or the Security Agent being requested by a Transaction Obligor or the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) to undertake duties which the Agent or the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Agent or the Security Agent (as applicable) under the Finance Documents; or

(iii)	the Agent or the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Agent or the Security Agent (as applicable) any additional remuneration that may be agreed between them or determined pursuant to paragraph (b) below.

(b)

If the Agent or the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (a) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent or the Security Agent (as applicable) and approved by the Borrower or, failing approval, nominated (on the application of the Agent or the Security Agent (as applicable)) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

27.19	Deduction from amounts payable by the Agent or Security Agent

If any Party owes an amount to the Agent or the Security Agent under the Finance Documents the Agent or the Security Agent (as the case may be) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Agent (as the case may be) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.20	Amounts paid in error

(a)	If the Agent pays an amount to another Party and the Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall:

(i)	in the case of any Party other than UK Export Finance, on demand refund the same to the Agent; and

(ii)	in the case of UK Export Finance, as soon as reasonably practicable refund the same to the Agent.

(b)	Neither:

(i)	the obligations of any Party to the Agent; nor

(ii)	the remedies of the Agent,

(whether arising under this Clause 27.20 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing (including, without limitation, any obligation pursuant to which an Erroneous Payment is made) which, but for this paragraph (b), would reduce, release, preclude or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c)

All payments to be made by a Party to the Agent (whether made pursuant to this Clause 27.20 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent to another Party which the Agent determines (in its sole discretion, acting reasonably) was made in error.

(e)

This Clause 27.20 (Amounts paid in error) is without prejudice to the payment obligations of the Agent under the Finance Documents. Any amount refunded by a Party to the Agent pursuant to paragraph (a) above shall, for the purposes of such payment obligations, be treated as if it had not been received by such Party.

27.21	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Transaction Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)

register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)

take, or to require any Transaction Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Transaction Security Document.

27.22	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any Charged Property as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the Charged Property and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

27.23	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(a)	to insure any of the Charged Property;

(b)	to require any other person to maintain any insurance; or

(c)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)

Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders (calculated by reference to the aggregate of the Total Commitments) or UK Export Finance request it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

27.24	Delegation by the Security Agent

(a)

Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)

That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be), may, in its discretion, think fit in the interests of the Secured Parties.

No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

27.25	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers (acting reasonably) that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Secured Parties of that appointment.

(b)

Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)

The remuneration that the Security Agent may pay to that person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

27.26	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Transaction Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Transaction Obligor to remedy, any defect in its right or title.

27.27 Winding up of security agent arrangements

If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Liabilities and all other obligations secured by the Transaction Security Documents have been fully and finally discharged; and

(b)

no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Transaction Obligor pursuant to the Finance Documents, then:

(i)

the security agent arrangements and the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(ii)

any Security Agent which has resigned pursuant to Clause 27.13 (Resignation of the Agent and the Security Agent) shall release, without recourse or warranty, all of its rights under each Transaction Security Document.

27.28	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

27.29	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

28.	APPLICATION OF PROCEEDS

28.1	Order of application

Subject to Clause 28.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 28, the “Recoveries”) shall be held by the Security Agent for application at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 28), in the following order:

(a)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate;

(b)

in payment of all costs and expenses incurred by the Agent or any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

(c)	in payment to the Agent for application in accordance with Clause 31.6 (Partial payments); and

(d)	provided that no Event of Default is continuing, any remaining balance to be paid to the Borrower (or other person entitled thereto).

28.2	Prospective liabilities

Following acceleration or enforcement of any of any Transaction Security the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 28.1 (Order of application) in respect of:

(a)	any sum to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

28.3	Investment of proceeds

Prior to the application of the proceeds of the Recoveries in accordance with Clause 28.1 (Order of application) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this Clause 28.3.

28.4	Currency conversion

(a)

For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

28.5	Permitted deductions

The Security Agent shall be entitled, in its discretion:

(a)

to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)

to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

28.6	Good discharge

(a)

Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Agent on behalf of the Finance Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)

The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Secured Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Secured Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Secured Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from a Transaction Obligor or any Permitted Third Party User other than in accordance with Clause 31 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial payments).

30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Transaction Obligor or Permitted Third Party User and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.6 (Partial payments)) towards the obligations of that Transaction Obligor or Permitted Third Party User to the Sharing Finance Parties.

30.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 30.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from a Transaction Obligor or Permitted Third Party User, as between the relevant Transaction Obligor or Permitted Third Party User and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Transaction Obligor or Permitted Third Party User.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)

as between the relevant Transaction Obligor or Permitted Third Party User and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Transaction Obligor or Permitted Third Party User (as applicable).

30.5	Exceptions

(a)

This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Transaction Obligor or Permitted Third Party User.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

31.	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor subject to Clause 31.12 (Payments to the Security Agent) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) with such bank as the Agent, in each case, specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback and pre-funding) and Clause 31.12 (Payments to the Security Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London), as specified by that Party.

31.3	Distributions to an Obligor

The Agent and the Security Agent may, with the consent of the Obligor or in accordance with Clause 32 (Set-off), apply any amount received by it for that Obligor in respect of a Facility in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor in respect of that Facility under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

(c)

If the Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Borrower shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 31.1 (Payments to the Agent) may instead pay that amount direct to the required recipient(s).

(b)	A Party which has made a payment in accordance with this Clause 31.5 shall be discharged of the relevant payment obligation under the Finance Documents.

31.6	Partial payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents then the Agent shall apply that payment (1) between the UKEF Facility and the Commercial Facility pro rata to the Total UKEF Facility Commitments and the Total Commercial Facility Commitments then outstanding and then (2) towards the obligations of the Borrower under the Finance Documents in respect of each such Facility in the following order:

(i)	in respect of the Commercial Facility only:

(A)	in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents; and

(B)	in or towards payment pro rata of any unpaid amount owing to the Mandated Lead Arranger under the Finance Documents;

(ii)	any sum due but unpaid under Clause 15.3 (Enforcement and preservation costs);

(iii)

any sum due but unpaid under Clause 8.3 (Default interest) in respect of the sums described in paragraphs (iv), (v) and (vi) below in that order, but only up to the amount that would be due if that sum were calculated by reference to the rate of interest instead of the Default Interest Rate;

(iv)

any sum due but unpaid under Clause 8.2 (Payment of interest) (including, for the avoidance of doubt, the UKEF Support Fee) and any unpaid sum which would have been due under Clause 8.2 (Payment of interest) but which instead has become due under Clause 7.1 (Illegality), Clause 7.2 (Change of control), Clause 7.3 (Mandatory cancellation or prepayment in respect of the UKEF : Commercial Required Ratio), Clause 7.5 (Mandatory Prepayment Events) or Clause 24.22 (Acceleration);

(v)	any sum due but unpaid under Clause 12.1 (Increased Costs);

(vi)

any sum due but unpaid under Clause 6 (Repayment) and any unpaid sum which would have been due under Clause 6 (Repayment) but which instead has become due under Clause 7.1 (Illegality), Clause 7.2 (Change of control), Clause 7.3 (Mandatory cancellation or prepayment in respect of the UKEF : Commercial Required Ratio), Clause 7.5 (Mandatory Prepayment Events) or Clause 24.22 (Acceleration);

(vii)

the remainder of the sums due but unpaid under Clause 8.3 (Default interest) in respect of the sums described in paragraphs (iv), (v) and (vi) above that were not applied further to paragraph (iii) above;

(viii)	any sum due but unpaid under Clause 9.4 (Break Costs); and

(ix)

any other sum due but unpaid under this Agreement (provided that, if the Agent receives a payment (a “Partial UKEF Commitment Fee Payment”) to be applied towards the UKEF Commitment Fee and the commitment fee payable to the UKEF Facility Lenders under Clause 10.1 (Commitment fee and UKEF Commitment Fee) which is insufficient to discharge the aggregate amount of UKEF Commitment Fee and commitment fee payable to the UKEF Facility Lenders under Clause 10.1 then due and payable by the Borrower, the Agent shall apply that Partial UKEF Commitment Fee Payment in accordance with the terms of the UKEF Guarantee), but in each case, and in respect of each Facility, only insofar as such amounts relate to that Facility.

(b)	The Agent shall:

(i)	if so directed by the Majority Lenders in respect of the UKEF Facility, vary the order set out in paragraph (a)(ii) to (a)(ix) above as it applies to the UKEF Facility; and

(ii)	if so directed by the Majority Lenders in respect of the Commercial Facility, vary the order set out in paragraph (a)(ii) to (a)(ix) above as it applies to the Commercial Facility.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

31.7	No set-off by Transaction Obligors

All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8	Business Days

(a)

Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9	Currency of account

(a)

Subject to paragraphs (b) and (c) below, and unless a Finance Document provides to the contrary, the Facility Currency is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than the Facility Currency shall be paid in that other currency.

31.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

31.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of a Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

31.12	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Transaction Security Document becomes enforceable, the Security Agent may require:

(a)	any Obligor to pay all sums due under any Finance Document; or

(b)	the Agent to pay all sums received or recovered from an Obligor under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Transaction Security Documents.

32. SET-OFF

A Finance Party may set off any matured obligation due from a Transaction Obligor or Permitted Third Party User under the Finance Documents in respect of the UKEF Facility or the Commercial Facility, as the case may be (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Transaction Obligor or Permitted Third Party User (as applicable) in respect of that Facility, regardless of the place of payment, booking branch or currency of either obligation provided that that if a Lender is both a UKEF Facility Lender and a Commercial Facility Lender, such Lender shall set off its matured obligation pro rata to its participation in the UKEF Facility Loan and the Commercial Facility Loan then outstanding. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter or, subject to Clause 33.5 (Electronic communication), email.

33.2	Contact details

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)

in the case of the Borrower, each Guarantor, the Mandated Lead Arranger, the Original Lender, the Security Agent and the Agent, those identified with its name on the signature pages to this Agreement; and

(b)	in the case of any other Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party,

or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change to its own contact details is made by the Agent) by not less than five (5) Business Days’ notice.

33.3	Delivery

(a)

Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Contact details), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 33 will be deemed to have been made or delivered to each of the Obligors.

(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the next Business Day.

33.4	Notification of contact details

Promptly	upon changing its own address, the Agent shall notify the other Parties.

33.5	Electronic communication

(a)

Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic communication address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(b)

Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)

Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent or Security Agent only if it is addressed in such a manner as the Agent or Security Agent, as applicable, shall specify for this purpose.

(d)

Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following Business Day.

(e)

Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 33.5.

33.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)

Subject to Clause 2.3 (UKEF Guarantee), Clause 2.4 (Voting under the Facilities), Clause 37.2 (All Lender matters) and Clause 37.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

(c)

Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 27.8 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)

Each Obligor agrees to any such amendment or waiver permitted by this Clause 37 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of each Guarantor.

37.2	All Lender matters

Subject to Clause 37.4 (Replacement of Screen Rate) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)

an increase in any Commitment or the Total Commitments, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(f)	a change to the Borrower or a Guarantor;

(g)	any provision which expressly requires the consent of all the Lenders;

(h)

Clause 2.2 (Finance Parties’ rights and obligations), Clause 5.1 (Utilisation of the Facilities), Clause 7.1 (Illegality), Clause 7.2 (Change of control), Clause 7.10 (Application of prepayments), Clause 25 (Changes to the Lenders), Clause 30 (Sharing among the Finance Parties), this Clause 37 (Amendments and Waivers), Clause 42 (Governing law), the governing law of any Finance Document, or Clause 43 (Jurisdiction);

(i)	the release of any Security created pursuant to any Transaction Security Document or of any Charged Property (except as provided in any Transaction Security Document); or

(j)	the nature, scope and/or release of the guarantee and indemnity granted under Clause 16 (Guarantee and indemnity),

shall not be made without the prior consent of all the Lenders.

37.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Mandated Lead Arranger (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or the Mandated Lead Arranger as the case may be.

37.4	Replacement of Screen Rate

(a)	Subject to Clause 37.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for the currency of the Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders (calculated by reference to the aggregate of the Total Commitments)) and the Borrower.

38.	CONFIDENTIAL INFORMATION

38.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 27.16 (Relationship with the other Finance Parties));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.8 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)

in relation to paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to UK Export Finance;

(d)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (d) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the Confidentiality Undertaking; and

(e)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.3	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Transaction Obligors;

(ii)	country of domicile of Transaction Obligors;

(iii)	place of incorporation of Transaction Obligors;

(iv)	date of this Agreement;

(v)	Clause 42 (Governing law);

(vi)	the names of the Agent and the Mandated Lead Arranger;

(vii)	date of this Agreement and, if applicable, each amendment and restatement of this Agreement;

(viii)	amount of the Facilities;

(ix)	amount of Total Commitments;

(x)	currency of the Facilities;

(xi)	type of the Facilities;

(xii)	ranking of the Facilities;

(xiii)	maturity of the Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, a Facility and/or one or more Transaction Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (a)(i) to (xv) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, a Facility and/or one or more Transaction Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, a Facility and/or one or more Transaction Obligors by such numbering service provider.

38.4	Disclosure by UK Export Finance

The Parties acknowledge and agree that nothing in any Finance Document or the Exporter Agreement shall prevent UK Export Finance from disclosing Confidential Information (as defined in the Exporter Agreement):

(a)

to UK Export Finance’s employees, agents, consultants, advisers and contractors, any of UK Export Finance’s insurers and/or reinsurers and any other party with whom UK Export Finance may potentially enter into insurance or reinsurance arrangements (including their agents, brokers and consultants);

(b)	to any successor body or company to which UK Export Finance transfers or proposes to transfer all or part of its business;

(c)	to any person to whom information is required or requested to be disclosed:

(i)

by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(ii)	in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; or

(iii)	by an international organisation of which UK Export Finance or the United Kingdom is a member;

(d)

to any other UK government department and otherwise to the extent that UK Export Finance deems disclosure to be necessary or appropriate in connection with carrying out its public functions and duties;

(e)	for any examination pursuant to section 6(1) of the National Audit Act 1983 of the economy, efficiency and effectiveness with which it has used its resources;

(f)	to the Serious Fraud Office, the National Crime Agency or any other authority in connection with any breach, or potential breach, of applicable law or regulation;

(g)

in publishing in UK Export Finance’s annual report, on its website or elsewhere, the name of the Borrower, a short description of the purpose of the facility, the type and amount of UK Export Finance support provided and the potential environmental and/or the social impact category assigned by UK Export Finance; and

(h)	to any person with the consent of the Borrower (such consent not to be unreasonably withheld or delayed).

38.5	Freedom of Information

(a)

Each Party acknowledges that UK Export Finance is subject to the requirements of the Information Legislation and will provide all necessary assistance and cooperation as requested by UK Export Finance to enable UK Export Finance to comply with its obligations under the Information Legislation.

(b)

Each Party acknowledges that UK Export Finance may be required under the Information Legislation to disclose Information concerning any Party (including Confidential Information (as defined in the Exporter Agreement) and commercially sensitive information) without consulting or obtaining consent from that Party. Notwithstanding this, if UK Export Finance receives a request under the Information Legislation to disclose Information concerning any Party, UK Export Finance will endeavour, in accordance with any relevant guidance issued under the Information Legislation and to the extent that it is lawful for UK Export Finance to do so, to:

(i)

prior to the making of a disclosure pursuant to the Information Legislation provide the relevant Party with details of the request received and give that Party an opportunity to make representations on the applicability of any exemption in the Information Legislation in relation to the Information which has been requested;

(ii)	consider any such representations received from that Party; and

(iii)

if UK Export Finance determines that disclosure pursuant to the Information Legislation is required, advise that Party of the scope and content of any disclosure in advance of disclosing that information.

(c)	UK Export Finance will be responsible for determining in its absolute discretion whether any Information relating to any Party is exempt from disclosure in accordance with the Information Legislation.

38.6	Entire agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.7	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.8	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory functions; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.9	Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)

the date on which all amounts payable by the Transaction Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

39.	CONFIDENTIALITY OF FUNDING RATES

39.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a Confidentiality Undertaking.

(c)	The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

39.2	Related obligations

(a)

The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 39.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 39.

39.3	No Event of Default

No Event of Default will occur under Clause 24.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 39.

40.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

41.	CONTRACTUAL RECOGNITION OF BAIL-IN

41.1	Bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Finance Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

41.2	Definitions

In this Agreement:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation;

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings); and

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)

in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

42.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

43.	JURISDICTION

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

44.	SERVICE OF PROCESS

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Bristow Helicopters Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Agent. Failing this, the Agent may, at the Borrower’s cost, appoint another agent for this purpose.

(c)	The Borrower on behalf of Bristow Helicopters Limited as process agent for the Obligors expressly agrees and consents to the provisions of this Clause 44 and Clause 42 (Governing law).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

AIRCRAFT DESCRIPTION

Aircraft 1

Manufacturer:	Leonardo

Model:	AW189

Configuration:	search and rescue

Serial Number:	89023

Registration Mark:	to be allocated

Engine Manufacturer:	General Electric

Engine Model:	CT7-2E1

Engine Serial Numbers:	as specified in the Acceptance Certificate

Aircraft 2

Manufacturer:	Leonardo

Model:	AW189

Configuration:	search and rescue

Serial Number:	89024

Registration Mark:	to be allocated

Engine Manufacturer:	General Electric

Engine Model:	CT7-2E1

Engine Serial Numbers:	as specified in the Acceptance Certificate

Aircraft 3

Manufacturer:	Leonardo

Model:	AW189

Configuration:	search and rescue

Serial Number:	89025

Registration Mark:	to be allocated

Engine Manufacturer:	General Electric

Engine Model:	CT7-2E1

Engine Serial Numbers:	as specified in the Acceptance Certificate

Aircraft 4

Manufacturer:	Leonardo

Model:	AW189

Configuration:	search and rescue

Serial Number:	89026

Registration Mark:	to be allocated

Engine Manufacturer:	General Electric

Engine Model:	CT7-2E1

Engine Serial Numbers:	as specified in the Acceptance Certificate

Aircraft 5

Manufacturer:	Leonardo

Model:	AW189

Configuration:	search and rescue

Serial Number:	89027

Registration Mark:	to be allocated

Engine Manufacturer:	General Electric

Engine Model:	CT7-2E1

Engine Serial Numbers:	as specified in the Acceptance Certificate

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

Conditions precedent to Initial Utilisation

1.	Corporate documentation

(a)	A Parent Guarantor Group structure chart.

(b)	In respect of each Transaction Obligor:

(i)	A copy of a resolution of the board of directors:

(A)	approving the entry into, the terms of and the transactions contemplated by the Finance Documents, the Permitted Third Party Agreement and the ISAR Contract to which it is a party;

(B)	authorising a specified person or persons to execute on its behalf, the Finance Documents, the Permitted Third Party Agreement and the ISAR Contract to which it is a party;

(C)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents, consents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents, the Permitted Third Party Agreement and the ISAR Contract to which it is a party;

(D)	authorising a director to sign on its behalf, a certificate:

(1)	confirming that borrowing, guaranteeing or securing the Total Commitments would not cause any borrowing, security, guaranteeing or similar limit binding on any Obligor to be exceeded;

(2)

confirming that entry into the Finance Documents, the Permitted Third Party Agreement and the ISAR Contract to which it is a party is in the commercial interests of the Transaction Obligor (stating the reasons for such a conclusion);

(3)	setting out specimen signatures of each person authorised by the resolution referred to in paragraph (C) above;

(4)	attaching the constitutional documents of the Transaction Obligor; and

(5)	in respect of the Parent Guarantor, attaching a certificate of goodstanding for the Parent Guarantor;

(6)

confirming that each copy document relating to the Transaction Obligor specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

(ii)	the certificate described in paragraph (i)(D) above duly signed by a director or officer of each Transaction Obligor.

(iii)

a resolution signed by all the holders of the issued shares of each of BHL, BAHL and (if applicable) the Parent Guarantor, approving the entry into, the terms of and the transactions contemplated by the Finance Documents to which BHL, BAHL or the Parent Guarantor (as applicable) is a party.

(c)	A copy of the BHL Intercompany Loan Agreement, duly executed by the Borrower and BHL, in form and substance satisfactory to the Agent.

2.	Finance Documents

A duly executed original of each of the following Finance Documents:

(a)	this Agreement;

(b)	each Fee Letter;

(c)	the Account Charge;

(d)	the BIL Account Charge; and

(e)	the BHL Account Charge.

3.	Financial statements

The Original Financial Statements.

4.	Legal opinions

(a)

A legal opinion from Watson Farley & Williams LLP, the legal advisers to the Finance Parties and UK Export Finance in England, in respect of this Agreement and the Finance Documents, in the form and substance acceptable to UK Export Finance and the Agent and distributed to, and capable of being relied on by, the Original Lender and UK Export Finance prior to signing this Agreement.

(b)

A legal opinion from Watson Farley & Williams LLP, the legal advisers to the Finance Parties and UK Export Finance in England, in respect of the UKEF Guarantee in the form and substance acceptable to the Agent and distributed to, and capable of being relied on by, the Original Lender prior to signing this Agreement.

(c)

A legal opinion from Baker Botts LLP, the legal advisers to the Parent Guarantor in Delaware, in respect of the capacity of the Parent Guarantor to enter into this Agreement, in the form and substance acceptable to UK Export Finance and the Agent and distributed to, and capable of being relied on by, the Original Lender and UK Export Finance prior to signing this Agreement.

(d)

A legal opinion from Dentons Ireland, legal advisors to the Obligors in respect of this Agreement and the Finance Documents, in the form and substance acceptable to UK Export Finance and the Agent and distributed to, and capable of being relied on by, the Original Lender and UK Export Finance prior to signing this Agreement.

5.	UK Export Finance documents

(a)	A copy of the UKEF Guarantee duly executed by the parties to it.

(b)	Receipt by UK Export Finance, in a form satisfactory to it:

(i)	letters of undertaking duly executed by each Finance Party in respect of the UKEF Facility; and

(ii)	the Exporter Agreement.

6.	Other documents and evidence

(a)	Evidence that the Collateral Account has been opened.

(b)	Evidence that the Insurances Account has been opened.

(c)	Evidence that the Proceeds Account has been opened.

(d)	Evidence that the Borrower Segregated Account has been opened.

(e)	Evidence that the BHL Segregated Account has been opened.

(f)

Evidence satisfactory to the Agent that Bristow Helicopters Limited has agreed to accept service of process in accordance with Clause 44 (Service of Process) on behalf of each Obligor, other than the Borrower, BHL and BAHL.

(g)	Delivery of duly executed notices of assignment and/or charge under the Transaction Security Documents (as applicable) duly acknowledged by the addressee.

(h)

A copy of any Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by the Finance Documents or for the validity and enforceability of any Finance Document.

(i)	Evidence that the fees, costs and expenses due from the Borrower pursuant to Clause 10 (Fees) and Clause 15 (Costs and expenses) have been paid or will be paid on or before the first Utilisation Date.

(j)	Evidence that each Original Lender’s “know your customer” and client adoption requirements have been completed.

(k)	Evidence satisfactory to the Agent of the due execution and entry into by the MfT of the ISAR Contract pursuant to its public powers.

(l)	An executed copy of the ISAR Contract.

(m)	An executed copy of the Aircraft Purchase Agreement Assignment.

(n)	Agreed forms of each Transaction Security Document not required to be delivered under paragraph 2 above.

(o)	An executed copy of the Intercompany Note Addendum – Obligors.

PART II

Further Conditions Precedent

1.	Aircraft-Specific Documents

Executed originals of the following documents in respect of the Aircraft which will be delivered to the Borrower on or before the relevant Utilisation Date (each, a “Relevant Aircraft”):

(a)	a Borrower Assignment;

(b)	a Mortgage;

(c)	the Intercompany Lease;

(d)	the Initial Intercompany Sublease;

(e)	the Airframe Warranties Agreement;

(f)	the BIL Assignment; and

(g)	a Utilisation Request.

2.	Transaction Documents

(a)

Certified copies of all consents, approvals, authorisations, registrations and filings and orders required to be made or obtained by each Obligor under any Applicable Law, in connection with the execution, delivery, performance, validity and enforceability of the Finance Documents or any of the transactions contemplated thereby, and such consents, approvals, authorisations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Government Entity regarding the Commitment or any transaction being financed with the proceeds thereof shall be ongoing.

(b)	An executed original IDERA and a Deregistration Power of Attorney with respect to the Relevant Aircraft.

(c)	A copy of the Aircraft Purchase Agreement Assignment in respect of the Relevant Aircraft.

(d)	An executed original of a Eurocontrol Letter, a EU ETS Authority Letter and a UK ETS Authority Letter with respect to the Relevant Aircraft;

(e)	Copies of all bills of sale in the chain of title from manufacturer to the Borrower and the Acceptance Certificate with respect to the Relevant Aircraft.

(f)	Confirmation that the Borrower and any Permitted Third Party User in respect of the Relevant Aircraft are Transacting User Entities on the International Registry.

(g)

A copy of the export certificate of airworthiness in respect of the Relevant Aircraft and evidence satisfactory to the Agent that the certificate of airworthiness will be issued by the Initial State of Registration of the Relevant Aircraft upon Delivery issued.

(h)	A copy of the air operator’s certificate for BHL issued by the Initial State of Registration of the Relevant Aircraft.

(i)

A copy of the certificate of registration issued for the Relevant Aircraft by the Initial State of Registration of the Relevant Aircraft, or evidence satisfactory to the Agent that the certificate of registration will be issued upon Delivery.

(j)	A Subordination Agreement executed by the Permitted Third Party User with respect of the Relevant Aircraft to serve as Charged Property.

(k)

Certificates of insurance issued by the Borrower’s broker on behalf of insurers of the Borrower, describing in reasonable detail the hull and liability and hull war insurance maintained by the Borrower and otherwise in compliance with the Finance Documents, naming the Security Agent as loss payee and each Finance Party as an additional insured in accordance with the requirements set out in this Agreement, together with a copy of a letter of undertaking from the Borrower’s broker, in each case in a form acceptable to the Agent.

(l)	A certificate dated the Utilisation Date and signed by a director of the Borrower, certifying that (without prejudice to the representations and warranties set out in any Finance Documents):

(i)	no Default or Event of Default exists;

(ii)	no Event of Loss has occurred or damage to any Aircraft in excess of the Major Damage Threshold;

(iii)	all representations and warranties of the Obligors set forth in the Finance Documents are true and correct on and as of the Utilisation Date;

(iv)	since the date of the Original Financial Statements, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(v)

after giving effect to the Utilisation of the Loans on the relevant Utilisation Date, no Transaction Obligor or member of an Obligor’s Group will be unable to pay their debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated and shall not be a debtor in any insolvency proceedings set out in Clause 24.9 (Insolvency proceedings);

(vi)

no action, suit, investigation or proceeding shall be pending or threatened in any court or before any arbitrator or Government Entity that has or is reasonably likely to have a Material Adverse Effect; and

(vii)	the Relevant Aircraft constitute “Aircraft” (as such term is defined in the ISAR Contract as at the Utilisation Date).

(m)

The Agent shall have received evidence that BIL has received all necessary authorisations from the MfT with respect to the financing of the Relevant Aircraft by Lenders and the Borrower’s entry into this Agreement or a certificate signed by a director of BIL confirming that no such authorisations are required under the terms of the ISAR Contract.

(n)

The Agent shall have received evidence that (i) a priority notice of intention to enter the Mortgage has been entered against the Relevant Aircraft with the applicable Aviation Authority, (ii) such priority notice is valid, and shall continue to be valid until such time as the Mortgage shall be duly registered with the applicable Aviation Authority and (iii) no priority notice other than the notice described in (i) above has been entered against the Relevant Aircraft.

(o)

Evidence that the fees, costs and expenses then due from the Borrower on or prior to the Utilisation Date pursuant to Clause 10 (Fees) and Clause 15 (Costs and expenses) have been paid (including reasonable fees, charges and disbursements of counsel to the Agent and to UK Export Finance) required to be reimbursed or paid by the Borrower hereunder, under any other Finance Document, and under any Fee Letter.

(p)

Evidence that the Borrower, BIL and BHL are registered as a “transaction user entity” on the International Registry and have each appointed Watson Farley & Williams LLP as its “professional user entity” to make filings with the International Registry.

3.	Corporate Authorities

To the extent further corporate authorisations are required from the Borrower or BIL or BHL beyond those provided pursuant to Part I (Conditions Precedent to Initial Utilisation) of this Schedule 2 (Conditions Precedent) in order to execute any Transaction Security Documents to be executed on or before the relevant Utilisation Date a certificate from the Borrower, BIL or BHL (as applicable) to be dated the relevant Utilisation Date shall be signed by a director or an authorised signatory certifying that those documents attached to the previously issued certificate remain true copies and setting out any additional specimen signatures of those persons authorised to sign the Transaction Security Documents to which it is or is to be a party and attaching, and certifying as true copies of the originals, copies of:

(i)

any additional resolutions of the board of directors approving the execution and performance of each Transaction Security Document to which it is or is to be a party and authorising the signatories to execute and deliver each Transaction Security Document to which it is or it to be a party and other documents to be given pursuant thereto; and

(i)	any additional power of attorney appointing those persons authorised to sign on its behalf each Transaction Security Document to which it is or is to be a party,

and confirming that (a) no Default of Event of Default exists and (b) any corporate documents previously provided have not been amended, modified or revoked in any way.

4.	Legal opinions and searches

(a)

A legal opinion from Watson Farley and Williams LLP, the legal advisers to the Finance Parties and UK Export Finance in England in respect of each additional Finance Document, in the form and substance acceptable to UK Export Finance and the Agent and distributed to, and capable of being relied on by, the Original Lender and UK Export Finance, including opinions as matters in respect of the Initial State of Registration of the Relevant Aircraft, the enforceability of the IDERA and matters related to the Cape Town Convention.

(b)

A legal opinion of Dentons Ireland, the legal advisors to the Obligors in Ireland, in respect of each additional Finance Document, in the form and substance acceptable to UK Export Finance and the Agent and distributed to, and capable of being relied on by, the Original Lender and UK Export Finance.

(c)

A legal opinion of WFW Italy, the legal advisers the legal advisers to the Finance Parties and UK Export Finance in England in respect of the relevant Airframe Warranties Agreement, in the form and substance acceptable to UK Export Finance and the Agent and distributed to, and capable of being relied on by, the Original Lender and UK Export Finance.

(d)

An opinion from the insurance advisers in the form and substance acceptable to UK Export Finance and the Agent and in customary form acceptable to UK Export Finance and the Agent for the relevant insurance adviser and distributed to, and capable of being relied on by, the Original Lender and UK Export Finance.

(e)

Copies of UCC, tax, and judgment search reports in all necessary or appropriate jurisdictions (or in the case of the Borrower and any Aircraft a report of all Security registered with the United Kingdom Civil Aviation Authority, the Irish Companies Registration Office, the Registrar of Companies for England and Wales and the Irish Revenue Commissioners) and under all legal and trade names of the Transaction Obligors requested by the Lenders, indicating that there are no prior Security on any of the Charged Property other than the Security permitted under this Agreement; and priority search certificates from the International Registry relating to such Aircraft and Engines showing no undischarged International Interests.

5.	Miscellaneous

(a)

Evidence satisfactory to the Agent that Bristow Helicopters Limited has agreed to accept service of process in accordance with Clause 44 (Service of Process) on behalf of BIL in respect of the Finance Documents.

(b)	A copy of the Appraisal in form and substance satisfactory to the Agent in respect of Relevant Aircraft dated no later than ninety (90) days prior to the Utilisation Date.

PART III

Conditions precedent to change of State of Registration

1.	Transaction Documents

(a)

Certified copies of all consents, approvals, authorisations, registrations and filings and orders required to be made or obtained by each Obligor under any Applicable Law, in connection with the execution, delivery, performance, validity and enforceability of the Finance Documents or any of the transactions contemplated thereby, and such consents, approvals, authorisations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Government Entity regarding the Commitment or any transaction being financed with the proceeds thereof shall be ongoing.

(b)	An executed original IDERA with respect to the Aircraft which will be re-registered (each, a “Relevant Aircraft”)

(c)	An executed original IDERA Revocation Letter with respect to the Relevant Aircraft;

(d)	A copy of the redelivery certificate confirming the redelivery of the Relevant Aircraft under the relevant Intercompany Sublease.

(e)	An executed original of a Eurocontrol Revocation Letter, an EU ETS Authority Revocation Letter and a UK ETS Authority Revocation Letter with respect to the Relevant Aircraft;

(f)	An executed original of a Eurocontrol Letter, an EU ETS Authority Letter and a UK ETS Authority Letter with respect to the Relevant Aircraft;

(g)	Copies of all bills of sale in the chain of title from manufacturer to the Borrower with respect to the Relevant Aircraft.

(h)	Confirmation that the Borrower and BIL are Transacting User Entities on the International Registry.

(i)	A copy of the export certificate of airworthiness in respect of the Relevant Aircraft issued by the Initial State of Registration of the Relevant Aircraft.

(j)	Evidence satisfactory to the Agent that the certificate of airworthiness in respect of the Relevant Aircraft will be issued upon its re-registration in the Approved State of Registration.

(k)	A copy of the air operator’s certificate for the relevant Permitted Third Party User issued by the Approved State of Registration of the Relevant Aircraft.

(l)

A copy of the certificate of registration issued for the Relevant Aircraft by the Approved State of Registration of the Relevant Aircraft, or evidence satisfactory to the Agent that the certificate of registration will be issued upon de-registration of the Relevant Aircraft from the Initial State of Registration.

(m)

Certificates of insurance issued by the Borrower’s broker on behalf of insurers of the Borrower, describing in reasonable detail the hull and liability and hull war insurance maintained by the Borrower and otherwise in compliance with the Finance Documents, naming the Security Agent as loss payee and each Finance Party as an additional insured in accordance with the requirements set out in this Agreement, together with a copy of a letter of undertaking from the Borrower’s broker, in each case in a form acceptable to the Agent.

(n)

Evidence that the Borrower, BIL and BHL are registered as a “transaction user entity” on the International Registry and have each appointed Walkers (Ireland) LLP as its “professional user entity” to make filings with the International Registry.

2.	Corporate Authorities

To the extent further corporate authorisations are required from the Borrower, BIL or BHL beyond those provided pursuant to Part I (Conditions Precedent to Initial Utilisation) and Part II (Further Conditions Precedent) of this Schedule 2 (Conditions Precedent) in order to execute any Finance Documents in accordance with this Part III (Conditions Precedent to Change of State of Registration) a certificate from the Borrower, BIL or BHL, which shall be signed by a director or an authorised signatory certifying that those documents attached to the previously issued certificate remain true copies and setting out any additional specimen signatures of those persons authorised to sign the Finance Documents to which it is or is to be a party and attaching, and certifying as true copies of the originals, copies of:

(a)

any additional resolutions of the board of directors approving the execution and performance of each Finance Documents to which it is or is to be a party and authorising the signatories to execute and deliver each Finance Documents to which it is or it to be a party and other documents to be given pursuant thereto; and

(b)	any additional power of attorney appointing those persons authorised to sign on its behalf each Finance Document to which it is or is to be a party,

and confirming that any corporate documents previously provided have not been amended, modified or revoked in any way.

3.	Legal opinions and searches

(a)

A legal opinion from Watson Farley & Williams LLP, the legal advisers to the Finance Parties and UK Export Finance in England in respect of each additional Finance Document, in the form and substance acceptable to UK Export Finance and the Agent and distributed to, and capable of being relied on by, the Original Lender and UK Export Finance.

(b)

A legal opinion from Walkers (Ireland) LLP, the legal advisors to the Finance Parties and UK Export Finance in Ireland, in the form and substance acceptable to UK Export Finance and the Agent and distributed to, and capable of being relied on by, the Original Lender and UK Export including opinions as matters in respect of the Approved State of Registration of the Relevant Aircraft, the enforceability of the IDERA, and matters related to the Cape Town Convention.

(c)

Copies of UCC, tax, and judgment search reports in all necessary or appropriate jurisdictions (or in the case of the Borrower and any Aircraft a report of all Security registered with the Irish Aviation Authority in Ireland, the Irish Companies Registration Office, the Registrar of Companies for England and Wales and the Irish Revenue Commissioners) and under all legal and trade names of the Transaction Obligors requested by the Lenders, indicating that there are no prior Security on any of the Charged Property other than the Security permitted under this Agreement; and priority search certificates from the International Registry relating to such Aircraft and Engines showing no undischarged International Interests.

SCHEDULE 4

REPAYMENT SCHEDULE

Semi-Annual Date following the end of the Availability Period	Repayment Instalment – percentage of amount equal to UKEF Facility Loans outstanding at the end of the Availability Period	Repayment Instalment – percentage of amount equal to Commercial Facility Loans outstanding at the end of the Availability Period
0.	—	—
1.	5%	5%
2.	5%	5%
3.	5%	5%
4.	5%	5%
5.	5%	5%
6.	5%	5%
7.	5%	5%
8.	5%	5%
9.	5%	5%
10.	5%	5%
Final Repayment Date	50%	50%

SCHEDULE 10

TIMETABLES

Clause	Description	Specified Time
Clause 5.1 (Utilisation of the Facilities)	Delivery of the Utilisation Request duly completed to the Agent’s satisfaction	9.30 a.m. on the day that is three (3) Business Days prior to the proposed Utilisation Date

Clause 5.3 (Lenders’ participation)	Agent notifies the Lenders of the Loan	12.00 p.m. on the day that is three (3) Business Days prior to the proposed Utilisation Date

Definition of “EURIBOR”	Fixing of EURIBOR or Interpolated Screen Rate	Quotation Day as of 11.00 a.m. Brussels time

Definition of “Interpolated Screen Rate”	Fixing of Interpolated Screen Rate	Quotation Day as of 11.00 a.m. Brussels time

SIGNATORIES

For and on behalf of		)
BRISTOW LEASING LIMITED		)
as Borrower		)

Signature	/s/ Alan Corbett
Name	Alan Corbett
Position	Director

CONTACT DETAILS
Address:
Email:

For and on behalf of	)

BRISTOW GROUP INC.	)

as Guarantor	)

Signature	/s/ Joseph Pitzinger
Name	Joseph Pitzinger
Position	Vice President, Treasurer and Corporate Development

CONTACT DETAILS

Address:

Email:

For and on behalf of	)

BRISTOW AVIATION	)

HOLDINGS LIMITED	)

as Guarantor	)

Signature	/s/ Alan Corbett
Name	Alan Corbett
Position	Director

CONTACT DETAILS

Address:

Email:

For and on behalf of	)

BRISTOW HELICOPTERS	)

LIMITED	)

as Guarantor	)

Signature	/s/ Alan Corbett
Name	Alan Corbett
Position	Director

CONTACT DETAILS

Address:

Email:

For and on behalf of	)

NATIONAL WESTMINSTER	)

BANK PLC as the Original Lender	)

Signature	/s/ Shan Shi
Name	Shan Shi
Position	Director, Infrastructure Finance, Large Corporates & Institutions

CONTACT DETAILS

Attention: National Westminster Bank plc

Address:

Email:

For and on behalf of	)

NATIONAL WESTMINSTER	)

BANK PLC	)

as Mandated Lead Arranger	)

Signature	/s/ Shan Shi
Name	Shan Shi
Position	Director, Infrastructure Finance, Large Corporates & Institutions

CONTACT DETAILS

Attention: National Westminster Bank plc

Address:

Email:

For and on behalf of	)

NATIONAL WESTMINSTER	)

BANK PLC as Agent	)

Signature	/s/ Paul Keilty
Name	Paul Keilty
Position	Agency Relationship Manager

CONTACT DETAILS

Attention: National Westminster Bank plc

Address:

Email:

For and on behalf of	)

NATIONAL WESTMINSTER	)

BANK PLC as Security Agent	)

Signature	/s/ Paul Keilty
Name	Paul Keilty
Position	Agency Relationship Manager

CONTACT DETAILS

Attention: National Westminster Bank plc

Address:

Email: